EXHIBIT 10.8

EXECUTION VERSION

AMENDMENT NO. 5
This AMENDMENT (this “Amendment”), is entered into as of May 29, 2015, by and between NRG WEST HOLDINGS LLC, a Delaware limited liability company, as Borrower (the “Borrower”) and ING CAPITAL LLC, as Administrative Agent (the “Administrative Agent”). Capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to such terms in the Restated Credit Agreement (as defined below).

RECITALS

WHEREAS, El Segundo Energy Center LLC (“Project Owner”), a Delaware limited liability company, a wholly-owned subsidiary of the Borrower, owns and operates a gas-fired combined cycle power plant consisting of two fast start, highly efficient units totaling approximately 550 megawatts, located on a site in El Segundo, Los Angeles County, California, in the United States (the “Project”); and
WHEREAS, to finance the construction and the operation of the Project, Borrower entered into that certain Credit Agreement, dated as of August 23, 2011 (as it may have been heretofore amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), by and among the Borrower, the Administrative Agent and the Lenders party thereto;
WHEREAS, the Borrower wishes to amend and restate the Original Credit Agreement on the Repricing Date as more fully set forth herein; and
WHEREAS, each Financing Party that will be a party to the Restated Credit Agreement (as defined below) on the Repricing Date (the “Remaining Financing Parties”) has instructed the Administrative Agent to execute this Amendment on the date hereof (and to execute the Restated Credit Agreement on the Repricing Date in accordance herewith) pursuant to instruction letters to the Administrative Agent compliant with Sections 10.11 and 11.10 of the Credit Agreement (the “Amendment No. 5 Instruction Letters”).

AGREEMENT

NOW THEREFORE, in consideration of the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Repricing Date (and solely to the extent that the Repricing Date occurs), as follows:

1.Amended and Restated Credit Agreement. On the Repricing Date (as hereinafter defined): (a) the Original Credit Agreement shall be amended and restated in its entirety to read as set forth on Exhibit A to this Amendment (the Original Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”) and (b) to the extent provided in the Restated Credit Agreement, any exhibits, schedules and annexes thereto, shall be automatically amended as reflected in the Restated Credit Agreement. For the avoidance of doubt, any exhibit, schedule or annex to the Original Credit Agreement that is not attached to the Restated Credit Agreement attached hereto shall continue to be in full force and effect, and shall remain unchanged, as an exhibit, schedule or annex, as applicable, to the Restated Credit Agreement following the Repricing Date. On the Repricing Date, the Borrower and the Administrative Agent shall evidence this Amendment No. 5 by duly executing and delivering to each other and to the Financing Parties the Restated Credit Agreement.

2.Effectiveness; Conditions Precedent; Repricing Date. The effectiveness of the amendments set forth herein is subject to (a) the receipt by the Administrative Agent of all of the Remaining Financing Parties’ counterpart signature pages to the Amendment No. 5 Instruction Letter, and (b) the fulfillment, to the satisfaction of the Administrative Agent and the Remaining Financing Parties, of the conditions precedent set forth in Section 4.7 of the Restated Credit Agreement (the date of satisfaction of all of such conditions being referred to herein as the “Repricing Date”). For the avoidance of doubt (in particular, to determine which Remaining Financing Parties’ counterpart signature

1

pages are required under this Section 2), any Assignment and Acceptance signed or made effective on the Repricing Date shall be deemed to have occurred prior the execution of this Amendment.

3.No Waivers; Etc. Except as expressly provided in this Amendment, (a) all of the terms and conditions of the Financing Documents remain in full force and effect and none of such terms and conditions are, or shall be construed as, otherwise amended or modified and (b) neither the Administrative Agent nor any Financing Party waives any Default or Event of Default, or any right or remedy available to the Administrative Agent or any Financing Party under the Financing Documents, whether any such defaults, rights or remedies presently exist or arise in the future. Notwithstanding anything contained herein, the amendments contained in this Amendment (i) are limited as specified, (ii) are effective only with respect to the transactions described in this Amendment for the specific instance and the specific purpose for which it is given, (iii) shall not be effective for any other purpose or transaction and (iv) do not constitute an amendment or basis for a subsequent consent or waiver of any of the provisions of the Financing Documents.

4.Representations and Warranties. The Borrower hereby represents and warrants that each of the representations and warranties set forth in the Restated Credit Agreement are true and correct on and as of the date hereof as they relate to the execution and delivery of this Amendment and are otherwise true and correct on the date hereof in all material respects after giving effect thereto.

5.Full Force and Effect; Ratification. This Amendment shall be construed in connection with and as part of the Original Credit Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Original Credit Agreement are hereby ratified and shall remain in full force and effect, enforceable in accordance with their respective terms.

6.References to the Credit Agreement. Any and all notices, requests, certificates and other instruments executed and delivered after the Repricing Date may refer to any Financing Document without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.Financing Document. Each of the parties hereto acknowledges and agrees that this Amendment shall be deemed a “Financing Document” for all purposes under the Restated Credit Agreement.

8.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

9.Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by facsimile or electronic transmission in “.pdf” format shall be as effective as delivery of a manually signed original.

10.Effectiveness. This Amendment shall become effective solely on the Repricing Date.

[Remainder of the Page Intentionally Left Blank]

Amendment No. 5 (El Segundo)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed by its authorized representative thereunto duly authorized as of the day and year first above written.

NRG WEST HOLDINGS LLC, a Delaware limited liability company, as the borrower
By: /s/ Scott Valentino
Name: Scott Valentino
Title: President

Amendment No. 5 (El Segundo)

ING CAPITAL LLC,
as Administrative Agent, acting upon the instructions of each Financing Party that has provided an Amendment No. 5 Instruction Letter
By: /s/ Sven Wellock
Name: Sven Wellock
Title: Director

By: /s/ David Barrick
Name: David Barrick
Title: Managing Director

Amendment No. 5 (El Segundo)

Exhibit A
Restated Credit Agreement

Amendment No. 5 (El Segundo)

EXECUTION VERSION

Amended and Restated CREDIT AGREEMENT
among
NRG WEST HOLDINGS LLC,
as Borrower,

MUFG UNION BANK, N.A.,
as Mandated Lead Arranger,

MIZUHO BANK, LTD.,
as Mandated Lead Arranger,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Mandated Lead Arranger,

ING CAPITAL LLC,
as Coordinating Lead Arranger, Sole Bookrunner, Mandated Lead Arranger and
Administrative Agent
and
THE LENDERS PARTY HERETO
______________________________________
in respect of
THE EL SEGUNDO ENERGY CENTER
_______________________________________

ARTICLE IV CONDITIONS PRECEDENT		34
4.1	Conditions to Closing	34
4.2	Conditions to the Disbursement of Construction Loans	38
4.3	Conditions to the Issuance of LGIA Letters of Credit or Disbursement of Revolving Loans	41
4.4	Conditions to the Issuance of the TA Letter of Credit	42
4.5	Conditions to the Issuance of the DSR Letter of Credit	43
4.6	Conditions to the Term Conversion Date	43
4.7	Conditions to the Repricing Date	46

ARTICLE V REPRESENTATIONS, WARRANTIES AND AGREEMENTS		48
5.1	Organization	48
5.2	Authority and Consents	48
5.3	Capitalization; Indebtedness; Investments	49
5.4	Financial Condition	49
5.5	Litigation, Labor Disputes	50
5.6	Material Permits	50
5.7	Material Project Documents	51
5.8	Use of Proceeds	52
5.9	ERISA	53
5.10	Taxes	54
5.11	Investment Company Act	54
5.12	Regulation	54
5.13	Title; Security Documents	56
5.14	Environmental Matters	57
5.15	Subsidiaries	58
5.16	Intellectual Property	59
5.17	No Default	59
5.18	Compliance with Laws	59
5.19	Disclosure	59
5.20	Utilities, etc	60
5.21	Transactions with Affiliates	60
5.22	Projection Completion Date, Project Costs	60
5.23	Single-Purpose Entity	60
5.24	Ranking	61
5.25	Anti-Terrorism and Money Laundering Laws	61
5.26	Collateral Not in Flood Zone	61
5.27	Accounts	61
5.28	Taking; Event of Loss	61
5.29	Merger	61

ARTICLE VI COMPLIANCE COVENANTS		61
6.1	Annual and Quarterly Information Covenants, Financial Statements	61
6.2	Monthly Construction Reporting	63

6.3	Further Distribution of Operational Notices	63
6.4	Notice of Certain Events and Circumstances	64
6.5	Further Information	66
6.6	Operating Budget	67
6.7	Inspection	68
6.8	Encroachments; Title Policy	69
6.9	Lien Searches	70

ARTICLE VII RESTRICTIVE COVENANTS		70
7.1	Maintenance of Existence; Conduct of Business	70
7.2	Compliance with Laws	71
7.3	Accounting and Financial Management	71
7.4	Tax Election; Payment of Taxes, etc	71
7.5	Borrower's Equity Interests	72
7.6	Merger; Etc	72
7.7	Investments; Subsidiaries	72
7.8	Transactions with Affiliates	72
7.9	Distributions; Restricted Payments	72
7.10	Separateness	73
7.11	Chief Place of Business; etc	74
7.12	Permits	74
7.13	Security Documents	75
7.14	Material Project Documents	75
7.15	Change Orders	77
7.16	Certain Agreements	77
7.17	Insurance Requirements	77
7.18	Events of Loss	77
7.19	Asset Acquisitions	77
7.20	Asset Dispositions	78
7.21	Indebtedness	78
7.22	Leases	78
7.23	Limitation on Liens	79
7.24	Operation and Maintenance	79
7.25	O&M Expenses	79
7.26	Rate Swap Transaction	80
7.27	Use of Proceeds	80
7.28	Construction Budget	80
7.29	Engineering, Procurement and Construction	81
7.30	Completion; Completion Tests	81
7.31	Payment of Project Costs; Project Revenues	82
7.32	EWG Status, etc	82
7.33	Merger	82
7.34	Equipment	82

7.35	Further Assurance	82

ARTICLE VIII EVENTS OF DEFAULT		83
8.l	Failure to Make Payments	83
8.2	Certain Other Fundamental Breaches	83
8.3	Breach of Covenant	83
8.4	Breach of Representation or Warranty	84
8.5	Breach of Financing Documents by Borrower Affiliates	84
8.6	Loss of Financing Documents	84
8.7	Actual or Prospective Failure of Security	85
8.8	Breach or Loss of Material Project Documents	85
8.9	Voluntary Bankruptcy Events	86
8.10	Involuntary Bankruptcy Events	86
8.11	Judgments	87
8.12	Loss of Material Permits	87
8.13	Loss of Collateral	87
8.14	Abandonment of Project	87
8.15	Environmental Claim	87
8.16	Change in Control	88
8.17	Term Conversion	88
8.18	Cross-Default	88
8.19	ERISA	88

ARTICLE IX REMEDIES		89
9.1	Acceleration	89
9.2	Letters of Credit	89
9.3	Other Remedies	89

ARTICLE X THE AGENTS; VOTING		90
10.1	Appointment and Authorization	90
10.2	Delegation of Duties	91
10.3	Liability of the Administrative Agent	91
10.4	Reliance by the Administrative Agent	91
10.5	Notice of Default	92
10.6	Credit Decision	92
10.7	Indemnification of Administrative Agent	93
10.8	Individual Capacity	93
10.9	Successor Agent	94
10.10	Registry	94
10.11	Voting	95
10.12	Acknowledgement of Collateral Agreement	96

ARTICLE XI MISCELLANEOUS		96
11.1	Costs, Expenses and Attorneys' Fees	96
11.2	Indemnity	97

11.3	Notices	99
11.4	Benefit of Agreement	101
11.5	No Waiver; Remedies Cumulative	101
11.6	Third Party Beneficiaries	102
11.7	Reinstatement	102
11.8	No Immunity	102
11.9	Counterparts	102
11.10	Amendment or Waiver	102
11.11	Assignments, Participation, etc	103
11.12	Survival	107
11.13	WAIVER OF JURY TRIAL	107
11.14	Right of Set-off	107
11.15	Severability	108
11.16	Domicile of Loans	108
11.17	Limitation of Recourse	108
11.18	Governing Law; Submission to Jurisdiction	109
11.19	Complete Agreement	109
11.20	No Fiduciary Duty	109

APPENDICES

Appendix A	Defined Terms and Rules of Interpretation

Appendix B	Key Terms of the Financing

Appendix C	Projected Amortization Schedule

Appendix D	Specified Letters of Credit

Appendix E	CB/OB Approval Thresholds

Appendix F	Commitments

Appendix G	Notices

Appendix H	Separateness Provisions

Appendix I	Independent Consultants’ Reports

Appendix J	Major Milestone Date Extensions

Appendix K	Term Conversion Legal Opinion Matters

EXHIBITS

Exhibit 1	Form of Borrowing Request

Exhibit 2	Form of Conversion Request

Exhibit 3	Form of Applicable Tax Certificate

Exhibit 4	Form of Tranche A Construction Loan Promissory Note

Exhibit 5	Form of Tranche B Construction Loan Promissory Note

Exhibit 6	Form of Tranche A Term Loan Promissory Note

Exhibit 7	Form of Tranche B Term Loan Promissory Note

Exhibit 8	Form of Revolving Loan Promissory Note

Exhibit 9	Form of LC Loan Promissory Note

Exhibit 10	Form of LC Request

Exhibit 11	Form of Borrower Closing Certificate

Exhibit 12	Form of Pledgor Closing Certificate

Exhibit 13	Form of Assignment and Acceptance

Exhibit 14	Form of Borrower Completion Certificate

Exhibit 15	Form of Independent Engineer Completion Certificate

Exhibit 16	Form of DSCR Certificate

Exhibit 17	Form of Operating Report

Exhibit 18	Form of LGIA Letter of Credit

Exhibit 19	Form of IE Construction Report

Exhibit 20	Form of Lien Waiver Report

Exhibit 21	Form of Incremental Tranche A Borrowing Request

SCHEDULES

Schedule 4.6(a)(i)	Exceptions to Lien Waivers

Schedule 5.2	Financing Document Approvals

Schedule 5.3	Borrower Equity Interests

Schedule 5.5	Litigation

Schedule 5.6	Material Permits

Schedule 5.7	Material Project Documents

Schedule 5.12	Foreign Properties of Borrower

Schedule 5.14	Environmental Matters

Schedule 5.22	Proposed Change Orders

Schedule 6.8	Loan Policy Title Insurance

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is dated as of May __, 2015 and is by and among NRG West Holdings LLC, as Borrower, MUFG Union Bank, N.A., as Mandated Lead Arranger, Mizuho Bank, Ltd., as Mandated Lead Arranger, Credit Agricole Corporate and Investment Bank, as Mandated Lead Arranger, ING Capital LLC, as Coordinating Lead Arranger, Sole Bookrunner, Mandated Lead Arranger and Administrative Agent, and each of the financial institutions from time-to-time party hereto as Lenders and Issuing Banks.
W I T N E S S E T H:
WHEREAS, the Borrower, the Mandated Lead Arrangers, the Financing Parties, and the Administrative Agent entered into that certain Credit Agreement dated as of August 23, 2011, as amended, modified, and supplemented by that certain: (i) Amendment No. 1 dated as of October 7, 2011 by and between the Borrower and the Administrative Agent (“Amendment No. 1”), (ii) Amendment No. 2 dated as of February 29, 2012 by and between the Borrower and Administrative Agent (“Amendment No. 2”), (iii) Amendment No. 3 dated as of January 27, 2014 by and between the Borrower and Administrative Agent (“Amendment No. 3”) (iv) Amendment No. 4 to the Credit Agreement and Amendment No. 1 to the Collateral Agreement dated as of May 16, 2014 by and among the Borrower, the Administrative Agent and the Project Owner (“Amendment No. 4”) (as so amended, the “Original Credit Agreement”) to among other things, provide the Borrower with the credit facilities to finance a portion of the Project Costs and other costs and expenses incurred in developing, constructing, owning, operating and managing a combined cycle power plant consisting of two fast start, highly efficient units totalling approximately 550 megawatts, to be located on a site in El Segundo, Los Angeles County, California, in the United States (as further defined below, the “Project”); and
WHEREAS, pursuant to that certain Amendment No. 5, dated as of May __, 2015 (“Amendment No. 5”) and that certain Amendment No. 5 Instruction Letter by and among the Financing Parties and the Administrative Agent, the Borrower, Administrative Agent and each of the Financing Parties as of the date hereof approved the amendment, restatement, supersession and replacement of the Original Credit Agreement in its entirety on the Repricing Date with this Credit Agreement upon the execution hereof by the Borrower and the Administrative Agent; and
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree to amend, restate, supersede and replace the Original Credit Agreement as follows:
ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION
1.1    Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Credit Agreement and its appendices, schedules and exhibits shall have the respective meanings assigned to such terms in Appendix A hereto.

1.2    Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Appendix A hereto shall apply to this Credit Agreement.

1.3    Accounting Principles. Except as otherwise expressly provided in this Credit Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Credit Agreement shall be made or prepared in accordance with U.S. GAAP (including principles of consolidation where appropriate) applied on a consistent basis.

ARTICLE II

The Credit Facilities

2.1    Construction Facilities.

(a)The Tranche A Lenders hereby establish for the benefit of the Borrower a construction loan facility (the “Tranche A Construction Facility”) having an initial committed principal amount equal to the Tranche A Loan Amount.

(b)The Tranche B Lenders hereby establish for the benefit of the Borrower a construction loan facility (the “Tranche B Construction Facility”, and, together with the Tranche A Construction Facility, the “Construction Facilities”) having an initial aggregate committed principal amount set forth opposite the heading “Tranche B Loan Amount” on Appendix B (the “Tranche B Loan Amount”).

(c)Subject to and upon the terms and conditions set forth herein:

(a)each Tranche A Lender severally agrees to make, from time-to-time during the Tranche A Construction Loan Availability Period, loans under the Tranche A Construction Facility (the “Tranche A Construction Loans”) to the Borrower in an aggregate principal amount that will not result in (x) such Tranche A Lender’s Tranche A Construction Loans exceeding the Tranche A Construction Loan Commitment of such Tranche A Lender or (y) the aggregate amount of all Tranche A Construction Loans exceeding the Tranche A Loan Amount; and

(b)each Tranche B Lender severally agrees to make, from time-to-time during the Tranche B Construction Loan Availability Period, loans under the Tranche B Construction Facility (the “Tranche B Construction Loans” and, together with the Tranche A Construction Loans, the “Construction Loans”) to the Borrower in an aggregate principal amount that will not result in (x) such Tranche B Lender’s Tranche B Construction Loans exceeding the Tranche B Construction Loan Commitment of such Tranche B Lender or (y) the aggregate amount of all Tranche B Construction Loans exceeding the Tranche B Loan Amount.

(d)The Construction Loans are available only on the terms and subject to the conditions specified hereunder, and once repaid, in whole or in part, at maturity (in accordance with Sections 2.1(f), 2.2(e) and 3.15(a)) or by prepayment, may not be re-borrowed in whole or in part.

(e)The proceeds of the Construction Loans shall be used solely (x) to pay Project Costs in accordance with the Construction Budget and (y) to make no more than three True-Up Distributions in accordance with the next sentence and Section 7.9(c). Subject to the satisfaction of the conditions set forth in Section 4.2, on each of (i) the date of the initial Borrowing of the Construction Loans, (ii) a Business Day selected by the Borrower during the Tranche A Construction Loan Availability Period or the Tranche B Construction Loan Availability Period on which the Borrower has delivered a Borrowing Request (the “Optional True-Up Date”) and (iii) the Term Conversion Date, the Borrower may draw Construction Loans equal to the positive difference between (x) the aggregate amount of Equity Contributions made (or, if less, deemed made in accordance with the definition thereof) prior to the date of such Disbursement and (y) the Required Equity Contribution (each such drawing, a “True-Up Drawing” and together, the “True-Up Drawings”) and make a True-Up Distribution in accordance with Section 7.9(c).

(f)The Construction Loans shall, if the Term Conversion Date has not theretofore occurred, mature and be immediately payable on the Date Certain.

2.2    Term Facilities.

(a)    The Tranche A Lenders hereby establish for the benefit of the Borrower a term loan facility (the “Tranche A Term Facility”) in an aggregate principal amount equal to the Tranche A Loan Amount (or, if less on the Term Conversion Date, an amount equal to the principal amount of the Tranche A Construction Loans outstanding as of the Term Conversion Date (after giving effect to any Borrowing of Tranche A Construction Loans on such date and any prepayment of Tranche A Construction Loans on such date in accordance herewith).

(b)    The Tranche B Lenders hereby establish for the benefit of the Borrower a term loan facility (the “Tranche B Term Facility”, and together with the Tranche A Term Facility, the “Term Facility”) in an aggregate principal amount equal to the Tranche B Loan Amount (or, if less on the Term Conversion Date, an amount equal to the principal amount of the Tranche B Construction Loans outstanding as of the Term Conversion Date (after giving effect to any Borrowing of Tranche B Construction Loans on such date and any prepayment of Tranche B Construction Loans on such date in accordance herewith)).

(c)    Subject to and upon the terms and conditions set forth herein:

(i) each Tranche A Lender agrees that: (x) on the Term Conversion Date, all Tranche A Construction Loans of such Tranche A Lender outstanding on such date (after giving effect to any Borrowing of Tranche A Construction Loans on such date and any prepayment of Tranche A Construction Loans on such date in accordance herewith) shall automatically convert into term loans under the Tranche A Term Facility (collectively, the “Initial Tranche A Term Loans”); and (y) on the Repricing

Date, each Tranche A Lender severally agrees to make loans to the Borrower under the Tranche A Term Facility (collectively, the “Incremental Tranche A Term Loans”) in an aggregate principal amount not to exceed the Incremental Tranche A Loan Amount, provided however, that (A) such Tranche A Lender’s Incremental Tranche A Term Loans shall not exceed the Incremental Tranche A Commitment of such Tranche A Lender; and (B) the aggregate amount of all Tranche A Term Loans shall not exceed the Tranche A Loan Amount.

(ii)each Tranche B Lender agrees that on the Term Conversion Date, all Tranche B Construction Loans of such Tranche B Lender outstanding on such date (after giving effect to any Borrowing of Tranche B Construction Loans on such date and any prepayment of Tranche B Construction Loans on such date in accordance herewith) shall automatically convert into term loans under the Tranche B Term Facility (each, a “Tranche B Term Loan”, and together with Tranche A Term Loans, the “Term Loans”).

For the avoidance of doubt, the Tranche A Construction Loans and the Tranche B Construction Loans shall convert to Tranche A Term Loans and Tranche B Term Loans (respectively) on the same date.
(d)    Construction Loans shall be deemed to be continued as and converted to Term Loans as provided hereby. The Term Loans are available only on the terms and conditions specified herein and, once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

(e)    The Term Loans shall mature and be immediately payable on August 31, 2023 (the “Term Maturity Date”).

(f)    The proceeds of the Incremental Tranche A Term Loans shall be used solely to pay the costs and expenses associated with Amendment No. 5 and the transactions contemplated thereby and hereby in connection with the Repricing Date.

2.3    Revolving Facility.

(a)    The Revolver Lenders hereby establish for the benefit of the Borrower a revolving facility (the “Revolving Facility”) having an initial aggregate committed amount set forth opposite the heading “Revolving Amount” on Appendix B (the “Revolving Amount”).

(b)    Subject to and upon the terms and conditions set forth herein, each Revolver Lender agrees to:
(i)    prior to the Term Conversion Date, issue one or more irrevocable standby letters of credit (collectively, the “LGIA Letter of Credit”) for the account of the Borrower in respect of the Project Owner’s obligation to provide performance guarantees under the Large Generator Interconnection Agreement for the benefit of the Offtaker and CAISO, pursuant to the Large Generator Interconnection Agreement, and in the form set forth below the heading identifying such LGIA Letter of Credit on Appendix D; and

(ii)    make, from time-to-time during the period from the Term Conversion Date until the last day of the Revolver Availability Period, revolving loans under the Revolving Facility (together with any LC Loan resulting from a drawing on any LGIA Letter of Credit, the “Revolving Loans”) to the Borrower in an aggregate principal amount that will not result in the aggregate amount of all Revolving Loans (including any LC Loans resulting from a drawing under any LGIA Letter of Credit) exceeding the Revolving Amount.

(c)    Each LGIA Letter of Credit shall expire on the date set forth therein, which shall be determined in accordance with Section 3.25 and Appendix D and shall not in any event be later than the last day of the LGIA Availability Period.

(d)    The Revolving Loans may be prepaid in accordance with Section 3.16 and re-borrowed, subject to the terms and conditions set forth in this Credit Agreement, including the satisfaction or waiver of the conditions precedent set forth in Section 4.3 in accordance therewith.

(e)    The proceeds of the Revolving Loans shall be applied solely to O&M Expenses.

(f)    The Revolving Loans shall mature and be immediately payable on the last day of the Revolver Availability Period (or, if the Term Conversion Date does not occur on or prior to the Date Certain, the Date Certain) (the “Revolver Maturity Date”).

2.4    TALC Facility.

(a)    The TALC Issuing Bank and TALC Participating Banks hereby establish for the account of the Borrower a participating letter of credit facility (the “TALC Facility”) having an initial aggregate committed amount set forth opposite the heading “TALC Facility Amount” on Appendix B (the “TALC Facility Amount”).

(b)    Subject to and upon the terms and conditions set forth herein, the TALC Issuing Bank agrees to issue, one or more irrevocable standby letters of credit (collectively, the “TA Letters of Credit”) for the account of the Borrower and the benefit of the Offtaker pursuant to the Tolling Agreement, in the form set forth below the heading identifying such TA Letters of Credit on Appendix D.

(c)    The TALC Participating Banks shall participate in each TA Letter of Credit issued under the TALC Facility in accordance with Section 3.25.

(d)    Each TA Letter of Credit shall expire on the date set forth therein, which shall be determined in accordance with Section 3.25 and Appendix D and shall not in any event be later than the fifth Business Day after the last day of the TALC Availability Period.

(e)    Any LC Loans resulting from drawings under the TA Letters of Credit shall mature and be immediately payable on the day that is five Business Days after the last day of the TALC Availability Period (or, if the Term Conversion Date does not occur on or prior to the Date Certain, the Date Certain) (the “TALC Maturity Date”).

2.5    DSR LC Facility.

(a)    The DSR Issuing Banks hereby establish for the account of the Borrower a non-participating letter of credit facility (the “DSR LC Facility”) having an initial aggregate committed amount set forth opposite the heading “DSR Facility Amount” on Appendix B (the “DSR Facility Amount”).

(b)    Subject to and upon the terms and conditions set forth herein, each DSR Issuing Bank agrees to issue one or more irrevocable standby letters of credit (collectively, the “DSR Letters of Credit”) for the account of the Borrower and for the benefit of the Collateral Agent in accordance with the Accounts Agreement in the form set forth below the heading identifying such DSR Letters of Credit on Appendix D.

(c)    Each DSR Letter of Credit shall expire on the date set forth therein, which shall be determined in accordance with Section 3.25 and Appendix D and shall not in any event be later than the last day of the DSR Availability Period.

(d)    Any LC Loans resulting from drawings under the DSR Letters of Credit shall mature and be immediately payable on the last day of the DSR Availability Period (or, if the Term Conversion Date does not occur on or prior to the Date Certain, the Date Certain) (the “DSR Maturity Date”).

ARTICLE III

Terms of the Credit Facilities

3.1    Borrowings Generally.

(a)    Each Borrowing shall consist of Loans of the same Tranche and shall be made by the relevant Lenders ratably in accordance with their respective Commitments under the relevant Tranche as of the date such Loans are made hereunder. Subject to Section 3.8, each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower may request in accordance herewith. The Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)    Each Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, if more than the Borrowing Minimum, is an integral multiple of the Borrowing Multiple in excess thereof; provided, that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate applicable Commitments or, with respect to any LC

Loan deemed made in accordance with Section 3.25(f), the amount of the relevant drawing under the relevant Specified Letters of Credit.

(c)    Borrowings of more than one Type may be outstanding at the same time. There shall not at any time be more than a total of twelve Interest Periods of LIBOR Loans outstanding hereunder at any one time. If two or more Borrowings of the same Tranche and having the same Interest Period are outstanding hereunder at any one time, then the Administrative Agent may in its sole discretion combine the Loans comprising such Borrowings into one Loan.

(d)    Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to Convert or continue, any Borrowing of any Loan if the Interest Period requested with respect thereto would end after the Maturity Date of such Loan.

3.2    Borrowing Request. To request a Borrowing of a Construction Loan or a Revolving Loan, the Borrower shall deliver a Borrowing Request to the Administrative Agent at its Notice Office not later than 11:00 a.m. (New York City time) on (x) the third Business Day prior to the proposed date of Borrowing set forth therein in the case of LIBOR Loans or (y) the first Business Day prior to the proposed date of Borrowing set forth therein in the case of Base Rate Loans. Each Borrowing Request shall be appropriately completed to specify (i) the Tranches of Loans being requested, (ii) the aggregate principal amount of each such Tranche of Loans, (iii) the date of such Borrowing (which shall be a Business Day), (iv) the Type of Loans being requested and (v) in the case of LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of the proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Borrowing Request. If the Borrowing Request does not elect a Type of Borrowing, then the requested Borrowing shall be a Base Rate Loan. If the Borrowing Request elects a Borrowing of LIBOR Loans but does not specify an Interest Period, then the requested Borrowing shall have an initial Interest Period of one month. This Section 3.2 shall not apply to Borrowings of Term Loans or LC Loans.

3.3    Disbursement of Funds.

(a)    Subject to the terms and conditions hereof, on the date specified in each Borrowing Request, each Lender will make available through such Lender’s Applicable Lending Office its pro rata portion (if any) of the aggregate amount of each Tranche of Construction Loans or Revolving Loans requested on such date, in each case, by wire transfer in Dollars and in immediately available funds to the AA Disbursement Account, and the Administrative Agent will deposit the aggregate of the amounts so made available by the Lenders in accordance with the Borrowing Request and the Accounts Agreement. Unless the Administrative Agent has been notified by any Lender prior to the applicable date of the Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s pro rata portion of the Borrowing of any Tranche of Construction Loans or Revolving Loans on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall be required to pay such corresponding amount to the Administrative Agent forthwith upon the Administrative Agent’s demand therefor. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (a) if such amount is recovered from such Lender, the cost to the Administrative Agent of acquiring overnight federal funds at the then applicable rate and (b) if such amount is recovered from the Borrower, the then applicable rate of interest for the relevant Loans provided for herein. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Credit Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 3.3 shall cease. Nothing in this Section 3.3 shall be deemed to relieve any Lender from its obligation to make any Loan hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder. This Section 3.3 shall not apply to Borrowings of Term Loans or LC Loans.

(b)    Subject to the terms and conditions hereof, on the Repricing Date, each Lender will make available through such Lender’s Applicable Lending Office its pro rata portion (if any) of the Incremental Tranche A Loan Amount by wire transfer in Dollars and in immediately available funds pursuant to the signed Incremental Tranche A Borrowing Request provided by the Borrower to the Administrative Agent.

3.4    Evidence of Secured Obligations and Notes.

(a)    Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender as a result of the Loans of such Lender made hereunder, including the amounts of principal, interest and other Secured Obligations payable and paid to such Lender from time-to-time under this Credit Agreement and (if issued) the Notes. The entries made by each Lender in such account or accounts pursuant to the foregoing sentence shall constitute prima facie evidence of the existence and amounts of the Loans and other Secured Obligations therein recorded; provided, that the failure of any Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrower to repay or pay the Loans made by such Lender, accrued interest thereon and the other Secured Obligations of the Borrower to such Lender hereunder in accordance with the terms of this Credit Agreement and the other Financing Documents. Each Lender will advise the Borrower of the outstanding Indebtedness hereunder to such Lender upon written request therefor.

(b)    At the request of any Lender, the Borrower’s obligation to pay the principal of, and interest on, any Tranche of Loans made by such Lender shall be evidenced by a Note in respect of such Tranche duly executed and delivered by the Borrower with blanks appropriately completed in conformity herewith.

(c)    Each Lender will note on its internal records the amount of each Loan made by it and each payment made in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make such notation shall not affect the Borrower’s obligations in respect of such Loans.

3.5    Conversions. The Borrower shall have the option to Convert on any Business Day the principal amount of the Loans made pursuant to one or more Borrowings from one Type of Loan into another Type of Loan; provided, that (a) Loans may not be so Converted into another Type unless the aggregate principal amount of Loans to be so Converted is not less than the Borrowing Minimum and, if more than the Borrowing Minimum, is an integral multiple of the applicable Borrowing Multiple in excess thereof, (b) no Conversion of all or any portion of any LIBOR Loan into a Base Rate Loan may be effected on any day other than the last day of an Interest Period applicable to such LIBOR Loan, unless the Borrower pays all amounts owing under Section 3.12 as a result of such Conversion, (c) no partial Conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the applicable Borrowing Minimum, (d) Base Rate Loans may only be Converted into LIBOR Loans if no Default or Event of Default is in existence on the date of Conversion and (e) no Conversion pursuant to this Section 3.5 shall result in a greater number of Interest Periods of LIBOR Loans being outstanding at any one time than is permitted under Section 3.1(c) hereof. Each such Conversion shall be effected by the Borrower by delivering a Conversion Request to the Administrative Agent at its Notice Office prior to 11:00 a.m. (New York City time) on the third Business Day prior to the proposed date of Conversion. Each Conversion Request shall be appropriately completed to specify (i) the principal amount of each Tranche of Loans to be so Converted, (ii) the date of such Conversion (which shall be a Business Day), (iii) the Type of Loans from which each such Tranche of Loans is being Converted and the Type of Loans into which each such Tranche of Loans is being Converted and (iv) if any Loans are being Converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed Conversion affecting any of its Loans.

3.6    Interest.

(a)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof or Conversion thereof into a Base Rate Loan, until the earlier of (i) the maturity of such Base Rate Loan (whether by acceleration or otherwise) and (ii) the Conversion of such Base Rate Loan to a LIBOR Loan pursuant hereto, at a rate per annum which shall be equal to the sum of (A) the Base Rate in effect from time-to-time plus (B) the Applicable Margin.

(b)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof or Conversion thereof into a LIBOR Loan until the earlier of (i) the maturity of such LIBOR Loan (whether by acceleration or otherwise) and (ii) the Conversion of such LIBOR Loan to a Base Rate Loan pursuant hereto, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of (x) the Adjusted LIBO Rate in effect for such Interest Period plus (y) the Applicable Margin.

(c)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each February, May, August and November, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of six months, on each date occurring at six-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, upon any repayment or prepayment (on the amount repaid or prepaid), Conversion (on the amount Converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding the foregoing, interest payable in accordance with Section 3.23 shall be payable as provided therein.

(d)    On each Interest Determination Date in respect of any LIBOR Loan, the Administrative Agent shall determine the Adjusted LIBO Rate for the applicable Interest Period to be applicable to the Loans or to any portion thereof and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final, conclusive and binding on all parties hereto.

3.7    Interest Periods for LIBOR Loans.

(a)    The Borrower shall have the right to elect (i) in the case of the initial Interest Period applicable to any LIBOR Loan, in the Borrowing Request or, in respect of any LIBOR Loan being Converted from a Base Rate Loan, in the Conversion Request and (ii) in the case of any subsequent Interest Period applicable to any LIBOR Loan, in a written notice delivered to the Administrative Agent on the third Business Day prior to the expiration of the current Interest Period applicable to such Loan, the interest period (the “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be one, two, three or six months or (if available to all Lenders) nine or twelve months; provided, that:

i.the aggregate principal amount of Term Loans having an Interest Period of three months as of any date following the Term Conversion Date shall be not less than the aggregate notional amount of the Rate Swap Transactions as of the next succeeding Principal Payment Date to occur after such date;

ii.all LIBOR Loans comprising the same Borrowing shall have the same Interest Period;

iii.the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (or the date of Conversion thereof from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the last day of the immediately preceding Interest Period;

iv.if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

v.if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

vi.any Interest Period that would otherwise extend beyond the relevant Maturity Date shall end on such Maturity Date; and

vii.if the Term Conversion Date shall occur on a date that is not the last day of an Interest Period for any Construction Loans being converted to Term Loans on such date, then, notwithstanding any other provision herein to the contrary, the Interest Period applicable to such Construction Loans need not end on the Term Conversion Date but instead may be continued until the last day of such Interest Period (it being understood that the Applicable Margin relating to Term Loans shall apply to such Loans from and after the Term Conversion Date).

(b)    If, upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to any LIBOR Loan as provided above, the Borrower shall be deemed to have elected an Interest Period of three months effective as of the expiration date of such current Interest Period.

3.8    Inability to Determine Rates. If before the commencement of any Interest Period for any LIBOR Loan Borrowing the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any Interest Period with respect to any LIBOR Loans, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or continue LIBOR Loans hereunder shall be suspended until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exists. Upon the delivery of such notice, (a) the Borrower may revoke any pending Borrowing Request or Conversion Request or notice of continuation and (b) if the Borrower does not revoke such Borrowing Request, Conversion Request or notice, then the Lenders shall make, Convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, Converted or continued as Base Rate Loans instead of LIBOR Loans.

3.9    LIBO Rate Dislocation. If the Majority Lenders notify the Administrative Agent in writing that their respective cost of obtaining matching deposits in the interbank market would be in excess of the Adjusted LIBO Rate in respect of any Interest Period, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the affected Lenders to maintain, make or continue LIBOR Loans hereunder shall be suspended until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exists. Upon the delivery of such notice, (a) each affected Lender may (by notice to the Administrative Agent and the Borrower) elect to convert all outstanding LIBOR Loans owed to such Lender and having such Interest Period to Base Rate Loans and the Borrower shall pay all Liquidation Costs incurred in connection therewith in accordance with Section 3.12, (b) the Borrower may revoke any pending Borrowing Request or Conversion Request or notice of continuation of any LIBOR Loans specifying such Interest Period and (c) if the Borrower does not revoke such Borrowing Request, Conversion Request or notice, then the Lenders shall make, Convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, Converted or continued as Base Rate Loans instead of LIBOR Loans.

3.10    Illegality.

(a)If any Lender determines that the introduction of any Law, or any change in any Law, or in the interpretation or administration of any Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make or maintain a LIBOR Loan, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make such Loan as a LIBOR Loan shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b)If, pursuant to Section 3.10(a), any Lender determines that it is unlawful for such Lender or its Applicable Lending Office to maintain a LIBOR Loan, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to maintain Loans as LIBOR Loans shall be suspended until such Lender notifies the Borrower through the Administrative Agent that the circumstances giving rise to such determination no longer exist. The Borrower shall, upon its receipt of such notice and demand to do so from such Lender, Convert the LIBOR Loans of such Lender then outstanding into Base Rate Loans, either on the last day of the Interest Period in respect of such LIBOR Loans, if the Lender may lawfully continue to maintain such LIBOR Loans until such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loans until such day.

(c)If the obligation of any Lender to make or maintain LIBOR Loans has been suspended in accordance with this Section 3.10, then the Borrower may elect, by giving notice to such Lender through the Administrative Agent, that all Loans which would otherwise be made by such Lender as LIBOR Loans shall instead be made or maintained as Base Rate Loans.

(d)Before giving notice to the Borrower through the Administrative Agent under this Section 3.10, the affected Lender shall designate a different Applicable Lending Office with respect to its LIBOR Loans if such designation (i) will avoid the need for giving such notice or making any demand for Conversion and (ii) will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

3.11     Increased Costs and Reduction of Return.

(a)If any Lender in good faith determines (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto) at any time that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of net income taxes or similar charges or otherwise duplicative of the provisions of Section 3.24) because of any Change in Law, then the Borrower shall pay to such Lender, upon written demand therefor by such Lender to the Borrower through the Administrative Agent, (such written demand notice to include a statement from the Lender certifying the Lender’s good faith determination of increased costs or reduction of return under this Section 3.11(a), such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder; provided, that the Borrower shall be under no obligation to compensate such Lender with respect to any period before the date that is 270 days prior to the date on which such Lender makes a claim hereunder if such Lender prior to such date knew or would reasonably be expected to know of the circumstances giving rise to the claim hereunder and the fact that such circumstances would result in the claim hereunder. A written notice as to the additional amounts owed to any Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender (through the Administrative Agent) shall, absent clearly demonstrable error, be final, conclusive and binding on all parties hereto.

(b)If any Lender shall have determined in good faith that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Applicable Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or other obligations under this Credit Agreement, then, upon demand of such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to such Lender, from time-to-time as specified by such Lender, upon written demand therefor by such Lender to the Borrower through the Administrative Agent (such written demand notice to include a statement from the Lender certifying such Lender’s determination of increased costs under this Section 3.11(b), which shall be conclusive and binding absent clearly demonstrable error), such additional amounts sufficient to compensate such Lender for such increase; provided, that the Borrower shall be under no obligation to compensate such Lender with respect to any period before the date that is 270 days prior to the date on which such Lender makes a claim hereunder if such Lender prior to such date knew or would reasonably be expected to know of the circumstances giving rise to the claim hereunder and the fact that such circumstances would result in the claim hereunder.

(c)Before giving notice to the Borrower through the Administrative Agent under Section 3.11(a) or 3.11(b), the affected Lender shall designate a different Applicable Lending Office with respect to its Loans if such designation (i) will avoid the need for giving such notice or making any demand for compensation under such section and (ii) will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

(d)Any determination made by Lender in accordance with Sections 3.10(a), 3.10(b), 3.11(a) or 3.11(b) shall be set forth in a certificate of an authorized signatory of such Lender and shall be delivered to the Borrower and the Administrative Agent.

3.12    Liquidation Costs. The Borrower shall reimburse each Lender and hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)the failure of the Borrower to make on a timely basis any scheduled payment of principal of any Loan;

(b)the failure of the Borrower to borrow or Convert a Loan after the Borrower has given (or is deemed to have given) a Borrowing Request or a Conversion Request;

(c)the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 3.16;

(d)the prepayment or repayment or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; or
(e)the Conversion of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of an Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Lender’s Loans or from fees payable to terminate the deposits from which such funds were obtained (as applicable, “Liquidation Costs”).
3.13    Fees.
(a)Commitment Fees. The Borrower agrees to pay to the Administrative Agent the following commitment commission (each a “Commitment Fee”):

(i)for the account of each Tranche A Lender, a commitment fee for the Tranche A Construction Loan Availability Period, computed at a rate equal to 0.75% per annum on the daily average amount of the Unutilized Commitment of such Lender in respect of the Tranche A Construction Facility during such period, commencing on the date hereof and payable in arrears on (A) each Semi-Annual Date and (B) the last day of the Tranche A Construction Loan Availability Period;

(ii) for the account of each Tranche B Lender, a commitment fee for the Tranche B Construction Loan Availability Period, computed at a rate equal to 0.75%

per annum on the daily average amount of the Unutilized Commitment of such Lender in respect of the Tranche B Construction Facility during such period, commencing on the date hereof and payable in arrears on (A) each Semi-Annual Date and (B) the last day of the Tranche B Construction Loan Availability Period; and

(iii)for the account of the Revolver Lenders, a commitment fee for the Revolving Loan Availability Period equal to the sum of (x) 0.75% per annum on the daily average Unutilized Commitment of such Lender in respect of the Revolving Facility plus (y) prior to the Term Conversion Date, 0.50% per annum on daily average Unavailable Commitment of such Lender in respect of the Revolving Facility, in each case, commencing on the date hereof and payable in arrears on (A) each Semi-Annual Date and (B) the last day of the Revolver Availability Period.

(b)[Reserved].

(c)Letter of Credit Fees. The Borrower shall pay the following fees in respect of the LC Facilities (collectively, the “Letters of Credit Fees”):

(i)a commitment fee equal to the sum of (x) 0.75% per annum on the daily average Unutilized Commitment of each TALC Participating Bank plus (y) prior to the Term Conversion Date, 0.50% per annum on the daily average Unavailable Commitment of each TALC Participating Bank, commencing on the date hereof and payable semi-annually in arrears to the TALC Participating Banks on (A) each Semi-Annual Date and (B) the last Business Day of the TALC Availability Period;

(ii)a commitment fee equal to (x) prior to the Term Conversion Date, 0.50% per annum on the daily average Unavailable Commitment of each DSR Issuing Bank and (y) on and after the Term Conversion Date, 0.75% per annum on the daily average Unutilized Commitment of each DSR Issuing Bank, commencing on the date hereof and payable semi-annually in arrears to the DSR Issuing Banks on (A) each Semi-Annual Date and (B) the last Business Day of the DSR Availability Period;

(iii)a letter of credit fee in respect of the aggregate average daily maximum available amount of all TA Letters of Credit equal to the then‑Applicable Margin on Tranche A Construction Loans or Tranche A Term Loans (as applicable as of the time of determination) bearing interest at the Adjusted LIBO Rate, payable semi-annually in arrears ratably to the TALC Participating Banks on (A) each Semi-Annual Date and (B) the last Business Day of the TALC Availability Period;

(iv) a letter of credit fee in respect of the aggregate average daily maximum available amount of all LGIA Letters of Credit equal to the then‑Applicable Margin on Revolving Loans bearing interest at the Adjusted LIBO

Rate, payable semi-annually in arrears to the LGIA Issuing Bank on (A) each Semi-Annual Date and (B) the last Business Day of the Revolver Availability Period;

(v)a letter of credit fee in respect of the aggregate average daily maximum available amount of each DSR Letters of Credit equal to the then‑Applicable Margin on the Tranche B Term Loans bearing interest at the Adjusted LIBO Rate, payable semi-annually in arrears to the relevant DSR Issuing Bank on (A) each Semi-Annual Date and (B) the last Business Day of the DSR Availability Period; and

(vi)a fronting fee in respect of each issued TA Letter of Credit equal to 0.20% of the undrawn stated amount of such TA Letter of Credit held by the TALC Participating Banks in accordance with Section 3.25(g) (other than the TALC Issuing Bank), payable semi-annually in arrears to the TALC Issuing Bank on (A) each Semi-Annual Date and (B) the last Business Day of the TALC Availability Period.

(d)Other Fees. The Borrower agrees to, and shall cause each other Borrower Party to, pay to the Agents, the Bookrunner and the Mandated Lead Arrangers, for their respective accounts, such other fees as have been agreed to in writing by the Borrower Parties and such other Person.

3.14    Tranche A Loan Amount; Etc.

(a)The updated Base Case Model delivered in accordance with Section 4.2(a)(m) and Section 4.7(i) shall set forth (i) the notional amortization for the Tranche A Term Loans constructed from the Contracted Amortization Amounts in respect of each Semi-Annual Date set forth on Appendix C (the “Tranche A Notional Amortization”) and (ii) the aggregate sum of the projected Contracted Amortization Amounts in respect of each such Semi-Annual Date (such aggregate sum being the “Tranche A Loan Amount”). For purposes of the foregoing, the “Contracted Amortization Amounts” shall mean, with respect to each Semi-Annual Date, the principal payment amount that causes the Base Case Model delivered and updated in accordance with Section 4.2(a)(m) and Section 4.7(i) to yield not less than a 1.40:1.00 Projected DSCR as determined on a rolling twelve-month basis for the period ending on such Semi Annual Date (for the avoidance of doubt, taking into account solely those Project Revenues projected to be payable to the Project Owner under the Tolling Agreement assuming that the Initial Delivery Date thereunder in respect of each Generating Unit occurs on the Projected Completion Date and any reimbursed or other amounts projected to be received by the Borrower pursuant to the Large Generator Interconnection Agreement).

(b)The updated Base Case Model delivered in accordance with Section 4.2(a)(m) shall set forth the dates and the amounts (in Dollars) of the projected Disbursements under the Construction Facilities (which shall equal the Tranche A Loan Amount plus the Tranche B Loan Amount) (the “Notional Disbursement Schedule”).

(c)The updated Base Case Model delivered in accordance with Section 4.2(a)(m) and Section 4.7(i) shall set forth a percentage amortization for the Tranche A Term Loans for each date set out on Appendix C constructed by (i) dividing (x) the Contracted Amortization Amount in respect of each Semi-Annual Date set out on Appendix C by (y) the Tranche A Loan Amount and (ii) with respect solely to the first Semi-Annual Date set out on Appendix C and each date prior to such first Semi-Annual Date, further dividing the percentage for such first Semi-Annual Date derived by application of subpart (i) of this Section 3.14(c) by six (the “Tranche A Percentage Amortization”).

3.15    Amortization Schedules; Repayment of Principal.

(a)Upon the conversion of the Construction Loans to Term Loans on the Term Conversion Date in accordance with Section 2.2(c), such Construction Loans will no longer be outstanding as Loans hereunder. If the Term Conversion Date does not occur on or prior to January 28, 2014 (the “Date Certain”), then the Borrower shall repay the aggregate principal amount of the Construction Loans on the Date Certain.

(b)On the Term Conversion Date, the Borrower shall deliver to the Administrative Agent an amortization schedule for each Tranche of the Term Loans (the “Amortization Schedules”) which shall be constructed by multiplying the aggregate amount of the relevant Tranche of Term Loans on the Term Conversion Date after giving effect to Section 3.15(a) by:

(i)in respect of the Semi-Annual Date occurring on or about February 28, 2014, the aggregate sum of the respective percentages set forth on the Projected Amortization Schedule under the relevant heading for such Tranche and opposite each month (if any) beginning on or after the last day of the full calendar month to occur after the Term Conversion Date and prior to February 28, 2014; and

(ii)in respect of each Semi-Annual Date set forth on the Projected Amortization Schedule that is after February 28, 2014, the respective percentages set forth on the Projected Amortization Schedule under the relevant heading for such Tranche and opposite such Semi-Annual Date.

The Amortization Schedules shall be effective solely upon the written confirmation by the Administrative Agent that such Amortization Schedules were constructed in accordance with this Section 3.15(b). The principal of the Term Loans shall be due and payable on each Semi-Annual Date in accordance with the Amortization Schedules constructed and confirmed in accordance with this Section 3.15(b).
(c)The difference between the aggregate sum of the percentages set out under the heading of each Tranche and opposite all months beginning on or prior to the second Semi-Annual Date set forth on Appendix C and the aggregate percentage of such months applied in accordance with Section 3.15(b) shall be multiplied by the aggregate amount of the relevant Tranche of Term Loans on the Term Conversion Date after giving effect to Section 3.15(a). The principal amount of the Tranche A Term Loans resulting from such calculation is the “Tranche A Deferred Principal Amount”. The principal amount of the Tranche B Term Loans resulting from such calculation is the “Tranche B Deferred Principal Amount” and, together with the Tranche A Deferred Principal Amount, the “Deferred Principal Amount”. The Deferred Principal amount shall be payable in accordance with Sections 3.16 and 3.17.

(d)On the Repricing Date, the Amortization Schedules shall be updated to take into account the Incremental Tranche A Loan Amount, and the remaining principal of the Term Loans shall be due and payable on each Semi-Annual Date in accordance with the updated Amortization Schedules.

(e)The Borrower shall repay the aggregate outstanding principal amount of each Tranche of Loans on the respective Maturity Date of such Tranche of Loans.

3.16    Voluntary Prepayment of Principal. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time‑to‑time after the Closing Date on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Notice Office at least five Business Days’ prior written notice of its intent to prepay the Loans, the aggregate principal amount of the prepayment, the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made (which notice the Administrative Agent shall promptly transmit to each of the Lenders); (ii) such prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum and, if more than the Borrowing Minimum, in an integral multiple of the Borrowing Multiple (unless the entire Tranche of Loans is being prepaid); (iii) prepayments of a LIBOR Loan may only be made pursuant to this Section 3.16 on the last day of an Interest Period applicable thereto (unless the Borrower pays all Liquidation Costs resulting from the prepayment of such LIBOR Loan on a day other than the last day of the Interest Period applicable thereto); and (iv) each prepayment of Loans pursuant to this Section 3.16 shall be applied first, to reduce the Deferred Principal Amount pro rata between the Tranches and among the Term Lenders within each such Tranche to $0.00, second, to reduce the LC Loans resulting from a draw on the DSR Letters of Credit to $0.00, third, to reduce Revolving Loans to $0.00, fourth, to the scheduled principal payments of Tranche B Term Loans in inverse chronological order of their due dates to $0.00, fifth, to reduce the scheduled principal payments of Tranche A Term Loans on a pro rata basis to $0.00 and finally, to reduce any LC Loans resulting from a draw on the TA Letters of Credit on a pro rata basis. In no event shall any voluntary prepayment be funded from the proceeds of any Loan.

3.17    Mandatory Prepayments of Principal.

(a)The Borrower shall prepay the Loans, without premium or penalty (except for any Liquidation Costs), with the Mandatory Prepayment Portion of the following Collateral Proceeds:
(i)all Loss Proceeds received by any Borrower Party that are not applied, or are not permitted to be applied, to the Restoration of the Project in accordance with the Collateral Agreement or are not allowed to be retained or re-invested by the Borrower Parties in accordance with the Collateral Agreement;

(ii)all Disposition Proceeds received by any Borrower Party that are not applied, or are not permitted to be applied, to the purchase of replacement assets in accordance with the Collateral Agreement or are not allowed to be retained or re-invested by the Borrower Parties in accordance with the Collateral Agreement;

(iii)all proceeds of any Delay Liquidated Damages in accordance with the Collateral Agreement;

(iv)all Buy-down Proceeds in accordance with the Collateral Agreement; and

(v)all Distribution Sweep Proceeds in accordance with the Collateral Agreement.

(b)On the Term Conversion Date, all proceeds of any Delay Liquidated Damages shall be applied: first to repay any LC Loans resulting from a draw on the TA Letters of Credit; second, to reduce the Deferred Principal Amount pro rata between the Tranches and among the Term Lenders within each such Tranche to $0.00; third, to reduce remaining scheduled principal payments of the Term Loans pro rata between the Tranches and among the Term Lenders within each such Tranche in inverse chronological order of the due dates thereof to $0.00; fourth, LC Loans resulting from a draw on the DSR Letters of Credit on a pro rata basis to $0.00; and finally, Revolving Loans on a pro rata basis to $0.00.

(c)Loss Proceeds, Disposition Proceeds and Buy-down Proceeds received prior to the Term Conversion Date shall reduce the amount of the Construction Loans converted to Term Loans in accordance with Section 3.15(a) and used to construct the Amortization Schedule in accordance with Section 3.15(b) pro rata.

(d)Loss Proceeds, Disposition Proceeds, Buy-down Proceeds and Distribution Sweep Proceeds received on and after the Term Conversion Date shall be applied: first, to reduce the Deferred Principal Amount pro rata between the Tranches and among the Term Lenders within each such Tranche to $0.00; second, to reduce remaining scheduled principal payments of the Term Loans pro rata between the Tranches and among the Term Lenders within each such Tranche in inverse chronological order of their due dates to $0.00; third, to reduce the LC Loans resulting from a draw on the DSR Letters of Credit on a pro rata basis to $0.00; fourth, to reduce the Revolving Loans on a pro rata basis to $0.00; and finally to reduce any LC Loans resulting from a draw on the TA Letters of Credit on a pro rata basis.

(e)Mandatory prepayments to be made with Loss Proceeds, Disposition Proceeds and Buy-down Proceeds shall be made (i) in respect of any LIBOR Loan, on the last day of the relevant Interest Period in respect thereof or on such earlier date as selected by the Borrower (provided, that Borrower pays any Liquidation Costs arising from such earlier prepayment), (ii) in respect of any Base Rate Loan, on the fifth Business Day following receipt of the relevant Collateral Proceeds in the Proceeds Account and (iii) in respect of any Loan that has been Converted from a

LIBOR Loan to a Base Rate Loan prior to prepayment in accordance with subpart (i) of this Section 3.17(e), on the third Business Day following such Conversion. Mandatory prepayments to be made with Distribution Sweep Proceeds shall be made on the Monthly Transfer Date immediately following the relevant Semi-Annual Date or on the following Interest Period in respect of LIBOR Loans but in no event later than three months after such Monthly Transfer Date.

(f)Mandatory prepayments to be made with proceeds of any Delay Liquidated Damages shall be made on the Term Conversion Date (provided, that, if the Term Conversion Date occurs on a day that is not the last day of the relevant Interest Period in respect of any LIBOR Loan to be repaid, the Borrower pays any Liquidation Costs arising from such earlier prepayment).

3.18    Mandatory Reduction of Rate Swap Transactions.

(a)If the Borrower prepays the Construction Loans prior to the Term Conversion Date, then the Borrower shall (i) reconstruct the Notional Amortization on the Projected Amortization Schedule by multiplying (x) the aggregate amount of the relevant Tranche of Construction Loans after giving effect to such prepayment plus the aggregate remaining Construction Loan Commitments of such Tranche by (y) the percentages set forth on Appendix C and (ii) concurrently with such prepayment, partially terminate the Rate Swap Transactions by reducing the relevant notional amount thereunder in accordance with the Rate Swap Agreements to the extent necessary (if necessary) so that after giving effect to such prepayment and the application thereof in accordance with Section 3.16 or 3.17, the Borrower is in compliance with Section 7.26.

(b)If the Borrower prepays the Term Loans, then the Borrower shall, concurrently with such prepayment, partially terminate the Rate Swap Transactions by reducing the relevant notional amount thereunder in accordance with the Rate Swap Agreements to the extent necessary (if necessary) so that after giving effect to such prepayment and the application thereof in accordance with Section 3.16 or 3.17, the Borrower is in compliance with Section 7.26.

3.19    Cancellation of Commitments.

(a)Subject to Section 3.19(c), the Borrower may ratably cancel all or any part of (i) the Tranche A Construction Loan Commitments by written notice to the Tranche A Lenders, (ii) the Tranche B Construction Loan Commitments by written notice to the Tranche B Lenders or (iii) (after the Term Conversion Date) the Revolving Commitments by written notice to the Revolver Lenders.

(b)The Borrower may not cancel all or any part of the LC Facilities.

(c)Notwithstanding anything to the contrary set forth in this Credit Agreement, the Borrower shall not cancel all or any portion of the Tranche A Construction Loan Commitments or the Tranche B Construction Loan Commitments prior to the Term Conversion Date unless (i) no event has occurred or could reasonably be expected to occur to cause any Major Milestone Date to be delayed, (ii) the proposed reduction in Commitments requested by the Borrower will not result in a deficiency of funds necessary to achieve the Project Completion Date by the Date Certain and otherwise satisfy the condition contained in Section 4.6(a)(e) and (iii) each Tranche A Lender or Tranche B Lender, as may be the case, shall have received a certificate from the Borrower, confirmed by the Independent Engineer, with respect to the matters set forth in this Section 3.19(c).

(d)Notwithstanding anything to the contrary set forth in this Credit Agreement, on the Term Conversion Date:

(i) all remaining Tranche A Construction Loan Commitments (after giving effect to (x) any Borrowing of Tranche A Construction Loans in accordance with Section 2.1 and (y) the Conversion of all Tranche A Construction Loans to Tranche A Term Loans in accordance with and pursuant to Sections 2.2 and 3.5(e)) shall automatically be cancelled; and

(ii) all remaining Tranche B Construction Loan Commitments (after giving effect to (x) any Borrowing of Tranche B Construction Loans in accordance with Sections 2.1 and (y) the Conversion of all Tranche B Construction Loans to Tranche B Term Loans in accordance with and pursuant to Sections 2.2 and 3.5(e)) shall automatically be cancelled.

(e)The Lenders may cancel their respective Commitments in accordance with Section 9.1.

(f)The Lenders may cancel their respective Commitments if the initial Borrowing of the Construction Loans has not occurred on or prior to the twelve month anniversary of the Closing Date.

3.20    Method and Place of Payment.

(a)Except as set forth in the following sentence or as otherwise specifically provided herein, all payments under this Credit Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 p.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds to the AA Payment Account or pursuant to such other instructions as the Administrative Agent shall designate to the Borrower in writing. Whenever any payment to be made hereunder or under any Note is stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension; provided, that if the day on which any such payment relating to a LIBOR Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

(b)With respect to any repayment of Loans pursuant to Section 3.15 or any mandatory prepayment of Loans pursuant to Section 3.17, the Borrower may designate the Types of Loans which are to be repaid or prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided, that (i) repayments and prepayments of LIBOR Loans may only be made on the last day of an Interest Period applicable thereto unless all such LIBOR Loans with Interest Periods ending on or prior to the date of required repayment or prepayment and all Base Rate Loans have been paid in full or the Borrower pays Liquidation Costs, (ii) if any repayment or prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Borrowing Minimum, then such outstanding Loans shall immediately be Converted into Base Rate Loans, and (iii) each repayment or prepayment of Loans made pursuant to a single Borrowing shall be applied pro rata across such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

3.21    Computations. All computations of interest and Fees hereunder shall be made on the basis of a 360-day year and the actual number of days elapsed; provided that computations of interest on Base Rate Loans calculated under clause (b) of the definition thereof hereunder shall be made on the basis of a 365- or 366-day year, as the case may be, and the actual number of days elapsed.

3.22    Application of Payments; Sharing.

(a)Subject to the provisions of this Section 3.22, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Secured Obligations of the Borrower hereunder or under any other Financing Document, it shall promptly distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Secured Obligations with respect to which such payment was received.

(b)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or TALC Participations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)Notwithstanding the foregoing, if there are insufficient funds in the Secured Accounts to make each of the principal payments of the Loans in accordance with both Sections 3.4(e) and 7.8(iii) of the Collateral Agreement, then such funds shall be applied first, to the repayment in full of the outstanding principal amount of all Loans other than the Term Loans (if any); second, to the repayment in full of the outstanding principal amount of the Tranche A Term Loans; and finally, to the repayment of the outstanding principal amount of the Tranche B Term Loans.

3.23    Late Payments. If any amounts required to be paid by the Borrower under this Credit Agreement or the other Financing Documents (including the principal of or interest theretofore accrued on any Loan hereunder or any Fees or other amounts otherwise payable to the Administrative Agent, any Lender, any Issuing Bank or any Participating Banks) remain unpaid after such amounts are due, then (to the extent permitted by applicable Law) such overdue amounts shall bear interest from the date due until such amounts are paid in full at the Default Rate, with such interest to be payable on demand.

3.24    Net Payments.

(a)All payments made by the Borrower hereunder or under any other Financing Document will be made without setoff, counterclaim or other defense. Except as provided in Section 3.24(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, in the case of any Lender, except as provided in the second succeeding sentence, Excluded Taxes) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Applicable Taxes”). If any Applicable Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Applicable Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any other Financing Document, after withholding or deduction for or on account of any Applicable Taxes, will not be less than the amount provided for herein or in such other Financing Document. If any amounts are payable in respect of Applicable Taxes pursuant to the preceding sentence, then the Borrower shall be obligated to reimburse each Lender, upon the written request of such Lender, for (i) taxes imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any political subdivision or taxing authority thereof or therein, and (ii) any withholding of Applicable Taxes, in each case as such Lender determines are payable by, or withheld from, such Lender in respect of any amounts paid to or on behalf of such Lender pursuant to the preceding sentence and this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date of the payment of any Applicable Taxes due pursuant to applicable Law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Applicable Taxes so levied or imposed and paid by such Lender.

(b)
(i)Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Borrower and the Administrative Agent, on or prior to the Closing Date, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made to it under this Credit Agreement and under any other Financing Document or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (A) a certificate substantially in the form of Exhibit 3 (any such certificate, an “Applicable Tax Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W‑8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made to it under this Credit Agreement and under any other Financing Document. In addition, each Lender agrees that from time-to-time after the Closing Date (or, in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 11.11 (unless such Lender was already a Lender hereunder prior to such assignment or transfer), from time-to-time after the date of such assignment or transfer to such Lender), when a lapse in time or change in circumstances renders the previous forms and/or Applicable Tax Certificate (as applicable) obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W‑8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty), Form W‑8BEN (with respect to the portfolio interest exemption) (or successor forms) and/or an Applicable Tax Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments made to it under this Credit Agreement and any other Financing Document. If any Lender is unable to deliver any such form and/or Applicable Tax Certificate, it shall immediately notify the Borrower and the Administrative Agent of such inability, in which case such Lender shall not be required to deliver any such form and/or Applicable Tax Certificate pursuant to this Section 3.24(b). Notwithstanding anything to the contrary contained in Section 3.24(a), but subject to Section 11.11(d) and the immediately succeeding sentence: (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.24(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided pursuant to this Section 3.24(b) or (II) in the case of a payment, other than interest, to a Lender that is not a “bank” as described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such Applicable Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.24, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 3.24(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable Law relating to the deducting or withholding of income or similar Applicable Taxes.

(ii)Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrower and the Administrative Agent executed originals of the Internal Revenue Service Form W-9 to enable the Borrower and the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(c)Each Lender described in Section 3.24(b)(a)(i) shall provide, promptly upon the reasonable demand of the Borrower or the Administrative Agent, any information, form or document as prescribed by the Internal Revenue Service to (x) demonstrate that such Lender has complied with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Internal Revenue Code, as applicable), or (y) to determine the amount to deduct and withhold from such payment.

(d)Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Applicable Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.24(a), it shall pay to such Borrower an amount equal to such refund (but only to the extent of the indemnity payments made, or additional amounts paid, by such Borrower under Section 3.24 with respect to the Applicable Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the written request of the Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or any such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.25    Specified Letter of Credit Mechanics.

(a)To request the issuance of a Specified Letter of Credit under the TALC Facility, the Borrower shall deliver an appropriately completed and duly executed LC Request to the TALC Issuing Bank and the Administrative Agent not less than the second Business Day prior to the proposed Issuance Date thereof. To request the issuance of a Specified Letter of Credit under any other LC Facility, the Borrower shall deliver an appropriately completed and duly executed LC Request to the relevant Issuing Bank and the Administrative Agent not less than three Business Days in advance of the proposed Issuance Date thereof. If requested by any relevant Issuing Bank, the Borrower shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Specified Letter of Credit.

(b)To request the amendment, renewal or extension of an outstanding Specified Letter of Credit (to the extent such amendment, renewal or extension is in accordance with the terms, conditions and requirements of this Credit Agreement), the Borrower shall deliver an appropriately completed and duly executed LC Request to the relevant Issuing Bank and the Administrative Agent not less than two Business Days in advance of the requested date of amendment, renewal or extension thereof.

(c)Each LC Request shall include or attach such information as shall be necessary to issue, amend, renew or extend such Specified Letter of Credit (including the beneficiary, maturity, initial stated amount, and form thereof).

(d)The making of each LC Request shall be deemed to be a representation and warranty by the Borrower to the relevant Issuing Banks and the TALC Participating Banks (as applicable) that such Specified Letter of Credit may be issued, amended, renewed or extended in accordance with, and will not violate the requirements of, this Credit Agreement or any other Financing Document. The relevant Issuing Bank shall, on the terms and subject to the conditions of this Credit Agreement, on the date requested by the Borrower in the relevant LC Request, issue, amend, renew or extend (as applicable) the requested Specified Letter of Credit in accordance with the Issuing Bank’s usual and customary practices; provided, that in the case of the issuance of a Specified Letter of Credit, the relevant Issuing Bank shall not have received notice prior to such issuance from the Borrower, the Administrative Agent or any TALC Participating Bank (as applicable) that one or more of the conditions specified in Section 4.1, Section 4.3, Section 4.4 or Section 4.5 (as applicable) are not then satisfied. Upon the issuance, amendment, renewal or extension of any Specified Letter of Credit in accordance with the terms of this Credit Agreement, the relevant Issuing Bank shall promptly notify the Borrower, and the Administrative Agent and, if applicable, the TALC Participating Banks in writing of such issuance, amendment, renewal or extension, and such notice shall be accompanied by a copy of the relevant Specified Letter of Credit or the amendment thereto, as the case may be.

(e)If the Issuing Bank shall make an LC Disbursement, the Issuing Bank shall give the Borrower, the Administrative Agent and (with respect to an LC Disbursement under a TA Letter of Credit) each TALC Participating Bank prompt written notice of such LC Disbursement; provided, that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder (other than in respect of timing of its reimbursement obligations hereunder). The stated amount of any Specified Letter of Credit shall be reduced by the amount of each LC Disbursement thereunder.

(f)Each LC Disbursement shall be automatically converted into loans hereunder in an aggregate initial principal amount equal to the amount of such LC Disbursement (or in the case of an LC Disbursement in respect of any TA Letter of Credit, each TALC Participating Bank’s TALC Percentage of the amount of such LC Disbursement) (each, an “LC Loan”). Upon the deemed Borrowing of LC Loans in accordance with this Section 3.25(f), the relevant LC Disbursement shall be deemed retired in full. The LC Loans made pursuant to this Section 3.25(f) shall be Base Rate Loans until Converted in accordance with Section 3.5.

(g)Immediately upon the issuance by the TALC Issuing Bank of each TA Letter of Credit, the TALC Issuing Bank shall be deemed to have sold and transferred to each TALC Participating Bank and each TALC Participating Bank shall be deemed irrevocably and unconditionally to have purchased and received from the TALC Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such TALC Participating Bank’s TALC Percentage, in such TA Letter of Credit, each LC Disbursement made thereunder and the obligations of the Borrower under this Credit Agreement with respect thereto (including any LC Disbursement and the resulting LC Loans). In determining whether to pay under any TA Letters of Credit, the TALC Issuing Bank shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such TA Letters of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements thereof. Any action taken or omitted to be taken by the TALC Issuing Bank under or in connection with any TA Letters of Credit shall not create any resulting liability to the Borrower, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the TALC Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision). If the TALC Issuing Bank makes an LC Disbursement, then the TALC Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each TALC Participating Bank, and each TALC Participating Bank shall promptly and unconditionally pay to the TALC Issuing Bank the amount of such TALC Participating Bank’s TALC Percentage of the amount of such LC Disbursement (less any amount received by the Issuing Bank from the Borrower in respect of such LC Disbursement prior to such payment) (as applicable to each TALC Participating Bank, such TALC Participating Bank’s “TALC Participation Amount”) in Dollars and in same day funds. If the Administrative Agent so notifies a TALC Participating Bank prior to 12:00 noon (New York City time) on any Business Day, then such TALC Participating Bank shall make available to the TALC Issuing Bank its TALC Participation Amount on such Business Day in same day funds. If the Administrative Agent so notifies a TALC Participating Bank after 12:00 noon (New York City time) on any Business Day, then such TALC Participating Bank shall make available to the TALC Issuing Bank its TALC Participation Amount on the next succeeding Business Day in same day funds. If and to the extent such TALC Participating Bank shall not have made its TALC Participation Amount available to the TALC Issuing Bank in accordance with this Section 3.25(g), such TALC Participating Bank agrees to pay to the TALC Issuing Bank, forthwith on demand its TALC Participation Amount, together with interest thereon, for each day from such date until the date such amount is paid to such TALC Issuing Bank at the interest rate applicable to Tranche B Construction Loans or Tranche B Term Loans, as applicable, that are maintained as Base Rate Loans. The failure of any TALC Participating Bank to make available to the TALC Issuing Bank its TALC Participation Amount shall not relieve any other TALC Participating Bank of its obligation hereunder to make available to the TALC Issuing Bank its TALC Participation Amount on the date required, as specified above, but no TALC Participating Bank shall be responsible for the failure of any other TALC Participating Bank to make available to the TALC Issuing Bank such other TALC Participating Bank’s TALC Participation Amount. Whenever the TALC Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the TALC Participating Banks pursuant to this Section 3.25(g), the TALC Issuing Bank shall pay to each such TALC Participating Bank which has paid a TALC Participation Amount, in Dollars and in same day funds, an amount equal to such TALC Participating Bank’s share (based upon the proportionate aggregate amount originally funded by such TALC Participating Bank to the aggregate amount funded by all TALC Participating Banks) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations in accordance herewith. Upon the request of any TALC Participating Bank, the TALC Issuing Bank shall furnish to such TALC Participating Bank copies of any TA Letters of Credit issued by it and such other documentation as may reasonably be requested by such TALC Participating Bank. The obligations of the TALC Participating Banks to make payments to the TALC Issuing Bank hereunder shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Credit Agreement under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of this Credit Agreement or any of the other Financing Documents; (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Borrower Party may have at any time against a beneficiary named in any TA Letters of Credit, any transferee of any TA Letters of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any TALC Participating Bank, or any other Person, whether in connection with this Credit Agreement, any TA Letters of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any other Borrower Party and the beneficiary named in any such TA Letters of Credit); (iii) any draft, certificate or any other document presented under any TA Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Financing Documents; or (v) the occurrence of any Default or Event of Default.

(h)The obligations of the Borrower under this Section 3.25 to reimburse the relevant Issuing Bank with respect to drafts, demands and other presentations for payment under any Specified Letter of Credit (including, in each case, interest on such payments) in cash or by the automatic conversion thereof into LC Loans shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Borrower Party may have or have had against the Issuing Bank, including, any defense based upon the failure of any drawing under any Specified Letter of Credit to conform to the terms of such Specified Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, that the Borrower shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under any Specified Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, further, that such Issuing Bank shall not be excused from liability to the Borrower to the extent of any damages suffered by the Borrower that are caused by the Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Specified Letter of Credit comply with the terms thereof.

(i)To the extent that the Borrower for any reason fails to indefeasibly pay any Indemnified Liabilities to the TALC Issuing Bank in accordance with Section 11.2, each TALC Participating Bank severally agrees to pay to the TALC Issuing Bank such TALC Participating Bank’s pro rata share (in accordance with each TALC Participating Bank’s TALC Percentage) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such TALC Participating Bank against the TALC Issuing Bank).

3.26    Replacement of Lenders.

(a)If (i) any Lender delivers a certificate requesting compensation pursuant to Section 3.11, (ii) any Lender delivers a notice described in Section 3.10, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 3.24, (iv) any Lender or Issuing Bank becomes a Non-Consenting Creditor, (v) any Lender becomes a Defaulting Lender or (vi) any Issuing Bank fails to issue a Specified Letter of Credit in accordance herewith, then the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.11 except to the extent paid by the Eligible Assignee), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.11), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee that shall assume such assigned obligations; provided, that:

(A)
in the case of any such assignment resulting from the circumstances set forth in subparts (i), (ii) or (iii) above, such assignment will result in a reduction in the relevant compensation or payments thereafter;

(B)	in the case of any such assignment resulting from a Lender or Issuing Bank becoming a Non-Consenting Creditor, the applicable assignee shall have consented in writing to the applicable amendment, waiver or consent;

(C)	such assignment shall not conflict with any applicable requirement of Law;

(D)	the Borrower shall have received each consent required by Section 11.11 in accordance therewith;

(E)
the Borrower or such Eligible Assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of its Loans, accrued interest thereon, Fees and other amounts payable to it hereunder and under the other Financing Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or the Borrower (in the case of all other amounts); and

(F)	if such Defaulting Lender is an Issuing Bank, the Borrower shall have delivered the originals of all Specified Letters of Credit issued by such Issuing Bank for cancelation by such Issuing Bank.

(b)A Lender or Issuing Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.27    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender or Issuing Bank becomes a Defaulting Lender, then, until such time as such Lender or Issuing Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)Waivers and Amendments. The amount of such Defaulting Lender’s applicable Commitment, applicable Loans and TALC Participation shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Financing Documents (other than consents, modification or waivers that (i) extend the final scheduled maturity of any Loan or Note held by such Defaulting Lender or extend the stated expiration date of any Specified Letter of Credit issued by such Defaulting Lender beyond the Maturity Date of such Loan, Note or Specified Letter of Credit, (ii) reduce the rate or extend the time of payment of interest or Fees on or in respect of any Loan or Note held by such Defaulting Lender or Specified Letter of Credit issued by such Defaulting Lender (except in connection with the waiver of applicability of any post-default increase in interest rates), (iii) reduce (or forgive) the principal amount of any Loan or Note held by such Defaulting Lender, (iv) increase the amount of any Commitment of such Defaulting Lender or (v) change the voting provisions hereof).

(b)Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the TALC Issuing Bank hereunder; third, if such Defaulting Lender is a TALC Participating Bank, to Cash Collateralize the TALC Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.28; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) if such Defaulting Lender is a TALC Participating Bank, Cash Collateralize the TALC Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future TA Letters of Credit issued under this Credit Agreement, in accordance with Section 3.28; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Specified Letters of Credit were issued at a time when the relevant conditions set forth in ARTICLE IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 3.27(a)(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.27(a)(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)Certain Fees.

(i)No Defaulting Lender shall be entitled to receive any Commitment Fee under Sections 3.13(a) for any period during which the relevant Lender is a Defaulting Lender (and, notwithstanding anything to the contrary herein, the Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)Each TALC Participating Bank that is a Defaulting Lender shall be entitled to receive Letter of Credit Fees under Sections 3.13(c)(a)(i) or 3.13(c)(a)(iii)  for any period during which that Issuing Bank is a Defaulting Lender only to the extent allocable to that portion of the TALC Participation for which it has provided Cash Collateral pursuant to Section 3.28.

(iii)With respect to any Fees not required to be paid to any Defaulting Lender pursuant to Section 3.27(a)(c)(ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s TALC Participation that has been reallocated to such Non-Defaulting Lender pursuant to Section 3.27(a)(d), (y) pay to the TALC Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)Reallocation of TALC Participations to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s TALC Participation shall be reallocated among the Non-Defaulting Lenders in accordance with their respective TALC Percentages (calculated without regard to such Defaulting Lender’s TALC Percentages) but only to the extent that (x) the conditions set forth in Section 4.4 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation would not cause the aggregate TALC Participating Amount of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s TALC Commitment. For the avoidance of doubt, the TALC Issuing Bank and the TALC Participating Banks agree that drawings under the TA Letter of Credit under the Tolling Agreement result from or are otherwise predicated upon facts that constitute Defaults or Events of Default and that no reallocation will occur hereunder if a TALC Participating Bank becomes a Defaulting Lender solely as a result of its failure to pay to the TALC Issuing Bank its relevant TALC Participation Amount upon such drawing. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that TALC Participating Bank having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)Cash Collateral by Borrower; Prepayment of LC Loans. If the reallocation described in Section 3.27(a)(d) cannot, or can only partially, be effected, then the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the TALC Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 3.28; provided, that if any TALC Participating Bank becomes a Defaulting Lender solely as a result of its failure to pay to the TALC Issuing Bank its relevant TALC Participation Amount upon the drawing of a TA Letter of Credit, then the Borrower shall have the right, in lieu of Cash Collateralization and notwithstanding the provisions of Section 3.22, to prepay such LC Loans as are owed to the TALC Issuing

Bank in aggregate amount equal to such Defaulting Lender’s TALC Participation Amount in accordance with Section 3.16 within five Business Days.

(f)Defaulting Lender Cure. If the Borrower, the Administrative Agent and (if the Defaulting Lender is a TALC Participating Bank) the TALC Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations of the Credit Facilities to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 3.27(a)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)New TA Letters of Credit. So long as any TALC Participating Bank is a Defaulting Lender, the TALC Issuing Bank shall not be required to issue, extend, renew or increase any TA Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

3.28    Cash Collateralization.

(a)Cash Collateralization. If at any time there shall exist a Defaulting Lender that is a TALC Participating Bank, then within five Business Days following the written request of the Administrative Agent or the TALC Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize or shall cause the Cash Collateralization of the TALC Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 3.27(a)(d) and any Cash Collateral provided by such Defaulting Lender) from funds that are not credited or creditable to the Secured Accounts in an amount not less than the Minimum Collateral Amount.

(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the TALC Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of TALC Facility, to be applied pursuant to Section 3.28(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the TALC Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, then the Borrower will, within five Business Days of demand by the Administrative Agent, pay or provide to the Administrative

Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 3.28 or Section 3.27 in respect of TA Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations of TA Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the TALC Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.28 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the TALC Issuing Bank that there exists excess Cash Collateral; provided, that, subject to Section 3.27, the Person providing Cash Collateral and the TALC Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and, provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Collateral Documents.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Conditions to Closing. The closing of the transactions hereunder (the “Closing”) is subject to the prior satisfaction of each of the following conditions (unless waived in writing by each Financing Party):

(a)Representations and Warranties. The representations and warranties of the Borrower Parties set forth in the Financing Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)Transaction Documents. Each of the Transaction Documents (other than the Term Notes, any Additional Project Documents not then in existence and the Rate Swap Confirmations) shall have been duly authorized, executed, delivered and (if applicable) released from documentary escrow by each party thereto. The Administrative Agent shall have received a fully-executed version of each such Transaction Document (it being understood that, to the extent an original counterpart thereof is not required to be delivered to the Administrative Agent as a condition to the effectiveness or enforceability thereof under applicable Law, a photostatic or electronic copy thereof shall satisfy this condition).

(c)Notes. The Borrower shall have duly authorized and executed each Note (other than a Term Note) for the account of each Lender that has made a request therefor pursuant to Section 3.4(b). Each such Note shall be appropriately completed with the name of the payee, the maximum principal amount thereof and the date of issuance (which shall be the Closing Date) inserted therein. An original of each such Note shall have been delivered by the Borrower to the Administrative Agent for further distribution to the payee listed therein.

(d)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(e)Funding of Equity Contributions. The Pledgor shall have contributed to the Borrower the Required Equity Contribution. The proceeds of such Required Equity Contribution shall have been applied to the payment of Project Costs (directly by the Borrower or through the further contribution to and payment by the Procurement Sub or Project Owner).

(f)Closing Certificates. The Borrower shall have appropriately completed, duly authorized, executed, and delivered to the Administrative Agent and (if applicable) released from documentary escrow the Borrower Closing Certificate. The Pledgor shall have appropriately completed, duly authorized, executed and delivered to the Administrative Agent and (if applicable) released from documentary escrow the Pledgor Closing Certificate. Each such Closing Certificate is true and correct in all respects and attaches true and correct copies of all documents specified therein appropriately completed as specified therein.

(g)Good Standing. Each Borrower Party and the Pledgor shall be in good standing under the jurisdiction of its formation and the Administrative Agent shall have received a certificate of good standing in respect of each such Borrower Party and the Pledgor certified by the Secretary of State of such state and dated not more than ten days prior to the Closing Date. Each Borrower Party and the Pledgor shall be qualified to do business in the jurisdiction where the Project is located and the Administrative Agent shall have received a certificate of the relevant state official evidencing such qualification dated not more than ten days prior to the Closing Date.

(h)Insurance. Insurance complying with the Collateral Agreement shall be in full force and effect, and each Financing Party shall have received a binder or certificates signed by the insurer or a broker authorized to bind the insurer with respect to each policy of insurance required to be in effect pursuant to the Collateral Agreement evidencing such insurance (including the designation of the Collateral Agent as loss payee or additional insured thereunder to the extent required by the Collateral Agreement). In addition, each Financing Party shall have received a report from the Insurance Consultant in accordance with Section 4.1(a)(i) and a certificate from the Insurance Consultant dated the Closing Date, certifying that all insurance policies required to be maintained (or caused to be maintained) by the Borrower Parties pursuant to Section 7.17 and the Collateral Agreement have been obtained and are in full force and effect on the Closing Date, and that such insurance policies comply in all respects with the requirements of the Collateral Agreement.

(i)Consultants’ Reports. Each Financing Party shall have received an electronic copy of a report of each Independent Consultant as to the matters set forth opposite such report on Appendix I.

(j)Permits. Each Financing Party shall have received photostatic or electronic copies of (x) all Material Permits held in the name of the Borrower Parties and Affiliate Project Participants and, if requested, certified copies of all applications made for such Material Permits required to have been obtained on or before the Closing Date and (y) all Material Permits known to the Borrower that are held in the name of any Material Project Participants that are not Affiliate Project Participants except those Material Permits listed on Schedule 4.1(a)(j).

(k)Creation, Perfection and Priority of Liens. The Liens of the Collateral Agent over the Collateral shall have been created and perfected in accordance with the Collateral Agreement and such Liens shall constitute first-priority Liens subject only to (i) Permitted Priority Liens and (ii) other Permitted Liens to the extent junior to the Liens granted to the Collateral Agent under the Security Documents and the Administrative Agent shall have received evidence reasonably satisfactory to it of the foregoing.

(l)Lien Searches. The Administrative Agent shall have received lien search reports of a recent date before the Closing Date for each of the jurisdictions in which UCC-1 financing statements, fixture filings and the Mortgage are intended to be filed in respect of the Collateral which such reports shall not include any Liens other than (i) Permitted Priority Liens and (ii) other Permitted Liens to the extent junior to the Liens granted to the Collateral Agent under the Security Documents. The Administrative Agent shall have received each California 20-Day Preliminary Notice issued pursuant to California Civil Codes §3097, 3098, 3111 and 3259.5 and delivered to the Borrower Parties on or prior to the Closing Date.

(m)Legal Opinions. The Administrative Agent shall have received photostatic or electronic copies of the following legal opinions, which legal opinions shall be dated the Closing Date and addressed to, and be in form and substance satisfactory to, each Agent and each Financing Party:

(i)a legal opinion of in-house counsel to each of the Borrower Parties and the Pledgor;

(ii)a legal opinion of Jones Day, special New York and California counsel to the Borrower Parties, the Pledgor and each Affiliated Project Party;

(iii)a legal opinion of Jones Day, special federal energy regulatory and federal permitting counsel to the Borrower Parties, the Pledgor and each Affiliated Project Party;

(iv)a legal opinion of Stoel Rives LLP, special federal and state environmental counsel, state energy regulatory and state and local permitting counsel to the Borrower Parties, the Pledgor and each Affiliated Project Party;

(v)a legal opinion of counsel to the Equipment Supplier and Equipment Servicer as to the matters set forth on Appendix 2 to each Consent Agreement with the Equipment Supplier and the Equipment Servicer; and

(vi)a legal opinion of counsel to the BOP Contractor as to the matters set forth on Appendix 2 to each Consent Agreement with the BOP Contractor.

(n)Financial Information, etc. Each Financing Party shall have received an electronic copy of a pro forma balance sheet of each Borrower Party and the Pledgor, dated the Closing Date.

(o)U.S.A. Patriot Act. Each Financing Party shall have received, at least three Business Days prior to the Closing Date, electronic copies of all documentation and other information required by bank regulatory authorities or the generally applicable internal policies of the such Financing Party under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(p)Environmental Matters. Each Financing Party shall have received an electronic copy of a “Phase 1 Environmental Site Assessment” confirming that there are no recognized environmental conditions in connection with the Project, the Facility or the Site, except to the extent set forth on Schedule 5.14.

(q)Fees and Expenses. The Borrower shall have paid or arranged for the payment when due of all reasonable and documented Fees, expenses (including Attorney Costs) and other charges due and payable by it on or prior to the Closing Date under this Credit Agreement or under any of the other Financing Documents.

(r)Construction Budget and Project Schedule; Sources and Uses. Each Financing Party shall have received an electronic copy (whether delivered separately or as part of the Base Case Model delivered in accordance with Section 4.1(a)(t)) of (i) the Construction Budget, (ii) each Project Schedule and (iii) a sources and uses of funds demonstrating that the Construction Facilities are sufficient to timely fund all future Project Costs set forth in the Construction Budget, including the Contingency, each of which shall be reasonably satisfactory to such Financing Party.

(s)Pro Forma Operating Budget; Pro Forma Operating Report. Each Financing Party shall have received an electronic copy (whether delivered separately or as part of the Base Case Model delivered in accordance with Section 4.1(a)(t)) of a pro forma Operating Budget and a pro forma Operating Report, in each case, in form, scope and substance reasonably satisfactory to such Financing Party.

(t)Base Case Model. The Borrower shall have delivered to each Financing Party an electronic copy of the Base Case Model, incorporating the inputs from the Construction Budget, the Project Schedules, the projected Operating Performance and sources and uses of funds delivered in accordance with Section 4.1(a)(r), the pro forma Operating Budget delivered in accordance with Section 4.1(a)(s), and the anticipated fixed rate payable by the Borrower under each of the Rate Swap Transactions to be entered into in accordance with Section 7.26, and otherwise in form, scope and substance reasonably satisfactory to such Financing Party.

(u)Financial Ratios. The Base Case Model delivered in accordance with Section 4.1(a)(t) shall project a minimum Projected DSCR on a rolling twelve-month basis beginning on August 30, 2013 and ending on August 31, 2023 of not less than 1.40:1.00.

(v)Commencement of Work. The Administrative Agent shall have received evidence that: (i) the Construction Manager shall have received and accepted the “Notice to Proceed” (as defined in the Construction Management Agreement); (ii) the BOP Contractor shall have received and accepted the “Full Notice to Proceed” (as defined in the BOP Contract); (iii) the Equipment Servicer shall have received and accepted the “Full Notice to Proceed” (as defined in the Equipment Services Agreement); and (iv) the Equipment Supplier shall have received and accepted the “Full Notice to Proceed” (as defined in the Equipment Purchase Agreement).

(w)Debt Repayment.     Each Borrower Party shall have repaid all of its existing Indebtedness, other than Permitted Indebtedness and all Liens associated therewith encumbering any Collateral, other than Permitted Liens, shall have been released.

(x)Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Credit Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, certificates, and instruments relating to this Credit Agreement or any other Transaction Document or the transactions contemplated hereby or thereby as the Administrative Agent shall have reasonably requested, in each case in form and substance reasonably satisfactory to the Administrative Agent.

For purposes of this Section 4.1, a Financing Party shall be deemed to have received an electronic copy of any document that was posted on the Borrower’s online data site located at www.intralinks.com as of 5:00 p.m. (New York time) on the day immediately preceding the Closing Date; unless, (x) such Financing Party did not receive electronic notice of such posting or (y) such Financing Party notifies the Administrative Agent and the Borrower that such Financing Party has not had reasonably sufficient time to review such electronic copy prior to the Closing Date.
4.2    Conditions to the Disbursement of Construction Loans. The obligation of any (a) Tranche A Lender to make any Tranche A Construction Loan or (b) Tranche B Lender to

make any Tranche B Construction Loan, as the case may be, on any Disbursement Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by (x) in the case of Tranche A Construction Loans, the Requisite Tranche A Lenders or (y) in the case of Tranche B Construction Loans, Requisite Tranche B Lenders):

(a)Closing Date. The Closing shall have theretofore occurred.

(b)Borrowing Request. The Administrative Agent shall have received a Borrowing Request pursuant to and in compliance with Section 3.2 in respect of the Disbursement of Construction Loans on such Disbursement Date.

(c)Construction Requisition. The Administrative Agent shall have received (i) not less than five Business Days prior to such Disbursement Date, a Construction Requisition and (ii) not less than two Business Days prior to such Disbursement Date, a certificate of the Independent Engineer confirming such Construction Requisition.

(d)Representations and Warranties. The representations and warranties of the Borrower contained in ARTICLE V hereof and the representations and warranties of each Borrower Party, and the Pledgor and the Affiliated Project Parties contained in any other Financing Document to which any such Person is a party shall be true and correct in all material respects on and as of such Disbursement Date as if made on and as of such date (both before and after giving effect to the Disbursement to be made on such date) (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).

(e)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(f)Construction Budget; Notional Disbursement Schedule. The making of such Construction Loan shall be in accordance with the Construction Budget and the Notional Disbursement Schedule (subject to variances to the Notional Disbursement Schedule that are reasonably commensurate with modifications to the Construction Budget that are made in accordance with Section 7.28). The aggregate amount of Project Costs set forth in the then-applicable Construction Budget are sufficient to cause the Term Conversion Date to occur prior to the Date Certain and the Available Construction Funds both before and after giving effect to such Disbursement shall be equal to or greater than the aggregate amount of unpaid Project Costs set forth in the Construction Budget.

(g)No Liens. There shall not have been filed against or served upon the Collateral Agent or any of the Borrower Parties with respect to the Project or any part thereof any Stop Notice or notice of any Lien or claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on the relevant Construction Requisition (other than a Permitted Lien) which has not been released by prior payment (after the date hereof with the proceeds of Construction Loans) or in respect of which a bond or other security acceptable to Administrative Agent has not been posted or provided or which will not be released with the payment of the related obligation out of Construction Loans to be disbursed on the relevant Disbursement Date.

(h)Lien Releases; Etc. The Borrower shall have delivered to the Administrative Agent (i) a Lien Waiver Report completed in good faith using commercially reasonable efforts setting forth the information required thereby in respect of each M&M Party known to the Borrower Parties, including any Person identified in a notice delivered to the Borrower Parties or their Affiliates in accordance with Section 8.1 of any of the BOP Contract, the Equipment Purchase Agreement or the Equipment Services Agreement and any Person that has delivered to the Borrower Parties or (if relating to the Project) their Affiliates a California 20-Day Preliminary Notice pursuant to California Civil Codes §3097, 3098, 3111 or 3259.5, (ii) properly completed and duly executed conditional lien waivers (in the form provided under California Civil Code §3262, as amended) from each M&M Party that is to be directly or indirectly paid from funds requested under the related Borrowing of the Construction Loans, each of which shall be dated not earlier than the Relevant Work Date, (iii) one or more properly completed and duly executed unconditional lien waivers (in the form provided under California Civil Code §3262, as amended) from each M&M Party that is to be directly or indirectly paid from funds requested under the related Borrowing, each of which shall be dated not earlier than the date of the most recent conditional lien waiver delivered in accordance with subpart (ii) of this sentence. All work previously done on the Project shall have been done in all material respects in accordance with the applicable M&M Contracts. Other than with respect to the initial Borrowing of the Construction Loans (to the extent amounts are funded from sources other than the Construction Loans on the date thereof), all amounts directly or indirectly paid to any M&M Party since the initial Borrowing of the Construction Loans have been directly or indirectly funded with the proceeds of the Construction Loans (unless otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed).

(i)Fees and Expenses. The Borrower shall have paid or arranged for the payment when due (including, to the extent permitted, out of Disbursements) of all reasonable and documented Fees, expenses (including Attorney Costs) and other charges payable by it on or prior to such Disbursement Date under this Credit Agreement or under any other Financing Document.

(j)Title Policy Endorsement. The Administrative Agent shall have received (i) a “bring-down” endorsement to the Title Policy to the Disbursement Date of such Construction Loans, insuring the continuing first priority Lien of the Mortgage (subject only to (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens for the benefit of the Secured Parties under the Mortgage) and otherwise in form and substance satisfactory to the Administrative Agent and (ii) either (A) with respect to the initial Borrowing of the Construction Loans only, a 32-06 Endorsement and (B) with respect to each other Borrowing of the Construction Loans, a 33‑06 Endorsement, in each case, with a Date of Coverage (as defined therein) that is the same as the date of the relevant Borrowing of the Construction Loans with copies of all executed conditional and unconditional lien waivers required to be delivered pursuant to Section 4.2(a)(h) attached thereto.

(k)Funding of Equity Contributions. The Pledgor shall have contributed to the Borrower the Required Equity Contribution. The proceeds of such Required Equity Contribution shall have been applied to the payment of Project Costs (directly by the Borrower or through the further contribution to and payment by the Procurement Sub or Project Owner).

(l)Remediation. With respect solely to the initial Borrowing of the Construction Loans: (i) the U.S. Environmental Protection Agency shall have issued EPA Letters that set forth, with a reasonable level of certainty, the remediation that is as of such date required in respect of all environmental conditions identified at the Site on or prior to the initial Borrowing of the Construction Loans; (ii) the Borrower shall have delivered to the Administrative Agent the Remediation Work Plan, as updated as of the initial Borrowing of the Construction Loans; (iii) the Borrower shall, or shall have caused the relevant Borrower Parties to, have entered into such Change Orders, in accordance with Section 7.15, as are necessary to reflect the Remediation Work Plan; (iv) the Borrower shall have amended the Construction Budget, in accordance with Section 7.28, to the extent necessary to incorporate the costs of all such Change Orders, (v) the Borrower shall have delivered to the Administrative Agent a sources and uses of funds demonstrating that the Construction Facilities and the Required Equity Contribution are sufficient to fund all past and future Project Costs set forth in the then-applicable Construction Budget, including the Contingency and (vi) the Borrower shall have delivered to the Administrative Agent a written confirmation of the Independent Engineer that (A) the Remediation Work Plan as of the date of the initial Borrowing of the Construction Loans sets forth with reasonable certainty all corrective actions that are necessary or reasonably appropriate to satisfy the conditions and comply with any other requirements set forth in the EPA Letters and (B) the Change Orders referenced in subpart (iii) of this Section 4.2(a)(l) incorporate with reasonable certainty all schedule and cost impacts to the Project that can reasonably be expected to result from the remaining execution of the Remediation Work Plan in accordance therewith. With respect solely to the initial Borrowing of the Construction Loans, the aggregate undrawn amount of the Environmental Indemnity is not less than $37,500,000.00.

(m)Updated Base Case Model. With respect solely to the initial Borrowing of the Construction Loans, the Borrower shall have delivered to the Administrative Agent the updated Base Case Model, modified solely to reflect (x) any amendment to the Construction Budget prior to such initial Borrowing, (y) the fixed interest rate payable under the Rate Swap Transactions entered into in accordance with Section 7.26 and (z) the Tranche A Loan Amount as of the initial Borrowing of the Construction Loans, and such updated Base Case Model shall project a minimum Projected DSCR on a rolling twelve-month basis beginning on August 30, 2013 and ending on August 31, 2023 of not less than 1.40:1.00.

(n)Updated Projected Amortization Schedule. With respect solely to the initial Borrowing of the Construction Loans, the Borrower shall have delivered to the

Administrative Agent an updated Projected Amortization Schedule, modified solely to include the Tranche A Notional Amortization and the Tranche A Percentage Amortization.

4.3    Conditions to the Issuance of LGIA Letters of Credit or Disbursement of Revolving Loans. The obligation of the Revolver Lenders to make (x) any Revolving Loan on any Disbursement Date, or (y) issue an LGIA Letter of Credit, on any Issuance Date, is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Requisite Revolver Lenders):

(a)Closing Date; Etc. The Closing shall have theretofore occurred. The initial Borrowing of the Construction Loans shall have been made or will be made concurrently therewith.

(b)Borrowing Request. In the case of a request for Revolving Loans, the Administrative Agent shall have received a Borrowing Request pursuant to and in compliance with Section 3.2.

(c)LGIA Letter of Credit Request. In the case of a request for the issuance of the LGIA Letter of Credit, the Revolver Lender shall have received an LC Request pursuant to and in compliance with Section 3.25(a) in respect of the issuance of such LGIA Letter of Credit.

(d)Representations and Warranties. The representations and warranties of the Borrower contained in ARTICLE V hereof and the representations and warranties of each Borrower Party, and the Pledgor and the Affiliated Project Parties contained in any other Financing Document to which any such Person is a party shall be true and correct in all material respects on and as of such Issuance Date or Disbursement Date (both before and after giving effect to any Loans or the issuance of any Specified Letter of Credit on such Issuance Date or Disbursement Date) (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).

(e)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing (unless the issuance of any LGIA Letter of Credit would cure any Default).

(f)Fees and Expenses. The Borrower shall have paid or arranged for the payment when due (including, if a Disbursement Date, out of Disbursements) of all reasonable and invoiced Fees, expenses (including Attorney Costs) and other charges payable by it on or prior to such Disbursement Date or Issuance Date under this Credit Agreement or under any other Financing Document.

4.4    Conditions to the Issuance of the TA Letter of Credit. The obligation of the TALC Issuing Bank to issue a TA Letter of Credit on any Issuance Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the TALC Issuing Bank and the Requisite TALC Participating Banks):

(a)Closing Date; Etc. The Closing shall have theretofore occurred. The initial Borrowing of the Construction Loans shall have been made or will be made concurrently therewith.

(b)LC Request. The TALC Issuing Bank shall have received an LC Request pursuant to and in compliance with Section 3.25(a) in respect of the issuance of such TA Letter of Credit.

(c)Representations and Warranties. The representations and warranties of the Borrower contained in ARTICLE V hereof and the representations and warranties of each Borrower Party, and the Pledgor and the Affiliated Project Parties contained in any other Financing Document to which any such Person is a party shall be true and correct in all material respects on and as of such Issuance Date as if made on and as of such Issuance Date (both before and after giving effect to the issuance of the TA Letter of Credit on such date) (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).

(d)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing (unless the issuance of any TALC Letter of Credit would cure any Default).

(e)Fees and Expenses. The Borrower shall have paid or arranged for the payment when due (including, to the extent such Issuance Date is also a Disbursement Date, out of Disbursements) of all reasonable and invoiced Fees, expenses (including Attorney Costs) and other charges payable by it on or prior to such Issuance Date under this Credit Agreement or under any other Financing Document.

4.5    Conditions to the Issuance of the DSR Letter of Credit. The obligation of each DSR Issuing Bank to issue a DSR Letter of Credit on any Issuance Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by such DSR Issuing Bank):
(a)Closing Date; Etc. The Closing shall have theretofore occurred. The initial Borrowing of the Construction Loans shall have been made. The Term Conversion Date shall have theretofore occurred.

(b)LC Request. Such DSR Issuing Bank shall have received an LC Request pursuant to and in compliance with Section 3.25(a) in respect of the issuance of such DSR Letter of Credit.

(c)Representations and Warranties. The representations and warranties of the Borrower contained in ARTICLE V hereof and the representations and warranties of each Borrower Party, and the Pledgor and the Affiliated Project Parties contained in any other Financing Document to which any such Person is a party shall be true and correct in all material respects on and as of such Issuance Date as if made on and as of such date (both before and after giving effect to the issuance of the DSR Letters of Credit on such Issuance Date) (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).

(d)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing (unless the issuance of any DSR Letter of Credit would cure any Default).

(e)Fees and Expenses. The Borrower shall have paid or arranged for the payment when due (including, to the extent such Issuance Date is also a Disbursement Date, out of Disbursements) of all reasonable and invoiced Fees, expenses (including Attorney Costs) and other charges payable by it on or prior to such Disbursement Date under this Credit Agreement or under any other Financing Document.

4.6    Conditions to the Term Conversion Date. The occurrence of the Term Conversion Date shall be subject to the conditions precedent that the Administrative Agent shall have received, or the Requisite Term Lenders shall have waived receipt of, the following documents, materials and other written information, each of which shall be in form and substance satisfactory to the Requisite Term Lenders, and that the other conditions set forth below shall have been satisfied or waived by the Requisite Term Lenders:

(a)Term Notes. Each Lender that has made a request therefor pursuant to Section 3.4(b) shall have received original Term Notes in respect of the Term Loans made or maintained by it, duly completed, executed and delivered by the Borrower, each of which shall (i) be dated the Term Conversion Date, (ii) mature on the Term Maturity Date, and (iii) bear interest as provided in ARTICLE III.

(b)Insurance. The Administrative Agent shall have received a certified copy of the insurance policies required to have been obtained and be in effect on the Term Conversion Date in accordance with Section 7.17 and the Collateral Agreement or certificates of insurance with respect thereto, together with evidence of the payment of all premiums therefor, and a certificate of the Insurance Consultant, certifying that insurance complying with the Collateral Agreement, covering the risks and otherwise satisfying the requirements referred to therein, has been obtained and is in full force and effect.

(c)Permits. All Material Permits shall have been duly obtained, shall be held solely in the name of the Project Owner (or, if necessary, the applicable Project Participant) shall be in full force and effect, shall be final and not subject to any appeal or modification and all appeal periods applicable hereto have expired and shall be free from conditions or requirements the compliance with which could reasonably be expected to have either a

Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party, or which the relevant Borrower Party does not reasonably expect to be able to satisfy; provided, that with respect to Material Permits which cannot be obtained on or prior to the Term Conversion Date in the exercise of reasonable diligence (but which are routinely obtainable, can be obtained only after completion of certain operations testing or can be obtained only after a period of operations), the Administrative Agent shall have received assurances satisfactory to the Independent Engineer that such Permits will be obtained by the time needed in connection with the operation of the Project.

(d)Completion Certificates. The Administrative Agent shall have received (i) an original executed counterpart of the Borrower Completion Certificate (the statements contained in which shall be true and correct in all material respects), and (ii) an original executed counterpart of the Independent Engineer Completion Certificate.

(e)Project Completion Date. The Project Completion Date shall have occurred.

(f)Opinions. The Administrative Agent shall have received supplemental opinions of counsel to the Borrower, dated as of the Term Conversion Date, opining as to each of the matters set forth on Appendix K, subject to such qualifications and assumptions as are customary in New York, California or Federal opinion practice (as applicable).

(g)Operating Budget. The Borrower shall have proposed an Operating Budget in accordance with Section 6.6 for the period described in Section 6.6, and such Operating Budget shall have been adopted in accordance with Section 6.6.

(h)Title Insurance; Survey.

(i)The Borrower shall have delivered to the Administrative Agent a Title Policy which has been reissued by the Title Insurer (the “Reissued Title Policy”) and such Reissued Title Policy (a) insures the continuing first priority of the Mortgage (subject only to (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Secured Parties pursuant thereto) and otherwise in form and substance reasonably satisfactory to Administrative Agent, (b) is issued as of the Term Conversion Date, (c) contains only the coverage exceptions set forth in the Title Policy as of the Closing Date or that are otherwise approved by the Administrative Agent (provided, that any mechanics’ and materialmen’s exceptions included in the Title Policy shall be deleted in the Reissued Title Policy), (d) provides that the ALTA 32 endorsement to the Title Policy is of no further force or effect and (e) is in an amount equal to the Title Policy Amount.

(ii)The Borrower shall have delivered to the Administrative Agent a final “as‑built” survey of the Site, addressed to the Collateral Agent for the benefit of the Secured Parties, the Title Insurance Companies and the Borrower, updated to within thirty days of the Term Conversion Date, showing the completed Project, which survey shall be in form and substance reasonably satisfactory to the Collateral Agent and the Title Insurance

Companies, and shall disclose no easements, rights-of-way or encumbrances, other than (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Secured Parties pursuant to the Mortgage.

(iii)The Borrower shall have prepared and caused to be executed and recorded such amendments to the Mortgage or other confirmatory documents as may be reasonably requested by the Collateral Agent in order to protect, confirm or maintain the first-priority Lien of the Mortgage on the Mortgaged Property, as reflected in the final survey delivered pursuant to this Section 4.6(a)(h).

(i)Lien Releases; Etc. The Borrower shall have delivered to the Administrative Agent (i) a properly completed and duly executed unconditional lien waiver upon final payment (in the form provided under California Civil Code §3262, as amended) from each M&M Party, each of which waivers shall be substantially consistent with any relevant requirements of the applicable M&M Contract, (ii) a properly completed and duly executed conditional lien waiver upon final payment (in the form provided under California Civil Code §3262, as amended) from each M&M Party together with evidence reasonably satisfactory to Administrative Agent that the amount set forth in such conditional lien waiver upon final payment has been paid, each of which waivers shall be substantially consistent with any relevant requirements of the applicable M&M Contract or (iii) other evidence reasonably satisfactory to Administrative Agent that such M&M Party has been paid in full or otherwise has no mechanics lien rights with respect to the Project. Notwithstanding anything to the contrary with the foregoing, the requirements under this Section 4.6(a)(i) shall not be applicable with respect to work performed prior to the Closing Date by an M&M Party that does not perform work after the Closing Date to the extent payment for such work and such M&M Party are identified on the certificate delivered to the Title Company and attached hereto as Schedule 4.6(a)(i).

(j)No Liens. (i) There shall not have been filed against or served upon the Collateral Agent or any of the Borrower Parties with respect to the Project or any part thereof any Stop Notice or notice of any Lien or claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on any relevant Construction Requisition in respect of Construction Loans to be disbursed on the Term Conversion Date (other than a Permitted Lien) which has not been released by prior payment (after the date hereof, with the proceeds of Construction Loans) or in respect of which a bond or other security acceptable to Administrative Agent has not been posted or provided or which will not be released with the payment of the related obligation out of Construction Loans to be disbursed on the Term Conversion Date and (ii) all applicable filing periods for any such Liens that are mechanics’ and/or materialmen’s Liens shall have expired; unless, the Reissued Title Policy delivered pursuant to Section 4.6(a)(h) above insures against any and all losses arising by reason of any such pending or potential relevant mechanics or materialmen’s Lien or other Lien gaining priority over the Mortgage.

(k)Merger. The Procurement Sub and the Project Owner shall have effected the Merger contemplated by Section 7.33.

(l)Borrower Equity Interests. The Borrower shall own no assets, other than the Pledged Equity Interests of the Project Owner.

(m)Expected Initial Delivery Date. The Expected Initial Delivery Date shall have theretofore occurred.

(n)Funding of DSRA. The Debt Service Reserve Account shall have been funded in cash or by the posting of DSR Letters of Credit to the DSR Required Balance in accordance with the Collateral Agreement.

(o)TALC Facility. All LC Loans resulting from drawings under any TA Letter of Credit, together with any Liquidation Costs incurred by the Borrower as a result of such prepayment, have been repaid in accordance with Sections 3.17(b) and 3.17(f).

(p)Other Documents. The Administrative Agent shall have received original counterparts of such other statements, certificates and documents as the Administrative Agent may reasonably request.

4.7    Conditions to the Repricing Date. The occurrence of the Repricing Date shall be subject to the conditions precedent below unless waived in writing by Administrative Agent with the consent of each Financing Party:

(a)Amendment No. 5. Administrative Agent shall have received counterpart signature pages to Amendment No. 5 by each party thereto.
(b)Term Notes. Each Lender that has made a request therefor pursuant to Section 3.4(b) shall have received a new or replacement (as applicable) Term Note.
(c)Incremental Tranche A Term Loan Borrowing Request. The Administrative Agent shall have received an Incremental Tranche A Borrowing Request signed by the Borrower in respect of funding of the Incremental Tranche A Term Loan on the Repricing Date.
(d)Representations and Warranties. The representations and warranties of the Borrower set forth in ARTICLE V hereof shall be true and correct in all material respects on and as of the Repricing Date as if made on and as of such date (both before and after giving effect to the Disbursement to be made on such date) (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).
(e)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.
(f)Officer Certificate. The Administrative Agent shall have received a certificate from the Borrower dated the Repricing Date, attaching and certifying the true and correct: (i) copy of its certificate of formation; (ii) copy of its operating agreement; (iii) copy of its board or other resolutions; and (iv) incumbency of the appropriate authorized representatives of the Borrower.
(g)Good Standing. Delivery to the Administrative Agent of certificates of good standing issued by the Secretary of the State of Delaware and the Secretary of the State of California, certifying the Borrower is in good standing and is authorized to transact business in each such state.
(h)Legal Opinions. Delivery to the Administrative Agent of an opinion of Ballard Spahr LLP, counsel to the Borrower, in form and substance satisfactory to the Administrative Agent, the Lenders and the Issuing Banks.
(i)Updated Base Case Model. Delivery to the Administrative Agent an updated Base Case Model, modified to reflect the Incremental Tranche A Term Loans, and such Base Case Model shall project a minimum Projected DSCR on a rolling twelve-month basis beginning on February 27, 2015 and ending on August 31, 2023 of not less than 1.40:1.00.
(j)Updated Projected Amortization Schedule. Delivery to the Administrative Agent of an updated Projected Amortization Schedule, modified to reflect the Incremental Tranche A Term Loans.
(k)Fees and Expenses. The Borrower shall have paid or arranged for the payment when due (including, to the extent permitted, out of Disbursements) of all reasonable and documented Fees, expenses (including Attorney Costs) and other charges payable by it on or prior to the Repricing Date under this Credit Agreement or under any other Financing Document.
(l)Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Credit Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, certificates, and instruments relating to this Credit Agreement or any other Transaction Document or the transactions contemplated hereby or thereby as the Administrative Agent shall have reasonably requested, in each case in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce each of the Lenders to enter into this Credit Agreement and to make the Loans and issue or participate in the Specified Letters of Credit, the Borrower makes the following representations, warranties and agreements as of the date hereof (or as of such other date as may be expressly specified with respect to such representation, warranty or agreement), all of which shall survive the execution and delivery of this Credit Agreement and the Notes, the making, Conversion and continuance of the Loans and the issuance of the Specified Letters of Credit:
5.1    Organization. Each Borrower Party is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each Borrower Party is duly authorized and qualified to do business and is in good standing in each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify would not have a Material Adverse Effect. Each Borrower Party has the requisite limited liability company power and authority to own or lease and operate its Properties, to carry on its business (including with respect to the Project), to borrow money, to create the Liens as contemplated by the Security Documents and to execute, deliver and perform each Transaction Document (including the Notes) to which it is or will be a party.

5.2    Authority and Consents.

(a)The execution, delivery and performance by each Borrower Party of each Financing Document to which it is or will be a party, and the transactions contemplated by the Financing Documents: (i) have been duly authorized by all necessary limited liability company action (including any necessary member action); (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of its Charter Documents, (B) any applicable Law or (C) any contract, loan, agreement, indenture, mortgage, lease or other instrument to which it is a party or by which it or any of its Properties may be bound or affected, including all Permits and the Transaction Documents; and (iii) except for the Liens created by the Security Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of the Borrower.

(b)Each Financing Document (i) has been duly executed and delivered by each Borrower Party and (ii) when executed and delivered by each of the other parties thereto will be the legal, valid and binding obligation of each such Borrower Party, enforceable against each Borrower Party, as the case may be, in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)Except for the authorizations, consents, approvals, notices and filings listed on Schedule 5.2 or as contemplated under Section 4.6(a)(c), no authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person has been, is or will be required to be obtained or made (i) for the due execution, delivery, recordation, filing or performance by each Borrower Party of any of the Financing Documents to which it is a party or any transaction contemplated by the Financing Documents, (ii) for the grant by each Borrower Party, or the perfection and maintenance, of the Liens contemplated by the Security Documents (including the first priority nature thereof) or (iii) for the exercise by the Collateral Agent or any other Secured Party of any of its rights under any Financing Document or any remedies in respect of the Collateral pursuant to the Security Documents, except for the authorizations, consents, approvals, notices and filings listed on Schedule 5.2, all of which have been duly obtained, taken, given or made, have been (where applicable) validly issued, are in full force and effect, are final and not subject to modification or appeal and all appeal periods applicable thereto have expired.

5.3    Capitalization; Indebtedness; Investments.

(a)Schedule 5.3 contains a true and complete list of all of the authorized and outstanding Equity Interests of each Borrower Party by class, all commitments by the Pledgor to make capital contributions to the Borrower and all capital contributions previously made by the Pledgor to the Borrower. All of the Equity Interests of each Borrower Party have been duly authorized and validly issued and are fully paid and nonassessable. None of such Equity Interests have been issued in violation of any applicable Law. Except as set forth in Schedule 5.3, no Borrower Party is a party or subject to, has outstanding and is bound by, any subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any shares of its Equity Interests. The Equity Interests of each Borrower Party are owned beneficially and of record by the Persons set forth in Schedule 5.3. Except for the Liens created by the Pledge Agreements, there is no Lien on any of the Equity Interests of any Borrower Party, and no Borrower Party has been notified of the assignment of all or any part of (x) the Pledgor’s Investments in the Borrower other than the assignment in favor of the Collateral Agent pursuant to the Pledgor Pledge Agreement and (y) the Borrower’s investments in each of the Procurement Sub and the Project Owner other than the assignment in favor of the Collateral Agent pursuant to the Borrower Pledge Agreement.

(b)As of the Closing Date, (i) none of the Borrower Parties has Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise (other than Permitted Indebtedness set forth on Schedule 5.3), and (ii) none of the Borrower Parties holds Investments other than Investments permitted by Section 7.7.

5.4    Financial Condition.

(a)Each of the financial statements of the Borrower Parties and the Pledgor delivered in accordance with Sections 4.1(a)(n), 6.1(a)(a) and 6.1(a)(b) fairly present the financial condition of such Person as at the relevant dates specified and (if applicable) the results of its operations for the periods ended on such dates, subject, in the case of interim statements, to normal year-end audit adjustments. Such financial statements have been prepared in accordance with U.S. GAAP consistently applied.

(b)None of the Borrower Parties or the Pledgor has outstanding obligations or liabilities, fixed or contingent, except as disclosed in the financial statements described in Section 5.4(a) above. Since the date of the last financial statements described in 5.4(a) above, no event, condition or circumstance exists or has occurred which has resulted in or could reasonably be expected have a Material Adverse Effect.

5.5    Litigation; Labor Disputes. Except as set forth in Schedule 5.5, there is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation pending or, to the Borrower’s knowledge, threatened, by or before any Governmental Authority or in any arbitral or other forum, nor any order, decree or judgment in effect, pending, or, to the Borrower’s knowledge, threatened, (a) against or affecting any Borrower Party or any of its Properties or rights or (b) to the Borrower’s knowledge, against or affecting any Project Participant or any of its Properties or rights, that, in the case of this clause (b), (i) relates to the Project, any of the Transaction Documents or any of the transactions contemplated thereby or (ii) has, or if adversely determined, could reasonably be expected to have, either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party. There are no ongoing, or, to the knowledge of the Borrower, currently threatened, strikes, slowdowns or work stoppages by the employees of any Borrower Party, any EPC Contractor or any Operator.

5.6    Material Permits.

(a)As of the date hereof, to the knowledge of the Borrower, (i) all Material Permits are set forth in Schedule 5.6 hereto and (ii) the Material Permits set forth in Part B of Schedule 5.6 hereto are not currently required by the applicable Governmental Authorities but will be required at a later stage of the acquisition, importation, ownership, construction, installation, operation, insurance or maintenance of the Project.

(b)The Project Owner, the Procurement Sub (prior to the Merger) and the Affiliated Project Parties and, to the knowledge of the Borrower, each other Material Project Participant holds each Material Permit required to be held by it for the current stage of the acquisition, importation, ownership, construction, installation, operation, insurance or maintenance of the Project. Each such Material Permit held by Project Owner, the Procurement Sub (prior to the Merger) and the Affiliated Project Parties and, to the knowledge of the Borrower, each other Material Project Participant has been duly obtained or made, was validly issued, is in full force and effect, is final and not subject to modification or appeal and all appeal periods applicable thereto have expired, is held in the name of such Person and is free from conditions or requirements the compliance with which could reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party. No event has occurred that could reasonably be expected to (A) result in the reversal, rescission, revocation, termination or adverse modification of any such Material Permit held by the Project Owner, the Procurement Sub (prior to the Merger) or the Affiliated Project Parties or, to the knowledge of the Borrower, each other Material Project Participant or (B) adversely affect any rights of the Project Owner, the Procurement Sub (prior to the Merger) or the Affiliated Project Parties or, to the knowledge of the Borrower, each other Material Project Participant under any such Material Permit.

(c)The Borrower has no reason to believe that any Material Permits which are not required to have been obtained as of the date of this Credit Agreement, but which will be required in the future (including those set forth in Part B of Schedule 5.6), will not be granted in due course prior to the time needed free from conditions or requirements which the Borrower does not reasonably expect the relevant Person to be able to satisfy or compliance with which could reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.

(d)The information set forth in each application submitted by or on behalf of the Project Owner, the Procurement Sub (prior to the Merger) or the Affiliated Project Parties or, to the knowledge of the Borrower, each other relevant Person in connection with each Material Permit held by such Person and in all correspondence sent by or on behalf of any such Person in respect of each such application is accurate and complete in all material respects.

(e)The Project, if imported, installed, constructed, owned and operated in accordance with the Plans and Specifications and the Transaction Documents, will conform to and comply in all material respects with all covenants, conditions, restrictions and requirements in all Material Permits, in the Transaction Documents applicable thereto and under all zoning, environmental, land use and other Laws applicable thereto.

5.7    Material Project Documents.

(a)As of the date hereof (i) all Material Project Documents are set forth in Schedule 5.7 hereto, (ii) all Project Documents that have been entered into by the Borrower, the Project Owner, or the Procurement Sub (prior to the Merger) or the Affiliated Project Parties but are not Material Project Documents are set forth in Part B of Schedule 5.7 and (iii) each of the Affiliated Project Documents are denoted on Schedule 5.7 with an “*”. Each of the Project Documents set forth in Schedule 5.7 consist only of the original document (including appendices, exhibits, schedules and disclosure letters) and any amendments, waivers or supplements thereto expressly described in the relevant definitions appearing in Schedule 5.7 hereto, and there are no other amendments, waivers or supplements, written or oral, with respect thereto. The Financing Parties have received a true and complete copy of each Project Document set forth in Schedule 5.7, including all appendices, exhibits, schedules, disclosure letters, amendments, waivers or supplements referred to therein or delivered pursuant thereto, if any.

(b)Each Material Project Document entered into by the Borrower, the Project Owner, or the Procurement Sub (prior to the Merger) or the Affiliated Project Parties has been duly authorized, executed and delivered by such Person, is in full force and effect and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person (and, to the knowledge of the Borrower, each other Material Project Participant) in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each of the Borrower, the Project Owner, and the Procurement Sub (prior to the Merger) and the Affiliated Project Parties, and to the knowledge of the Borrower, each other Material Project Participant, is in compliance in all material respects with the terms and conditions of the Material Project Documents to which it is a party, and no event has occurred that could reasonably be expected to (x) result in a default under, or a material breach of, any Material Project Document, (y) result in the revocation, termination or adverse modification of any Material Project Document or (z) adversely affect the rights of any Borrower Party under any Material Project Document.

(c)All representations and warranties of the Borrower, the Project Owner, and the Procurement Sub (prior to the Merger) and the Affiliated Project Parties and, to the Borrower’s knowledge, the other parties thereto, contained in the Material Project Documents are true and correct in all material respects (except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date).

(d)All conditions precedent to the obligations of the respective parties under the Material Project Documents have been satisfied, except for such conditions precedent which by their terms cannot be (and are not required to be) met until a later stage in the construction or operation of the Project, and the Borrower has no reason to believe that any such conditions precedent cannot be satisfied prior to the time when such conditions are required to be met pursuant to the applicable Project Document.

5.8    Use of Proceeds.

(a)The proceeds of the Loans will be used in accordance with Section 7.27.
(b)None of the Borrower Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock.
(c)Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X.
(d)Since the date of this Agreement, no Project Costs have been paid except from the proceeds of Construction Loans in accordance with Construction Requisitions properly issued in accordance with the Accounts Agreement.
(e)Neither the making of any Loan nor the use of proceeds of any Loan will violate or cause any violation of any Sanctions. None of the Borrower Parties, the Pledgor, the Sponsor, nor, to the knowledge of the Borrower, any of their respective other Affiliates (a) is a Restricted Party, (b) has received notice or is aware of any claim, action, suit, proceeding, or investigation against it with respect to Sanctions by any Sanctions Authority, (c) is in violation of any Anti-Terrorism and Money Laundering Laws or Anti-Corruption Laws, or (d) has engaged in dealings or transactions with any Restricted Party.
5.9    ERISA.

(a)Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)There exists no Unfunded Pension Liability with respect to any Pension Plan, except as would not reasonably be expected to have a Material Adverse Effect.
(c)No Multiemployer Plan is insolvent or in reorganization and no member of the ERISA Group has incurred a complete or partial withdrawal from any Multiemployer Plan, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. If each member of the ERISA Group were to withdraw in a complete withdrawal from all Multiemployer Plans as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.
(d)Except as would not reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect, there are no actions, suits or claims pending against or involving a Pension Plan (other than routine claims for benefits) or, to the knowledge of any member of the ERISA Group, which would reasonably be expected to be asserted successfully against any Pension Plan.
(e)All members of the ERISA Group have made all contributions to or under each Pension Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Pension Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Pension Plan or Multiemployer Plan, save in each case where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(f)Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA; (ii) no member of the ERISA Group has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions; (iii) no member of the ERISA Group has incurred or reasonably expects to incur any liability to the PBGC save for any liability for premiums in the ordinary course; (iv) no lien imposed under the Code or ERISA on the assets of any member of the ERISA Group exists or is likely to arise on account of any Pension Plan; and (v) no member of the ERISA Group has any liability under Section 4069 or 4212(c) of ERISA.
(g)Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (ii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefits liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
5.10    Taxes.

(a)Each Borrower Party has timely filed with the appropriate taxing authority all federal and material state, county and municipal income tax returns, and all other material tax and informational returns which are required to be filed by or with respect to the income, Properties or operations of the relevant Borrower Party. Each Borrower Party has paid all material taxes due pursuant to such returns or otherwise payable by the relevant Borrower Party, except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided or the failure to pay which could not reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any material taxes relating to any Borrower Party. The Base Case Projections accurately reflect all material taxes that, under present Law, will be due and payable by the Borrower Parties assuming that such Borrower Parties have the income and expenses reflected in the Base Case Projections.

(b)No material liability for any tax will be incurred by any Borrower Party as a result of the execution, delivery or performance of this Credit Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

5.11    Investment Company Act. None of the Borrower Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Disbursement, nor the application of the proceeds or repayment thereof by the Borrower or any other Borrower Party, nor the consummation of the other transactions contemplated hereby will violate any provisions of such act or any rule, regulation or order of the U.S. Securities and Exchange Commission promulgated thereunder or pursuant thereto.

5.12    Regulation.

(a)The Borrower Parties, their respective Affiliates, and any Affiliate that is a holding company as such term is defined in the Public Utility Holding Company Act of 2005 and the rules and regulations promulgated thereunder (as amended, “PUHCA”), are exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA or, to the extent an Affiliate of the Borrower Party is not exempt, the requirements of PUHCA could not reasonably be expected to result in a Material Adverse Effect.

(b)Other than the Project Owner, no Borrower Party is or will be subject to, or is or will not be exempt from, regulation as a “public utility” under the Federal Power Act (the “Federal Power Act”) as such term is defined therein.
(c)None of the Borrowing Parties or Affiliates thereof, is subject to any state laws or state regulations respecting rates or the financial or organizational regulation of utilities, other than (i) with respect to those that are QFs, such state regulations contemplated by 18 C.F.R. Section 292.602(c)(2), (ii) “lightened regulation” by the New York State Public Service Commission (the “NYPSC”) of the type described in the NYPSC’s order issued on September 23, 2004 in Case 04-E-0884, and (iii) with respect to Affiliates of the Borrower Parties that are Texas retail electric providers, regulations issued by the Public Utility Commission of Texas (“PUCT”) and (iv) such state laws and state regulations which, if not satisfied, would not be expected to result in a Material Adverse Effect. No approval is required to be obtained in connection with this transaction from the FERC, or any other state or federal Governmental Authority.
(d)Prior to placing test power onto the grid, the Project Owner will obtain an order from FERC accepting for filing pursuant to Section 205 of the Federal Power Act and the rules and regulations promulgated thereunder a market based rate schedule for sale at wholesale of electric energy, capacity and ancillary services to be offered by the Project Owner and that are regulated under the Federal Power Act and authorizing the Project Owner to sell at wholesale electric energy, capacity and ancillary services at market based rates, and granting to the Project Owner all of the waivers and blanket authorizations customarily granted to wholesale power sellers with market based rate authority (the “Market Rate Authorization”). The information to be submitted in connection with the application for the Market Rate Authorization will be accurate and complete. The Project Owner will comply with all requirements imposed by FERC as a holder of a Market Rate Authorization, including filing of electric quarterly reports and tariff amendments.
(e)Prior to placing test power onto the grid, the Project Owner will be an exempt wholesale generator (“EWG”) pursuant to PUHCA. The Project Owner will file with FERC a notice of self-certification as an EWG. Any information submitted in connection with the notice of self-certification will be accurate and complete. The Project Owner shall comply with any and all requirements necessary to maintain EWG status.
(f)The Project Owner will obtain authorization from FERC to issue securities and assume liabilities under Section 204 of the Federal Power Act and Part 34 of FERC’s regulations prior to placing test power onto the grid.
(g)The (i) Project Owner, as owner of the Project, (ii) O&M Operator, as operator of the Project and (iii) Energy Marketer, as seller of power, shall register with the North American Electric Reliability Corporation (“NERC”), to the extent required by law, in connection with such ownership of the Project, operation of the Project and/or sale of power generated by the Project, and neither the Project Owner nor to its knowledge the O&M Operator or the Energy Marketer is in receipt of any notice of violation of, and the Project is not the subject of any pending proceeding relating to a violation of, any reliability requirement promulgated by NERC, except as could not reasonably be expected to result in a Material Adverse Effect.

(h)There is no action, suit, proceeding, pending notice of investigation or alleged violation or investigation at law or in equity or by or before any court, arbitrator or governmental agency or authority pursuant to any applicable Law which may result in: (i) denial of (A) the Market Rate Authorization or (B) the status of the Project Owner as an EWG (except, in each case, applications associated with acquiring such regulatory approvals as contemplated in this Credit Agreement which the Borrower expects to receive in the ordinary course); or (ii) the assessment of any criminal or civil penalties against any Borrower Party; and to the Borrower’s knowledge, no such action, suit, proceeding or investigation is threatened.
(i)The Project is not subject to, or is exempt from, the Power Plant & Industrial Fuel Use Act, 42 USC Section 8301, et seq.
5.13    Title; Security Documents.

(a)The applicable Borrower Party will, upon payment of the amounts payable by it under the BOP Contract, the Equipment Purchase Agreement and the Equipment Services Agreement, own and have good and marketable title to the Project and, upon payment of the amounts payable by it under the Site Agreements and due registration of the relevant public deed in respect of the Site, own and have a good and marketable leasehold interest in the Site, in each case free and clear of all Liens other than (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Collateral Agent (on behalf of the Secured Parties) pursuant to the Security Documents.

(b)Each Borrower Party has good and marketable title to all of the Property purported to be owned by it, free and clear of all Liens, other than (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Collateral Agent (on behalf of the Secured Parties) pursuant to the Security Documents and holds such title and all of such Property in its own name and not in the name of any nominee or other Person. The Project Owner is lawfully possessed of a valid and subsisting leasehold estate in and to all Property which it purports to lease, free and clear of all Liens, other than (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Collateral Agent (on behalf of the Secured Parties) pursuant to the Security Documents. The Project Owner holds such leasehold estates in its own name and not in the name of any nominee or other Person. No Borrower Party has created nor is contractually bound to create any Lien on or with respect to any of its assets, Properties, rights or revenues, except for (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Collateral Agent (on behalf of the Secured Parties) pursuant to the Security Documents, and, except (x) for this Credit Agreement, in the case of the Borrower, and (y) for the relevant Guaranty, in the case of the Project Owner and the Procurement Sub and (z) the Collateral Documents, no Borrower Party is restricted by contract, law or otherwise from creating Liens on any of its Properties.

(c)Except as set forth on Schedule 5.12(a), all Property owned, leased or otherwise used by any Borrower Party is located in the State of California.

(d)The provisions of the Security Documents are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on or in all of the Collateral intended to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices and all other necessary and appropriate action has been taken so that the Liens created by each Security Document constitute perfected Liens on or in the Collateral intended to be covered thereby, prior and superior to all other Liens other than Permitted Priority Liens, and all necessary consents to the creation, effectiveness, priority and perfection of each such Lien have been obtained. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Parties or in respect of (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Collateral Agent (on behalf of the Secured Parties) pursuant to the Security Documents.

5.14    Environmental Matters.

(a)Except as set forth in the materials listed on Schedule 5.14, copies of which have been made available to the Administrative Agent, each Borrower Party has complied and is now complying in all respects with (i) all Environmental Laws applicable to the Project or such Borrower Party and (ii) the requirements of any Permits issued under such Environmental Laws with respect to the Project, including Federal and State Clean Air Act and South Coast Air Quality Management District air quality permitting requirements applicable to the Project, including but not limited to, as and if necessary, the United States Environmental Protection Agency’s Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule, except in each case for non-compliance that would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect.
(b)Except as set forth in the materials listed on Schedule 5.14, copies of which have been made available to the Administrative Agent, there are no facts, circumstances, conditions or occurrences regarding the Project that, to the knowledge of the Borrower, (i) form or could reasonably be anticipated to form the basis of an Environmental Claim against the Project, any Borrower Party, any Site Owner, any EPC Contractor or any Operator or any other Person occupying or conducting operations on or about the Site, (ii) could reasonably be anticipated to cause the Site to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law or (iii) could reasonably be anticipated to require the filing or recording of any notice, registration, permit or disclosure document under any Environmental Law (other than filings or recordings described in Schedule 5.6 hereto), in each case which if adversely determined could reasonably be expected either individually or in the aggregate to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.
(c)Except as set forth in the materials listed on Schedule 5.14, copies of which have been made available to the Administrative Agent, there are no pending, or, to the knowledge of the Borrower, any past or threatened, Environmental Claims against (i) any Borrower Party or the Project or (ii) any Site Owner, any EPC Contractor or any Operator or any other Person occupying, using, or conducting operations on or about the Site, which could reasonably be expected either individually or in the aggregate to have a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.
(d)Except as set forth in the materials listed on Schedule 5.14, copies of which have been made available to the Administrative Agent, Hazardous Materials have not at any time been generated, used, treated, recycled, stored on, or transported to or from, or Released, deposited or disposed of on all or any portion of the Site by the Borrower Parties, the Affiliate Project Participants or, to the knowledge of the Borrower, any other Project Participant, other than in compliance at all times with all applicable Environmental Laws, except as would not reasonably be expected either individually or in the aggregate to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.
(e)Except as set forth in the materials listed on Schedule 5.14, copies of which have been made available to the Administrative Agent, to the knowledge of the Borrower, there are not now and never have been any underground storage tanks located on the Site, there is no asbestos contained in, forming part of, or contaminating any part of the Project, and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Project.
(f)Except as set forth in the materials listed on Schedule 5.14, copies of which have been made available to the Administrative Agent, the Borrower does not have knowledge of any groundwater contamination or pollution at, on, under, or migrating from the Site.
(g)The Borrower has delivered or otherwise made available to the Administrative Agent copies of each “Phase 1 Environmental Site Assessment” delivered pursuant to Section 4.1(a)(p) and the RCRA Facility Investigation Work Plan. As of the Closing Date, the Borrower has no knowledge of any other environmental studies that contain any environmental information material to the Project and/or the Site that are not addressed in substance in the documents referenced in the immediately preceding sentence.
(h)The Borrower is in material compliance with all normative requirements of the Equator Principles applicable to it and the Project as and to the extent specifically required in writing by any Lender.
5.15    Subsidiaries. Except to the extent constituting Permitted Investments, (a) the Borrower does not beneficially own any Equity Interests or other ownership interest of any other Person other than the Pledged Equity Interests of the Project Owner and (prior to the Merger) of the Procurement Sub; (b) the Borrower has no Subsidiaries other than the Project Owner and (prior to the Merger) the Procurement Sub; and (c) the Project Owner does not beneficially own any Equity Interests of any Person nor does it have any Subsidiaries.

5.16    Intellectual Property. The Borrower Parties (prior to the Merger) together have, and the Project Owner (on and after the Merger) alone has, the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other intellectual property rights of whatsoever nature and has obtained assignment of all licenses and other intellectual property rights of whatsoever nature, in each case as necessary for the ownership and operation of the Project as contemplated by the Transaction Documents, without any conflict with the rights of others. The Borrower Parties do not own any patents, trademarks, service marks, trade names, copyrights, franchises, formulas, licenses or other intellectual property rights of whatsoever nature. No product, process, method, substance, part or other material sold or employed or presently contemplated to be sold or employed by any Borrower Party or the Affiliated Project Parties in connection with the ownership and operation of the Project as contemplated by the Transaction Documents infringes or will infringe any patent, trademark, permit, service mark, trade name, copyright, franchise, formula, license or other intellectual property right, except for any such infringement that could not reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.

5.17    No Default. No Default or Event of Default has occurred and is continuing.

5.18    Compliance with Laws. None of the Borrower Parties or the Affiliated Project Parties is in violation of any Law, Permit, order, writ, injunction or decree or its Charter Documents, except for any violation of any Law, Permit, order, writ, injunction or decree that could not reasonably be expected to have a Material Adverse Effect.

5.19    Disclosure.

(a)All documents, reports or other written information pertaining to any Borrower Party, the Affiliated Project Parties or the Project that have been furnished to any Financing Party by or on behalf of any such party (including (i) any application to any Lender for the extensions of credit provided for in the Financing Documents, (ii) in connection with the preparation, negotiation and/or execution of the Financing Documents, including the appendices, exhibits and schedules attached thereto, (iii) all other information relating to any Borrower Party or the Project provided by any such party to any Financing Party and (iv) any such documents, reports or other written information provided by the Pledgor, any Sponsor or any Affiliate thereof, but excluding the Base Case Projections, the Construction Budget and other forecasts and projections), taken as a whole, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. There is no fact, event or circumstance known to the Borrower that has not been disclosed to the Administrative Agent in writing, the existence of which could reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.

(b)The Construction Budget specifies in all material respects all costs and expenses incurred as of the date thereof, and the Borrower’s best estimate of all costs and expenses anticipated by the Borrower to be incurred after the date thereof and prior to the Date Certain, in each case in connection with the acquisition, importation, installation, construction, financing and implementation of the Project in the manner contemplated by the Transaction Documents. The Construction Budget and the Base Case Projections (i) are, as of the Closing Date, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (ii) are, as of the Closing Date, consistent with the provisions of the Transaction Documents in all material respects, (iii) have been prepared in good faith and with due care and (iv) fairly represent the Borrower’s reasonable expectations as to the matters covered thereby as of the date thereof. All projections and budgets to be furnished to the Lenders by or on behalf of the Borrower after the Closing Date (A) will be based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (B) will be consistent with the provisions of the Transaction Documents in all material respects, (C) will be prepared in good faith and with due care and (D) will fairly represent the Borrower’s reasonable expectations as to the matters covered thereby as of the respective dates thereof.

5.20    Utilities, etc. All utility services, means of transportation, facilities and other materials necessary for the acquisition, importation, installation, construction, operation and maintenance of the Project (including gas, electrical, potable and raw water supply, storm, telephone and sewage services and facilities, as necessary) are or will be available to the Project (in the case of utility services, at the boundaries of the Site) when necessary for construction, operations testing and start-up of the Project and arrangements have been or will, when necessary, be made on commercially reasonable terms for such services, means of transportation, facilities and other materials, in each case on terms consistent with those reflected in the Construction Budget and the Base Case Projections.

5.21    Transactions with Affiliates. As of the date hereof, other than the Affiliated Project Documents set forth on Schedule 5.7, none of the Borrower Parties has engaged or agreed to engage in any transactions (including any transactions relating to the buying or selling of any Properties or any products of the Project or involving the receipt of money as payment for goods or services) with any Affiliate of such Borrower Party.

5.22    Project Completion Date; Project Costs.

(a)As of the date hereof, the Borrower estimates, in good faith, that the Project Completion Date will occur no later than the Date Certain and that the aggregate proceeds of the Construction Loans will be sufficient to achieve the Project Completion Date.

(b)As of the date hereof, except as set forth on Schedule 5.22, no Change Order has been proposed and no Change Order is being contemplated for proposal in the future by the Borrower Parties, or, to the knowledge of the Borrower, by any EPC Contractor.

5.23    Single-Purpose Entity. None of the Borrower Parties has engaged in any business other than acquisition, importation, installation, construction, operation or maintenance of the Project and other activities incidental thereto. The Pledgor has not engaged in any business other than directly owning the Pledged Ownership Interests in the Borrower which constitute 100.00% of the Equity Interests of the Borrower. Each Borrower Party has established offices in the State of California, and does not have a principal place of business or chief executive office at any other location.

5.24    Ranking. The Secured Obligations of the Borrower constitute unconditional and unsubordinated Indebtedness of the Borrower Parties and rank at least pari passu in priority of payment with all other present and future unsubordinated Indebtedness of the Borrower Parties (other than obligations preferred by statute or by operation of Law).

5.25    Anti-Terrorism and Money Laundering Laws. Neither Borrower Party nor to the Borrower’s knowledge, any Affiliate of any such Borrower Party is in violation of any Anti-Terrorism and Money Laundering Laws. The use of the proceeds of the Loans by the Borrower will not violate any Anti-Terrorism and Money Laundering Laws.

5.26    Collateral Not in Flood Zone. None of the Collateral located on the Site is located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards or in which flood insurance is required and has been made available under the National Flood Insurance Act of 1968, unless the Borrower has provided the Administrative Agent with proof of appropriate flood insurance with respect thereto.

5.27    Accounts. None of the Borrower Parties has opened or holds any bank account other than the Accounts.

5.28    Taking; Event of Loss. No Taking or Event of Loss has occurred.

5.29    Merger. The Merger occurred on July 8, 2013.

ARTICLE VI

COMPLIANCE COVENANTS

The Borrower covenants and agrees with each of the Lenders that, so long as any Commitment remains in effect, any Specified Letter of Credit remains outstanding, any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, and until payment in full of all amounts payable by any Borrower Party under the Financing Documents to which they are a party:
6.1    Annual and Quarterly Information Covenants; Financial Statements. The Borrower shall, and shall cause each other Borrower Party to, deliver or cause to be delivered to the Administrative Agent at the times and covering the periods set forth below:

(a)Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower Parties, a copy of the complete audited, and consolidated statements of income, retained earnings and cash flow of the Borrower Parties, and the related audited, and consolidated balance sheet of the Borrower Parties as at the end of such year and any related audit letter, in each case with footnotes, if any, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon (but subject to any explanatory provisions) of KPMG, or such other firm of independent certified public accountants of recognized national standing as may be acceptable to the Requisite Financing Parties, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the relevant Person as at the end of, and for, such fiscal year in accordance with U.S. GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default.
(b)Quarterly Financial Statements. As soon as available and in any event within ninety days after the end of each quarterly fiscal period of the Borrower Parties, a copy of the complete unaudited, and consolidated statements of income, retained earnings and cash flow of the Borrower Parties, and the related unaudited, and consolidated balance sheet of the Borrower Parties as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any, accompanied by a certificate of an Authorized Officer of the relevant Person, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the relevant Person, in accordance with U.S. GAAP, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments).
(c)Officer’s Certificate. At the time it furnishes each set of financial statements pursuant to Section 6.1(a)(a) or 6.1(a)(b) above, an Officer’s Certificate from each Borrower Party to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action the Borrower has taken and proposes to take with respect thereto).
(d)DSCR Certificates. Within fifteen Business Days after each Semi-Annual Date, an Officer’s Certificate from the Borrower setting forth the calculation of the Historical DSCR for the DSCR Calculation Period ending on such Semi-Annual Date. Each such Officer’s Certificate shall set forth, in reasonable detail, the inputs or assumptions, as applicable, upon which the relevant calculations were based and in the form set forth on Exhibit 16 hereto (each, a “DSCR Certificate”). The Historical DSCR set forth in each DSCR Certificate shall become effective for purposes of the Financing Documents on the fifth Business Day following delivery of the relevant Officer’s Certificate to the Administrative Agent unless the Administrative Agent notifies the Borrower that the methodology or any input or assumption employed by the Borrower in making such calculation is not satisfactory to the Administrative Agent in any respect.
(e)Operating Reports. As soon as available and in any event within thirty days after the end of each fiscal quarter following the First Unit Operation Date, an operating report in the form set forth on Exhibit 17 hereto with respect to the Project for such quarterly period and for the portion of the Operating Year then ended, which report shall (i) correspond to the items and classifications and periods set forth in the applicable Operating Budget, (ii) show all Project Revenues, all O&M Expenses, the Operating Performance of the Project and a reasonably detailed accounting of the use of any amounts transferred from the Operating Account, (iii) be certified as complete and correct by an Authorized Officer of the Borrower, which certification shall also state that the O&M Expenses reflected therein complied with the requirements contained in Section 7.25 hereof, or, if any such certifications cannot be given, shall state in detail any necessary qualifications to such certifications and (iv) be in substantially the form of the pro forma Operating Report delivered in accordance with Section 4.1(a)(s).
(f)Environmental Report. Within 45 days after the end of each year, a report summarizing the environmental performance of the Project during such year, which report shall include narrative summaries in reasonable detail of (i) the results of any environmental monitoring or sampling activity, (ii) accidents having an impact on the environment or resulting in the loss of life, (iii) environmental deficiencies identified by any Governmental Authority, and (iv) any non-compliance with any Environmental Law and any remedial actions taken with respect thereto.
(g)Insurance Report and Certificates. Within 45 days after the end of each year, a report of an independent broker, signed by an Authorized Officer of such independent broker, stating that in the opinion of such broker, the insurance then carried or to be renewed complies with the terms of the Collateral Agreement. The Borrower shall deliver to the Administrative Agent, within ten Business Days after each annual policy renewal date for each policy, (1) certificates of insurance or binders, in form and substance reasonably satisfactory to the Administrative Agent in consultation with the Insurance Consultant, evidencing all of the insurance required by the Collateral Agreement.  Such certificates of insurance/binders shall be executed by an Authorized Officer of each insurer where it is not practical for such insurer to execute the certificate itself.  Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by the Collateral Agreement.  Upon request, the Borrower will promptly furnish the Administrative Agent with copies of all insurance policies (except in the case of corporate insurance programs where detailed insurance summaries shall be acceptable), binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Borrower Parties.  The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.
6.2    Monthly Construction Reporting. The Borrower shall deliver or cause to be delivered to the Administrative Agent, promptly upon receipt, but in any event not later than five Business Days after receipt thereof, each IE Construction Report, Monthly Progress Report (as defined in the BOP Contract), each Monthly Report (as defined in the Construction Management Agreement), each Monthly Progress Report (as defined in the Equipment Services Agreement) and each Monthly Progress Report (as defined in the Equipment Purchase Agreement).

6.3    Further Distribution of Operational Notices. The Borrower shall promptly, but in any event not later than five Business Days after delivery or receipt of any of the following communications, deliver or cause to be delivered to the Administrative Agent:

(a)Governmental Authorities. A copy of each material notice, demand or other communication given to a Governmental Authority by or on behalf of any Borrower Party or received by any Borrower Party from a Governmental Authority or from any Person on behalf of a Governmental Authority.
(b)Material Project Participants. A copy of each material notice, demand or other communication given or received by or on behalf of any Borrower Party to or from a Material Project Participant pursuant to or relating to any of the Material Project Documents (including all requests for assignments, amendments or waivers thereto).
(c)Change Orders; Amendments to Construction Budget. A copy of any Change Order entered into in accordance Section 7.15 or any revision to the Construction Budget as provided in Section 7.28.
(d)Management Letters; Accountant Communications. A copy of any “management letter” or other similar communication received by any Borrower Party from the such Borrower Party’s accountants relating to such Borrower Party’s financial, accounting and other systems, management or accounts.
(e)Environmental Studies. A copy of each environmental study regarding the Project or the Site that (i) is or has been prepared by or under the direction of Affiliates of the Sponsor (including the Remediation Work Plan and all updates thereto) or (ii) is or has been prepared by or under the direction of Persons other than Affiliates of the Sponsor and is in the possession of the Borrower (it being understood that the Borrower shall use commercially reasonable efforts to obtain possession of such environmental studies prepared by or under the direction of Persons other than Affiliates of the Sponsor upon attaining knowledge thereof).
6.4    Notice of Certain Events and Circumstances. The Borrower shall promptly, but in any event not later than five Business Days after obtaining knowledge of any of the following events or circumstances, deliver or cause to be delivered to the Administrative Agent:

(a)Material Permits. Copies of any Material Permits issued after the date hereof that are held in the name of any Borrower Party or Affiliate Project Participant and any Material Permits held in the name of any other Material Project Participant received by any Borrower Party or Affiliated Project Participant (it being understood that the Borrower shall use commercially reasonable efforts to obtain possession of such Material Permits upon attaining knowledge thereof) and notice of any pending or threatened application or proceeding by or before any Governmental Authority for the purpose of reversing, revoking, rescinding, terminating, withdrawing, suspending, modifying or withholding any Material Permit.

(b)Dispositions. Notice of any Disposition in excess of $500,000 for any one Disposition or $1,500,000 in the aggregate in any calendar year.
(c)Takings, Loss Events, Etc. Notice of any (i) Taking or (ii) Event of Loss or other casualty, damage or loss to any Property of any Borrower Party, whether or not the relevant Property is insured, through fire, theft, other hazard or casualty, that could reasonably be expected to result in Loss Proceeds (or if uninsured would have reasonably been expected to result in Loss Proceeds if insured) in excess of $500,000 for any one casualty or loss or $1,500,000 in the aggregate in any calendar year.
(d)Disputes. Notice of any litigation, investigation, arbitration or other contentious proceeding or dispute that is pending or threatened against any Borrower Party, the Pledgor or the Project in which the amount involved could reasonably be expected to exceed $500,000 or in which injunctive, declaratory or similar relief is requested or any litigation, investigation, arbitration or other contentious proceeding affecting any Material Project Participant which if adversely determined could reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.
(e)Environmental Matters.
i.Notice of (A) any fact, circumstance, condition, occurrence or Release at, on, under or from the Project or the Site that results or could reasonably be expected to result in noncompliance with any Environmental Law applicable to the Project or the Site, (B) any Release at, on, under or from the Project or the Site that has resulted or could reasonably be expected to result in personal injury or material property damage or an Environmental Claim or that otherwise has or could reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party or (C) any pending Environmental Claim or any Environmental Claim threatened in writing against or affecting any Borrower Party or any other Persons occupying or conducting operations at the Project or the Site that could, if adversely determined, be reasonably expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party;
ii.copies of all material communications with any Governmental Authority relating to any Environmental Law or any Environmental Claim promptly after the giving or receiving of any such communications (including any such communications in respect of each EPA Letter); and
iii.such other information concerning any Environmental Claim relating to the Project or the Site as may be reasonably requested by the Administrative Agent.

(f)Force Majeure. Notice of any event constituting force majeure under any of the Project Documents or any claim by any Project Participant alleging that a force majeure event thereunder has occurred.
(g)Delay. Notice of any delay for any reason in the construction of the Project beyond the Major Milestone Dates.
(h)Cessation; Suspension. Any actual, proposed or threatened (in writing) cessation or suspension of the Work for any reason by any EPC Contractor for a period in excess of three consecutive Business Days or any unscheduled shutdown or reduction in operation of the Project, or any substantial labor dispute which could lead to such a shutdown or reduction.
(i)Material Adverse Effect. Any event, circumstance, development or condition which could reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.
(j)Bankruptcy Events. The occurrence of any Bankruptcy Event suffered by the Pledgor, the Borrower, the Project Owner or any other Material Project Participant.
(k)Defaults. Without limiting the foregoing, the occurrence of any Default or Event of Default.
(l)ERISA. To the extent that any of the following events, individually or in the aggregate, would reasonably be expected to result in a liability to a Borrower Party of greater than $1,500,000: (i) the occurrence of any ERISA Event and the filing of any notice with the PBGC or the IRS pertaining to such ERISA Event or the receipt of any notice by any member of the ERISA Group from the PBGC or any other governmental agency with respect thereto, but only to the extent that such ERISA Event, individually or in the aggregate, would reasonably be expected to result in a liability to a Borrower Party of greater than $1,500,000; (ii) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given, or from any prior notice, as applicable; (iii) the existence of potential withdrawal liability under Section 4201 of ERISA, if any member of the ERISA Group were to withdraw completely from any and all Multiemployer Plans; (iv) the adoption of, or the commencement of contributions to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by any member of the ERISA Group; or (v) the adoption of any amendment to a Pension Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
Each notice delivered pursuant to this Section 6.4 shall be accompanied by a statement signed by an Authorized Officer of the Borrower setting forth a description in reasonable detail of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.5    Further Information. From time-to-time, the Borrower shall provide the Administrative Agent with such other information regarding the financial condition, operations, business or prospects of any Borrower Party or the Project or, to the extent obtainable by the Borrower upon the exercise of its commercially reasonable efforts, any Project Participant, as may be reasonably requested by the Administrative Agent.

6.6    Operating Budget.

(a)On or prior to the thirtieth day prior to the First Unit Operation Date, the Borrower shall deliver to the Administrative Agent a proposed Operating Budget in substantially the form of the pro forma Operating Budget delivered in accordance with Section 4.1(a)(s) for the period commencing on such First Unit Operation Date and ending on the next succeeding December 31 (or, if such First Unit Operation Date is projected to occur on or after September 30, on the second succeeding December 31).
(b)On or prior to the thirtieth day prior to the beginning of each Operating Year, the Borrower shall deliver to the Administrative Agent a proposed Operating Budget in substantially the form of the Operating Budget delivered in accordance with Section 6.6(a) for the period commencing on January 1 of such Operating Year and ending on the next succeeding December 31.
(c)Each proposed Operating Budget shall set forth the Borrower’s reasonable projection of the anticipated amount of O&M Expenses for each month covered thereby. Such O&M Expenses shall be itemized in the Operating Budget in accordance with U.S. GAAP using substantively the same line items as set forth in the pro forma Operating Budget delivered in accordance with Section 6.6(a). Any O&M Expenses that cannot be (or should not be in accordance with U.S. GAAP) itemized in accordance with the immediately preceding sentence shall be set forth as separate line items, shall be clearly described and shall be denoted as extraordinary O&M Expenses (“Extraordinary O&M Expenses”). The aggregate annual, aggregate monthly, and monthly line-item amounts of O&M Expenses set forth in the proposed Operating Budget shall be compared against each of the following (expressed as a percentage thereof): (i) the amount of such O&M Expenses set forth in the Base Case Model; (ii) the amount of such O&M Expenses set forth in the then-current Operating Budget (unless the proposed Operating Budget is delivered in accordance with Section 6.6(a)); and (iii) the amount of such O&M Expenses actually incurred by the Borrower in the then-current Operating Year, as set forth in the latest Operating Report delivered in accordance with Section 6.1(a)(e) (unless the proposed Operating Budget is delivered in accordance with Section 6.6(a)). In addition, each Operating Budget shall attach, in narrative form, a description in reasonable detail of: (A) the maintenance and overhaul schedule (including any major maintenance or overhauls which are projected for the relevant Operating Year); (B) anticipated staffing plans; (C) mobilization schedules; (D) capital expenditure requirements; (E) equipment acquisitions; (F) spare parts and consumable inventories; (G) administrative activities and (H) any other material underlying assumptions in connection with the proposed Operating Budget.
(d)If no OB Approval Threshold is exceeded or triggered in respect of a proposed Operating Budget, then no consent of the Administrative Agent or any other Person shall be required and such Operating Budget shall be deemed adopted as of the first day of the relevant Operating Year (or, in the case of the proposed Operating Budget referred to in Section 6.6(a), as of the First Unit Operation Date), unless the Administrative Agent notifies the Borrower in writing prior to such day that any OB Approval Threshold has been exceeded or triggered.
(e)If any OB Approval Threshold is exceeded or triggered in respect of a proposed Operating Budget, then such proposed Operating Budget shall be subject to the prior written approval of the Administrative Agent (acting, if applicable, at the direction of the Requisite Financing Parties). If such prior written approval is not obtained prior to the first day of the Operating Year to which such proposed Operating Budget relates (or, in the case of the proposed Operating Budget referred to in Section 6.6(a), prior to the First Unit Operation Date), then the Borrower shall cause the Project Owner to operate the Project in accordance with an interim Operating Budget that does not exceed or trigger any OB Approval Threshold and is delivered to the Administrative Agent prior to the first day of such Operating Year, the First Unit Operation Date, until such time as a final Operating Budget is adopted in accordance with Section 6.6(c) or this Section 6.6(e).
(f)The Borrower may at any time (or, in the case of Section 7.25, shall) propose to amend the Operating Budget for the remainder of the then current Operating Year by not less than thirty days prior written notice to the Administrative Agent. Sections 6.6(c), 6.6(d) and 6.6(e) shall apply mutatis mutandis to the form, scope, substance and approval of any proposed amended Operating Budget.
6.7    Inspection.

(a)The Borrower shall permit, shall cause each Borrower Party and the Affiliated Project Parties to permit, and shall use commercially reasonable efforts to cause the EPC Contractors to permit, in accordance with the terms of the applicable Transaction Documents, at the expense of the Borrower, representatives of the Administrative Agent, the Independent Engineer and during the continuance of an Event of Default, the Lenders, with reasonable advance notice, during normal business hours and at such intervals as such Person shall reasonably request, to visit and inspect the Project and to witness and verify the Completion Tests, to examine, copy and make extracts from its (and their) books and records relating to the Project, to inspect its Properties, and to discuss its (and their) business and affairs related to the Project with its (and their) officers and engineers, all to the extent reasonably requested by the Administrative Agent, the Independent Engineer or, during the continuance of an Event of Default, the Lenders (as the case may be). The Borrower will, and will cause each other Borrower Party to, authorize its auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with the officers and designated representatives of the Administrative Agent and, if reasonably necessary, the Independent Engineer, in each case with reasonable cause at any reasonable time and upon prior written notice to the Borrower, regarding its accounts and operations; provided, that any written correspondence shall be made with a concurrent copy delivered to the Borrower Parties; and provided, further, that only two communications shall be made outside the presence of the Borrower in a given fiscal year (other than such communications made during the continuance of a Default or Event of Default).

(b)The Borrower shall permit, and shall cause each other Borrower Party to permit, the Administrative Agent, the Independent Engineer and, to the extent reasonably necessary, any other Independent Consultant to review (i) all Plans and Specifications, (ii) any quality control data and performance test data, and (iii) any other data relating to the Project or to the progress of construction as may be reasonably requested by the Administrative Agent, the Independent Engineer or such other Independent Consultant. Further, the Borrower shall permit, and shall cause each other Borrower Party to permit, the Administrative Agent, the Independent Engineer and, to the extent reasonably necessary, any other Independent Consultant to monitor, witness and review the Work.
(c)The Borrower shall give timely notice of and permit, and shall cause each other Borrower Party, and use commercially reasonable efforts to cause the EPC Contractors, to give timely notice of and permit, the Administrative Agent, the Independent Engineer, and, to the extent reasonably necessary, any other Independent Consultant to attend, (i) all Project construction progress review meetings held by any such Person or its agents or representatives and (ii) any and all Completion Tests or other performance tests of the Project or any component thereof (whether any such test is to be conducted on or off the Site).
6.8    Encroachments; Title Policy. The Borrower shall promptly, but in any event not later than 90 days after the Term Conversion Date:

(a)Pursuant to Section 7.14(g) and notwithstanding anything else to the contrary in this Credit Agreement or any other Financing Document but subject to the provisions of this Section 6.8, amend the Site Agreements (the “Revised Site Agreements”) solely to revise the applicable legal descriptions of the real property covered thereunder and make such other modifications to the Site Agreements as the Administrative Agent may reasonably require in order to eliminate the encroachments (the “Encroachments”) described in subsections G, N, S, T, V, HH, II, JJ and RR of item 14 of Schedule B - Part I of that certain [Pro Forma Loan Policy of Title Insurance issued by Fidelity National Title Insurance Company under Policy No. Pro Forma-23036266-AL], attached hereto as Schedule 6.8 (the “Fidelity Pro Forma”). The Revised Site Agreements and any other documentation related thereto shall be in a form to allow or cause the Title Company to issue the Second Reissued Title Policy to meet the requirements of Section 6.8(b) below and otherwise shall be in form and substance reasonably satisfactory to the Administrative Agent. Borrower shall also obtain any consents necessary from third parties, including Site Owners and subordinated lenders, in connection with said amendments.

(b)Deliver to the Administrative Agent a Title Policy which has been reissued by the Title Insurance Company (the “Second Reissued Title Policy”) and such Second Reissued Title Policy shall (i) insure the continuing first priority of the Mortgage (subject only to (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Secured Parties pursuant thereto) and otherwise be in form and substance reasonably satisfactory to Administrative Agent, (ii) contain only the coverage exceptions set forth in the Fidelity Pro Forma or that are otherwise approved by the Administrative Agent, provided that the Encroachments shall be deleted, (iii) reflect the revised legal descriptions of the real property covered under the Site Agreements as required by Section 6.8(a) above, (iv) be in an amount equal to the

Title Policy Amount, (v) insure the amendments and confirmatory documents described in Section 6.8(d) below and (vi) include a commitment to include in any owner’s title insurance policy issued to any purchaser of any portion of the Collateral from any Lenders or through foreclosure (a “Subsequent Purchaser”) all endorsements issued in the Fidelity Pro Forma in connection with the survey items described in item 14 of the Fidelity Pro Forma or, for any such survey items for which all such endorsements cannot be issued, a commitment to exclude such survey items as exceptions to such owner’s title insurance policy to be issued to a Subsequent Purchaser.

(c)Deliver to the Administrative Agent a final “as-built” survey of the Site, addressed to the Collateral Agent for the benefit of the Secured Parties, the Title Insurance Company and the Borrower showing the completed Project, which survey shall (i) be in form and substance reasonably satisfactory to the Collateral Agent and the Title Insurance Company, (ii) disclose no easements, rights-of-way or encumbrances, other than (A) Permitted Priority Liens and (B) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Secured Parties pursuant to the Mortgage, (iii) contain only the coverage exceptions set forth in the Fidelity Pro Forma or that are otherwise approved by the Administrative Agent, provided that the Encroachments shall be deleted, and (iv) reflect the revised legal descriptions of the real property covered under the Site Agreements as required by Section 6.8(a) above.

(d)Prepare and cause to be executed and recorded such amendments to the Mortgage or other confirmatory documents as may be reasonably requested by the Collateral Agent in order to protect, confirm or maintain the first-priority Lien of the Mortgage on the Mortgaged Property, as reflected in the final survey delivered pursuant to Section 8.6(c) above. Any and all amendments described in the foregoing sentence must be insured under the Second Reissued Title Policy.

6.9    Lien Searches. On or within 10 days after the Repricing Date, the Borrower shall deliver to the Administrative Agent the results of a recent search of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which have been made with respect to any personal or mixed property of the Borrower, the Project Owner and the Pledgor, together with copies of all such filings disclosed by such search, and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search, other than (i) Permitted Priority Liens, (ii) Liens granted to the Collateral Agent under the Security Documents, and (iii) other Permitted Liens to the extent junior to the Liens granted to the Collateral Agent under the Security Documents.

ARTICLE VII

RESTRICTIVE COVENANTS

The Borrower covenants and agrees that, so long as any Commitment or any Loan or any other Secured Obligation is outstanding and until payment in full of all amounts payable by the Borrower under the Financing Documents, the Borrower shall (or shall cause the relevant Borrower Party to) comply with the following covenants:
7.1    Maintenance of Existence; Conduct of Business. Each Borrower Party shall (a) preserve and maintain its legal existence as a limited liability company under the laws of Delaware, and all of its material licenses, rights, privileges and franchises necessary for the maintenance of its limited liability company existence, and comply, in all material respects, with its Charter Documents, (b) engage solely in the business of constructing, owning, operating and maintaining the Project and performing its obligations pursuant to the Transaction Documents to which it is a party or (c) not cancel, terminate, permit the cancellation or termination of, amend, modify or change any material terms or conditions of, or grant any material consent, waiver or approval under, or take or fail to take any other material action the result of which would impair the value of the interest or impair the rights of any Borrower Party under, any of its Charter Documents.

7.2    Compliance with Laws. Each Borrower Party shall conduct its business in compliance with all applicable requirements of Law, including all relevant Permits and Environmental Laws, except where any failure to comply could not individually or in the aggregate have a Material Adverse Effect, and except that the relevant Borrower Party may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (a) none of the Secured Parties or the relevant Borrower Party would be subject to any criminal liability for failure to comply therewith, (b) all proceedings to enforce such requirement of Law against the Secured Parties, the relevant Borrower Party, the Project or any part thereof shall have been duly stayed and (c) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral. Each Borrower Party will materially comply and cause each of its Affiliates to materially comply with Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws, and Sanctions. If the Borrower obtains knowledge or receives any written notice that the Borrower, the Project Owner, or any Person holding any legal or beneficial interest in the Borrower or the Project Owner (directly or indirectly) is named on any Sanctions List or is otherwise subject to Sanctions (such occurrence, a “Sanctions Violation”), the Borrower shall immediately give written notice to the Administrative Agent of such Sanctions Violation.

7.3    Accounting and Financial Management. Each Borrower Party shall (a) maintain adequate management information and cost control systems and (b) maintain a system of accounting in which full and correct entries shall be made of all financial transactions and the assets and business of the relevant Borrower Party in accordance with U.S. GAAP. In the event that any Borrower Party replaces its existing auditors for any reason, the relevant Borrower Party shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be internationally recognized and approved by the Requisite Financing Parties.

7.4    Tax Elections, Payment of Taxes, etc.

(a)The Borrower shall not, and shall ensure that the Borrower Parties shall not, take any action or fail to take any action (including electing to be treated as a corporation for Federal income tax purposes) that would cause any Borrower Party to be subject to (i) any material taxes other than as set forth in the Base Case Model or (ii) any material obligations under any agreements or arrangements with respect to any taxes.
(b)Each Borrower Party shall duly pay and discharge before they become overdue (i) all material taxes, assessments and other governmental charges or levies imposed upon it or any of its Property, income or profits, (b) all material utility and other governmental charges incurred in connection with the ownership, operation, maintenance, use, occupancy and upkeep of its business and (c) all lawful claims and obligations that, if unpaid, could result in the imposition of a Lien upon any of its Property; provided, that the relevant Borrower Party may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including any period during which an appeal is pending, when the relevant Borrower Party is in good faith contesting the same by proper proceedings, so long as (i) adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for payment thereof shall have been made, (ii) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral and (iii) enforcement of the contested item shall be effectively stayed.
7.5    Borrower’s Equity Interests. None of the Borrower Parties shall (a) permit or consent to the transfer (by assignment, sale or otherwise) of the Pledged Equity Interests (other than by way of the Merger in accordance with Section 7.33) or (b) issue any new Equity Interests.

7.6    Merger; Etc. The Borrower shall not merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer, or otherwise dispose of all or substantially all of its assets. Neither the Project Owner nor the Procurement Sub shall merge or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer, or otherwise dispose of all or substantially all of its assets, except for the Merger in accordance with Section 7.33.

7.7    Investments; Subsidiaries. None of the Borrower Parties shall make or permit to remain outstanding any Investments except Permitted Investments. None of the Borrower Parties shall establish, create or acquire any Subsidiary (other than, with respect to the Borrower, the Procurement Sub (prior to the Merger) and the Project Owner).

7.8    Transactions with Affiliates. Except as provided in the Affiliate Project Documents or the Intercompany Notes and in the Accounts Agreement, none of the Borrower Parties shall directly or indirectly (a) make any payment to an Affiliate of any Borrower Party, (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate of any Borrower Party, (c) purchase or acquire Property from an Affiliate of any Borrower Party or (d) enter into any other transaction or arrangement directly or indirectly with or for the benefit of an Affiliate of any Borrower Party.

7.9    Distributions; Restricted Payments.

(a)Except as set forth in Sections 7.9(b), 7.9(c) and 7.9(d), none of the Borrower Parties shall (i) make any distributions to Pledgor or to any other Person (other than, with respect to the Procurement Sub (prior to the Merger) and the Project Owner, to the Borrower) in respect of its Equity Interests or any other ownership interest in such Borrower Party, whether in cash or other Property, or redeem, purchase or otherwise acquire any interest of Pledgor in such Borrower Party, or permit Pledgor to withdraw any capital from such Borrower Party (all of the foregoing being referred to as “Distributions”) or (ii) make any payment of any Affiliate O&M Fees to any Affiliate of such Borrower Party (each such Distribution or payment of Affiliate O&M Fees, a “Restricted Payment”).
(b)Unless a Default or Event of Default shall have occurred and be continuing, the Borrower may pay Affiliate O&M Fees when due and payable under the Affiliated Project Documents pursuant to and in accordance therewith and with the Accounts Agreement.
(c)Amounts constituting True-Up Drawings may be Distributed by the Borrower as directed by it in its sole discretion (the “True-Up Distributions”), notwithstanding any other provision of the Financing Documents to the contrary; provided, that (x) no Default or Event of Default shall have occurred and be continuing as of such Distribution, (y) the Debt-To-Equity Ratio (after giving pro forma effect to the relevant True-Up Distribution) will be no greater than 80:20 and (z) the Projected DSCR on the date of such True-Up Distribution is equal to or greater than 1.40x (calculated using the Base Case Model delivered in accordance with Section 4.2(a)(m), updated in respect of any True-Up Distribution to occur more than thirty days after the date of the initial Borrowing to take account of any Operating Budget delivered in accordance with Section 6.6(a) and the projected Operating Performance of the Project in light of the results of any Completion Tests, and using an initial DSCR Calculation Period ending on the first Semi-Annual Date following the one-year anniversary of (x) the Projected Completion Date, in respect of any True Up Distribution to occur prior to the Term Conversion Date or (y) the Term Conversion Date, in respect of any True Up Distribution to occur on the Term Conversion Date).
(d)Amounts on deposit in the Distribution Reserve Account as of any Semi-Annual Date may be transferred to the Distribution Account by the Borrower in accordance with the Collateral Agreement and the Accounts Agreement, so long as each of the Distribution Conditions is satisfied on such Semi-Annual Date.
(e)Amounts on deposit in the Distribution Account may be distributed to Pledgor as Distributions and/or Restricted Payments or to any other Person for any other purpose at any time and from time-to-time.

7.10    Separateness. The Borrower Parties shall:

(a)maintain separate bank accounts and separate books of account from the Pledgor and any Affiliate (other than the Borrower Parties) of the Pledgor;
(b)cause the liabilities of the Borrower Parties to be readily distinguishable from the liabilities of the Pledgor and any Affiliate (other than the Borrower Parties) of the Pledgor;
(c)conduct their business solely in their own names in a manner not misleading to other Persons as to its identity, including by ensuring that oral and written communications (including letters, invoices, purchase orders, contracts, statements, and applications) shall be made in the name of such Borrower Party;
(d)comply with the provisions set forth on Appendix H;
(e)in the case of the Borrower, comply with the separateness covenants set forth in the Borrower Pledge Agreement; and
(f)cause the Pledgor and each permitted successor or assignee of the Pledgor to comply with the separateness covenants set forth in the Pledgor Pledge Agreement;
it being understood and agreed by the parties that de minimis breaches of this Section 7.10 that (i) are not, in the aggregate, misleading as to the identity of the relevant Borrower Party or the Pledgor (as applicable), (ii) do not call into question the corporate separateness of the Borrower Party or the Pledgor (as applicable) from their respective Affiliates and (iii) otherwise do not materially adversely undermine the purpose intended to be served by the provisions of this Section 7.10 shall not be deemed a breach of this Section 7.10.
7.11    Chief Place of Business; etc. The place of business or, if it has more than one place of business, the chief executive office of each Borrower Party and the place where the records of the Borrower Parties concerning the Collateral are kept is at 5790 Fleet Street, Suite 200, Carlsbad, CA 92008. The originals of all documents evidencing the Collateral and the only original books of account and records of the Borrower Parties relating thereto are, and will continue to be, kept at such place of business or chief executive office, or at such new location as the Borrower may establish in accordance with this Credit Agreement. Each Borrower Party’s jurisdiction of organization and “location” for the purposes of Section 9-307 of the Uniform Commercial Code is Delaware. The exact legal name of the Borrower is as set forth on the signature pages hereto. The Borrower shall not (a) establish a new “location” for the purposes of Section 9-307 of the Uniform Commercial Code, (b) change its chief executive office or its jurisdiction of organization, (c) change its name or (d) do business under any name other than the name set forth on the signature pages hereto until (i) it shall have given to the Administrative Agent not less than thirty days’ prior written notice of its intention so to do, clearly describing such new location, jurisdiction and/or name and providing such other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new location, jurisdiction and/or name, it shall have taken all action, satisfactory to the Administrative Agent, to maintain the Liens in the Collateral granted for the benefit of one or more of the Secured Parties pursuant to the Security Documents at all times fully perfected and in full force and effect.

7.12    Permits. Each Borrower Party shall (i) from time-to-time obtain and maintain, and comply with, or cause the applicable Material Project Participant to maintain and comply with, all Material Permits to which such Borrower Party or Material Project Participant (as applicable) is a party as shall now or hereafter be required under applicable Laws, (ii) cause the Project to be duly constructed, completed, operated and maintained in all material respects in accordance with all applicable Laws, and (iii) intervene in and contest or cause the applicable Material Project Participant to intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Material Permit and, if reasonably requested by the Administrative Agent on the recommendation of the Independent Engineer, appeal or cause the applicable Material Project Participant to appeal any such rescission, termination, modification or suspension in the manner and to the fullest extent permitted by applicable Law; provided, that the obligations of the Borrower Parties under this Section 7.12 shall not in any way limit or impair the rights or remedies of the Secured Parties under any Financing Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension.

7.13    Security Documents.

(a)Each Borrower Party shall take all actions necessary or requested by the Administrative Agent or the Collateral Agent to maintain each Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by the Security Documents and the priority thereof in accordance with the Collateral Agreement. In furtherance of the foregoing, (A) the Borrower shall ensure that all Property acquired by any Borrower Party shall become subject to the Lien of the Security Documents having the priority contemplated thereby promptly following the acquisition thereof and (B) none of the Borrower Parties shall open or maintain any bank account (other than the Accounts).

(b)Each Borrower Party shall take all action necessary to cause each Additional Project Document to be or become subject to the Liens of the Security Documents (whether by amendment to any Security Document, execution of a new Security Document or otherwise) in favor of the Collateral Agent, and shall deliver or cause to be delivered to the Administrative Agent such legal opinions of counsel to such Borrower Party, certificates of such Borrower Party or other documents with respect to each such Additional Material Project Document as the Administrative Agent may reasonably request. The Borrower shall cause each Material Project Participant that is a party to an Additional Material Project Document to execute and deliver a Consent Agreement in the form attached to the relevant Security Agreement or otherwise reasonably satisfactory to the Administrative Agent and the related opinion with respect to such Additional Material Project Document specified therein.

7.14    Material Project Documents.

(a)Each Borrower Party shall perform and observe all of its covenants and agreements contained in any of the Material Project Documents to which it is or becomes a party.
(b)Each Borrower Party shall take any and all action as may be reasonably necessary to promptly enforce its rights and to promptly collect any and all sums due to it under the Material Project Documents to which it is or becomes a party and shall not waive any default under or breach of any Material Project Document to which it is or becomes a party or waive, fail to enforce, forgive or release any right, interest or entitlement, howsoever arising, under or in respect of any such Material Project Document (except to the extent the Administrative Agent, in consultation with the Independent Engineer, has determined in writing that the failure to comply with this Section 7.14(b) is in the best interest of the Project).
(c)Each Borrower Party shall take all necessary action to prevent the cancelation, suspension or termination of any Material Project Document to which it is or becomes a party in accordance with the terms thereof or otherwise and shall not permit a Material Project Participant to cancel, suspend or terminate any Material Project Document to which it is or becomes a party or petition, request or take any other legal or administrative action that seeks, or may be expected, to cancel, suspend or terminate any Material Project Document to which it is or becomes a party or amend or modify all or any part thereof. Prior to, concurrently with, or promptly after the expiration of each SoCalGas Transportation Contract, the Borrower will cause the Project Owner to enter into a new SoCalGas Transportation Contract and will use commercially reasonable efforts to cause such SoCalGas Transportation Contract to provide for Firm Priority Service.
(d)Each Borrower Party shall not sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document to which it is or becomes a party.
(e)Each Borrower Party shall not agree to or permit the assignment of any rights or the delegation of any obligations of any Material Project Participant under any Material Project Document to which it is or becomes a party except (i) as permitted without the consent of the Borrower by the terms of such Material Project Document or (ii) with the prior written consent of the Administrative Agent (acting, in respect of the Tolling Agreement, upon the instructions of the Requisite Financing Parties).
(f)Except as provided in Section 7.15, no Borrower Party shall amend, supplement, modify or give any consent under any Material Project Document or exercise any material option thereunder (except to the extent the Administrative Agent, in consultation with the Independent Engineer, has determined in writing that such amendment, supplement, modification, consent or exercise is in the best interest of the Project).
(g)No Borrower Party shall enter into any Additional Material Project Document other than (i) upon the prior written consent of the Administrative Agent (acting upon the instructions of the Requisite Financing Parties) or (ii) in accordance with Section 8.8(e).

(h)The Borrower Parties shall instruct all Project Participants to make all payments payable to any of the Borrower Parties to the Account Bank for deposit in the appropriate Account in accordance with the Accounts Agreement.
(i)Each of the Borrower Parties shall, on the date hereof and on the date it enters into any Material Project Document after the date hereof, (i) enter into a Consent Agreement in accordance with the Collateral Agreement and (ii) deliver to the Collateral Agent a fully-executed version of each such Consent Agreement and (unless otherwise agreed by the Administrative Agent) the related opinion required to be delivered to the Collateral Agent in accordance therewith, provided, that, no Borrower Party shall be required to enter into or obtain such Consent Agreement and related opinion pursuant to this Section 7.14(i) in respect of any EPC Contract or series of related EPC Contracts with the same contractor, vendor or supplier where the aggregate cost or value of goods and services to be acquired by any Borrower Party pursuant thereto could not reasonably be expected to exceed $5,000,000 or the equivalent in any other currency.
(j)Prior to the Term Conversion Date, no Borrower Party shall enter into any Material Project Document or execute any Change Order in accordance with Section 7.15 unless (A) 100% of all Project Costs to be incurred thereunder are set forth in the Construction Budget and (B) after giving pro forma effect to the execution of such Material Project Document or Change Order, the Borrower Parties have Available Construction Funds at their disposal that are equal to or greater than the aggregate amount of unpaid Project Costs set forth in the Construction Budget. The Borrower shall provide the Administrative Agent with prompt notice of its consent to any subcontractor granted under any EPC Contractor.
7.15    Change Orders. Notwithstanding the provisions of Section 7.14(f) (but without limiting Section 7.14(j)), the Borrower may permit the Project Owner, upon five Business Days’ prior notice to the Independent Engineer and the Administrative Agent, to enter into any Change Order if (a) such Change Order does not change the Plans and Specifications, (b) the CO Cost of such Change Order does not exceed $5,000,000 or cause the aggregate CO Cost of all Change Orders theretofore made, together with the CO Cost of such Change Order, to exceed $15,000,000, (c) such Change Order does not result in an extension of any Major Milestone Date beyond the applicable date set forth on Appendix J, (d) such Change Order does not result in any change to, or amendment of, the Completion Tests, the Delay Liquidated Damages, the Buy-down Proceeds, the Performance Guarantees or the conditions pursuant to which payment of any such damages is required to be made, either directly or indirectly and (e) such Change Order could not otherwise reasonably be expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party.

7.16    Certain Agreements. No Borrower Party shall enter into any agreement or undertaking (except for the Financing Documents and except pursuant to any agreement approved by the Requisite Financing Parties for the refinancing of any of the Loans) restricting, or purporting to restrict, the ability of any Borrower Party to (a) amend this Credit Agreement or any other Financing Document, (b) sell any of its assets, (c) create Liens, (d) create or incur Indebtedness or (e) make any Restricted Payment.

7.17    Insurance Requirements. Each Borrower Party shall maintain or cause to be maintained in full force and effect all insurance coverages for the Project set forth in the Collateral Agreement.

7.18    Events of Loss. If an Event of Loss shall occur with respect to any Collateral, then the relevant Borrower Party shall (a) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss, (b) cause all Loss Proceeds to be deposited in the Proceeds Account pursuant to the Accounts Agreement, (c) cause all Business Interruption Proceeds to be deposited in the Business Interruption Proceeds Account pursuant to the Accounts Agreement and (d) cause all Loss Proceeds and any Business Interruption Proceeds to be applied in accordance with the Collateral Agreement, the Accounts Agreement and Section 3.17 hereof.

7.19    Asset Acquisitions. No Borrower Party shall purchase or acquire any assets or Property other than (a) assets reasonably required for the completion of the Project in accordance with the Construction Budget, (b) assets in consideration of O&M Expenses expended in accordance with Section 7.25, (c) assets acquired in connection with any Restoration of the Project in accordance with the Collateral Agreement and the Accounts Agreement and (iv) Permitted Investments.

7.20    Asset Dispositions. No Borrower Party shall make any Disposition other than: (a) sales of electrical energy, capacity, ancillary services and other products pursuant to the Revenue Contracts; (b) subject to the requirements of Sections 3.17(a)(a)(ii) and 6.4(a)(b), Dispositions having a value of equal to or less than $3,000,000 per asset or $5,000,000 in the aggregate in any year by all Borrower Parties since the date hereof, and otherwise determined by the relevant Borrower Party (in its reasonable opinion) to be obsolete, redundant, no longer best in class, or otherwise no longer used by or useful to the relevant Borrower Party for the operation or maintenance of the Project; (c) sales of Permitted Investments prior to the maturity thereof; and (d) Distributions, Restricted Payments or other payments in accordance with Section 7.9.

7.21    Indebtedness. No Borrower Party shall create, incur, suffer to exist or otherwise become liable for any Indebtedness except for the following (“Permitted Indebtedness”):

(a)Indebtedness arising under the Financing Documents;
(b)Indebtedness arising under the Rate Swap Transactions entered into and maintained in accordance with Section 7.26;
(c)Capital Lease Obligations incurred in the ordinary course of business that do not at any time exceed $500,000;
(d)trade accounts payable (other than Indebtedness for borrowed money) arising, and accrued expenses incurred, in the ordinary course of the relevant Borrower Party’s business so long as such trade accounts payable are payable within 60 days of the date the respective goods are delivered or the respective services are rendered and are not more than 60 days past due;

(e)unsecured Indebtedness owed by any Borrower Party to the Borrower or owed by the Borrower to the Pledgor, provided, that such Indebtedness is subordinated to the Secured Obligations, is collaterally assigned by the Pledgor or the Borrower (as applicable) to the Collateral Agent in accordance with the terms specified in the relevant Pledge Agreement and is issued pursuant to the subordination and other terms required by such Pledge Agreement;
(f)purchase money obligations to the extent incurred in the ordinary course of business to finance equipment (and Indebtedness incurred to finance any such obligations); provided, that (A) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (B) the aggregate principal amount and the capitalized portion of such obligations by all Borrower Parties do not at any time exceed $2,000,000; and
(g)additional unsecured Indebtedness owed by any Borrower Party in an aggregate principal amount (for all Borrower Parties and including all capitalized interest) not to exceed $5,000,000 at any time.
7.22    Leases. No Borrower Party shall enter into any agreement, or be or become liable as lessee under any agreement, for the lease, hire or use of any real or personal Property, except for (i) the Site Agreements, (ii) the Real Property Agreements and (iii) operating leases of personal Property to the extent that (a) no such operating lease constitutes a Capital Lease Obligation, (b) each such operating lease is provided for in the then current Operating Budget, (c) the relevant personal Property is not affixed to the Project, (d) the relevant personal Property does not constitute “fixtures” under applicable Law, (e) the relevant personal Property is composed of standard, non-customized items; and (f) the aggregate payment obligations of all Borrower Parties under all such leases of personal Property does not exceed $1,000,000 in any year.

7.23    Limitation on Liens. No Borrower Party shall create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

7.24    Operation and Maintenance.

(a)Each Borrower Party shall maintain and preserve the Project, the Facility, the Site and all of its other Properties necessary or useful in or to the proper conduct of its business in good working order and in such condition that the Project will have the capacity and functional ability to perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation, the functions for which it was specifically designed in accordance with the EPC Contracts at substantially the levels contemplated thereby. The Borrower shall, and shall cause the other Borrower Parties to, cause the Project, the Facility and the Site to be operated, serviced, maintained and repaired so that the condition and Operating Performance thereof will be maintained and preserved (ordinary wear and tear excepted) in all material respects in accordance and compliance with (i) Good Utility Practices, (ii) such operating standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors, (iii) the terms and conditions of all insurance policies maintained with respect to the Project at any time, (iv) all requirements of Law and all Material Permits applicable to the Project, and (v) the terms of the Project Documents.

(b)No Borrower Party shall alter, remodel, add to, reconstruct, improve or demolish any part of the Project, the Facility, the Site or any other Collateral after the Project Completion Date, except in accordance with any Restoration of the Project in accordance with the Collateral Agreement and the Accounts Agreement.

(c)No Borrower Party shall appoint or allow the appointment of any replacement Operator without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Financing Parties).

7.25    O&M Expenses. No Borrower Party shall expend any amount for O&M Expenses during any month if such expenditure would exceed any OB Approval Threshold without the prior written consent of the Administrative Agent (acting, if applicable, at the direction of the Requisite Financing Parties), unless such O&M Expense could not reasonably be anticipated and failure to make such expenditure would create an abnormal risk of personal injury to employees or significant physical damage to the Project and, in any such event, the Borrower shall immediately advise the Administrative Agent of such excess expenditure and, within fifteen days of the making of any such excess expenditure, prepare and file with the Administrative Agent an amended Operating Budget that reflects such expenditure in accordance with Section 6.6(f).

7.26    Rate Swap Transactions. The Borrower shall execute, on the same Business Day as the initial Borrowing of the Construction Loans, and thereafter maintain in full force and effect one or more Rate Swap Transactions with Rate Swap Counterparties which effectively protect the Borrower against the risk of LIBO Rate fluctuations above the weighted average of the fixed rates set forth in the Base Case Model delivered in accordance with Section 4.2(a)(m) and have an aggregate notional amount with respect to each Semi-Annual Date to occur after the Rate Swap Commencement Date equal to not less than 75.00% and not more than 105.00% of the Notional Loan Amount in respect of such Semi-Annual Date. For purposes of this Section, the “Notional Loan Amount” in respect of each Semi-Annual Date shall be (x) if determined prior to the Term Conversion Date (1) with respect to each Semi-Annual Date to occur prior to the last projected Disbursement on the Notional Disbursement Schedule, the aggregate principal amount of the Construction Loans that are projected to be outstanding on the immediately preceding Semi-Annual Date based on the Notional Disbursement Schedule and (2) with respect to each Semi-Annual Date to occur on or after the last projected Disbursement on the Notional Disbursement Schedule, the aggregate principal amount of the Construction Loans then-outstanding plus the aggregate undrawn Construction Loan Commitments minus the aggregate amount of Notional Amortization projected prior to such Semi-Annual Date, as set forth on the Projected Amortization Schedule and (y) if determined on and after the Conversion Date, the aggregate principal amount of the Term Loans outstanding as of the date of such determination minus the aggregate amount of scheduled principal payments projected to be made on the Term Loans prior to such Semi-Annual Date in accordance with the Amortization Schedules (in each case, after giving full effect to the application of prepayments of the Construction Loans or the Term Loans, as applicable, in accordance with Section 3.16 or 3.17(c)). Notwithstanding the foregoing: (I) on and after the Repricing Date, the Rate Swap

Transactions shall protect the Borrower against the risk of LIBO Rate fluctuations above the weighted average of the fixed rates set forth in the Base Case Model delivered in accordance with Section 4.7(i), and (II) on and after the Repricing Date until February 28, 2018, the aggregate notional amount with respect to each Semi-Annual Date shall be equal to not less than 73.00% and not more than 105.00% of the Notional Loan Amount in respect of such Semi-Annual Date.

7.27    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in ARTICLE II.

7.28    Construction Budget. The Borrower shall not amend, revise or modify the Construction Budget to increase or decrease or otherwise change the number or type of Construction Budget categories, allocate or reallocate the Contingency to any Construction Budget category, or request any Construction Loans for the purpose of funding any Project Costs in excess of the amount contained in the Construction Budget for such category of Project Costs; except, (x) to the extent no CB Approval Threshold is triggered or exceeded or (y) if a CB Approval Threshold is triggered or exceeded upon obtaining the prior written approval specified on Appendix E. The Borrower shall promptly deliver to the Administrative Agent a copy of any revisions to the Construction Budget effected without the consent of the Administrative Agent pursuant to this Section 7.28.

7.29    Engineering, Procurement and Construction. Each Borrower Party shall cause the Project to be duly engineered and constructed and all equipment procured in accordance with the Construction Budget, the EPC Contracts and Good Utility Practices and shall cause the Project Completion Date and the Term Conversion Date to occur on or before the Date Certain. The Borrower shall not, and shall not permit the other Borrower Parties to, directly or indirectly, make or commit to make any expenditure in respect of the purchase or other acquisition of fixed or capital assets prior to the Project Completion Date, other than expenditures contemplated by the Construction Budget.

7.30    Completion; Completion Tests.

(a)No Borrower Party shall, without the prior written consent of the Administrative Agent (after consultation with the Independent Engineer), (i) take any action or fail to take any action (other than the execution of a Change Order in accordance with Section 7.15(c)) which could extend, or which could permit an extension of, any guaranteed completion or acceptance date (including the Mechanical Completion Guaranteed Dates (as such term is defined in the BOP Contract), Substantial Completion Guaranteed Date and the Final Completion Guaranteed Date (as each such term is defined in the Equipment Services Agreement) under the EPC Contracts, (ii) accept or confirm that the Project or any Generating Unit, as the case may be, has achieved Mechanical Completion (as such term is defined in the BOP Contract), Substantial Completion (as such term is defined in the Equipment Services Agreement), Final Completion (as such term is defined in the Equipment Services Agreement) or fail to advise the Construction Manager, the BOP Contractor, the Equipment Supplier and the Equipment Servicer of any defects, deficiencies or discrepancies in the Work of which such Borrower Party has knowledge, (iii) notify the Equipment Servicer that it accepts the Final Punchlist (as such term is defined in the Equipment Services Agreement), (iv) notify the BOP Contractor and that it accepts the Final Completion Punch List (as such term is defined in the BOP Contract), (iv) issue, approve or execute any acceptance or completion certificate or otherwise confirm acceptance or completion of the Project or any portion or phase thereof, (v) waive, defer or reduce any of the requirements of any of the Completion Tests or Performance Guarantees, (vi) accept or confirm that the Project has satisfied any of the Completion Tests or met any of the Performance Guarantees, (vii) reject the Project or (viii) deliver any written direction to pay all or any portion of the Retainage Balance (as defined in the Retainage Escrow Agreement).

(b)No Borrower Party shall schedule or agree or permit to the scheduling of any Completion Tests without at providing at least five Business Days’ prior written notice to the Administrative Agent and the Independent Engineer; provided, that if any such Completion Test is canceled or fails and a new Completion Test is scheduled within 72 hours of the originally scheduled Completion Test, then the relevant Borrower Party shall be required to promptly notify the Administrative Agent and Independent Engineer of its intent to run or rerun such Completion Test within such 72-hour period and shall give the Administrative Agent and the Independent Engineer reasonable advance notice prior to the conduct of such Completion Test within such 72-hour period.

7.31    Payment of Project Costs; Project Revenues.

(a)Any Project Revenues (other than proceeds of any Delay Liquidated Damages) received prior to the Term Conversion Date shall be deposited into the Construction Account and applied, in accordance with the Accounts Agreement, to the payment of Project Costs.

(b)Any proceeds of any Delay Liquidated Damages received prior to the Term Conversion Date shall be deposited into the Proceeds Account and applied, in accordance with the Accounts Agreement, to the mandatory prepayment of Loans in accordance with Section 3.17(a)(a)(iii).

7.32    EWG Status, etc. The Project Owner shall, prior to placing test power onto the grid, and at all times thereafter, (i) maintain its status as an EWG, (ii) be exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA, (iii) be authorized by FERC pursuant to the Market Rate Authorization to sell electric energy, capacity and ancillary services at negotiated rates under a market-based rate tariff and be in compliance with all requirements and regulations imposed by FERC in connection with such authorization and all waivers of regulation and blanket authorizations granted by FERC in connection with such authorization and (iv) be exempt from or not subject to, the Power Plant & Industrial Fuel Use Act set forth in 42 USC § 8301, et. seq.

7.33    Merger. On or prior to the Term Conversion Date, the Borrower shall cause the Merger to occur on terms and conditions satisfactory to the Requisite Financing Parties. Prior to effecting the Merger, the Borrower shall deliver to the Administrative Agent a plan of merger setting out each of the actions necessary to accomplish the Merger and attaching all documents required to be executed, delivered or filed to effect the Merger, including all such documents under the Delaware Limited Liability Company Act. The Merger shall not be effected without the prior written consent of the Administrative Agent (in consultation with White & Case LLP), such approval not to be unreasonably delayed. Promptly upon effecting the Merger, the Borrower shall deliver to the Administrative Agent evidence thereof, including duly executed, delivered and filed copies of each of the documents referred to in the immediately preceding sentence.

7.34    Equipment. On the Business Day immediately following the Closing Date, the Borrower shall contribute, transfer, convey and deliver to the Procurement Sub, and the Procurement Sub shall accept from the Borrower, all of the Borrower’s right, title and interest in any Equipment (as defined in the Equipment Purchase Agreement), including the Generating Units, in which the Borrower has title as of the Closing Date, free and clear of all Liens, other than (i) Permitted Priority Liens and (ii) other Permitted Liens to the extent junior to the Liens granted to the Collateral Agent under the Security Documents.

7.35    Further Assurances. Each Borrower Party shall make commercially reasonable efforts to promptly and duly execute and deliver to the Administrative Agent such documents and assurances to take such further action as the Administrative Agent may from time-to-time reasonably request in order to carry out more effectively the intent and purpose of the Financing Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Secured Parties pursuant to the Financing Documents.

ARTICLE VIII

EVENTS OF DEFAULT

The occurrence of any of the following events or circumstances shall constitute an “Event of Default” hereunder:
8.1    Failure to Make Payments. (a) The Borrower shall fail to pay, in accordance with the terms of this Credit Agreement, any principal on any Loan on the date that such sum is due; (b) the Borrower shall fail to pay, in accordance with the terms of this Credit Agreement, any interest or fees on any Loan or Specified Letter of Credit within three Business Days after the date that such sum is due; or (c) the Borrower shall fail to pay, in accordance with the terms of this Credit Agreement, any cost, charge or other amount payable under any Financing Document (other than principal of, or interest or fees on, the Loans or any Specified Letter of Credit) within ten Business Days after the due date thereof, including amounts in respect of any required Liquidation Costs.

8.2    Certain Other Fundamental Breaches. (a) The Borrower shall fail (or shall fail to cause any Borrower Party) to perform, comply with or observe any covenant or agreement set forth in Sections 3.28(a), 3.28(b), 7.1, 7.5, 7.6, 7.7, 7.9, 7.11, 7.14(d), 7.14(e), 7.14(f) or 7.14(g), 7.17, 7.19, 7.20, 7.21, 7.23, 7.27, 7.30, 7.33 and 7.34; (b) Borrower shall fail (or shall fail to cause any Borrower Party) to perform, comply with or observe any covenant or agreement set forth in ARTICLE VI; or (c) any Borrower Party shall fail (or Borrower shall fail to cause any Borrower Party) to perform, comply with or observe any covenant or agreement set forth in any other Financing Document within the cure period therein specified (to the extent such cure period is therein specified).

8.3    Breach of Covenant. The Borrower shall fail to perform or observe (including by failing to cause any Borrower Party to fail to perform or observe) any covenant or agreement to be performed or observed by it hereunder or under any other Financing Document and not otherwise specifically provided for in Section 8.1 or 8.2 and such failure shall continue unremedied for a period of thirty days after any Borrower Party has knowledge of the circumstances giving rise to such failure; provided that, if (a) such failure cannot be cured within such thirty-day period, (b) such failure is susceptible to cure within an additional sixty days, (c) the Borrower and any other relevant Borrower Party are proceeding with diligence and in good faith to cure such failure, (d) the existence of such failure does not impair the Liens on the Collateral and cannot reasonably be expected within the next succeeding sixty days to impair the Liens on the Collateral, (e) the existence of such failure has not had and cannot be reasonably expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party within the next sixty days and (f) prior to the expiration of the initial thirty-day cure period specified above, the Administrative Agent shall have received an Officer’s Certificate certifying to the matters set forth in clauses (a), (b), (c), (d) and (e) above and stating what actions the Borrower and any other relevant Borrower Party are taking to cure such failure, then no Event of Default shall occur under this Section 8.3 until the earlier of (i) the date that the Borrower or any other relevant Borrower Party are no longer diligently and in good faith attempting to cure such failure and (ii) the sixtieth day following the last day of the initial thirty-day cure period specified above.

8.4    Breach of Representation or Warranty. Any representation or warranty made by the Borrower herein or in any other Financing Document or in any certificate delivered by or on behalf of the Borrower in accordance with any Financing Document to the Administrative Agent or any Secured Party shall contain in any material respect an untrue or misleading statement of a material fact as of the date such representation or warranty is made (or, if expressly made as of an earlier date, as of such earlier date); provided, that if (a) the circumstances that rendered such representation, warranty or certification untrue or misleading are reasonably susceptible of being removed, reversed or remedied within sixty days, (b) the Borrower and any other relevant Borrower Party are proceeding with diligence and in good faith to remove, reverse or remedy such circumstances, (c) the existence of such circumstances does not impair the Liens on the Collateral and cannot reasonably be expected within the next succeeding sixty days to impair the Liens on the Collateral, (d) the existence of such circumstances has not had and cannot be reasonably expected to have either a Material Adverse Effect or a material adverse effect on the ability of any Material Project Participant to timely perform any of its material obligations under any of the Material Project Documents to which it is a party within the next sixty days and (e) the Administrative Agent shall have received an Officer’s Certificate certifying to the matters set forth in clauses (a), (b), (c) and (d) above and stating what actions the Borrower and any other relevant Borrower Party are taking to remove, reverse or remedy such circumstances, then no Event of Default shall occur under this Section 8.4 until the earlier of (i) the date that the Borrower or any other relevant Borrower Party are no longer diligently and in good faith attempting to remove, reverse or remedy such circumstances and (ii) the ninetieth day following the date that any Borrower Party has knowledge of such circumstances.

8.5    Breach of Financing Documents by Borrower Affiliates. (a) The Pledgor, the Project Owner or any other Affiliate of the Borrower that is a party to a Financing Document (if any) shall fail to perform or observe any covenant or agreement to be performed or observed by it thereunder; (b) any representation or warranty made by the Pledgor, the Project Owner or any other Affiliate of the Borrower that is a party to a Financing Document (if any) in any Financing Document or in any certificate delivered by or on behalf of such Person in accordance with any Financing Document to the Administrative Agent or any Secured Party shall contain in any material respect an untrue or misleading statement of a material fact as of the date such representation or warranty is made (or, if expressly made as of an earlier date, as of such earlier date); or (c) any other “default” or “event of default” (or event of substantively the same import) shall occur under any Financing Document and the Pledgor, the Project Owner or any other Affiliate of the Borrower that is a party to such Financing Document is the defaulting party; and, in each such case, all applicable cure periods under such Financing Document have expired.

8.6    Loss of Financing Documents. Any of the Financing Documents shall fail (a) to be in full force and effect, (b) to be enforceable or (c) to provide the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank or any other Financing Party or their respective trustees, agents or other representatives with the material rights, titles, interest, remedies, powers or privileges intended to be created thereby (if any).

8.7    Actual or Prospective Failure of Security.

(a)The Collateral Agent shall fail to have a first-priority perfected Lien in any portion of the Collateral (on behalf of the Financing Parties as Secured Parties), subject only to (i) Permitted Priority Liens and (ii) other Permitted Liens to the extent junior to the Liens granted for the benefit of the Collateral (on behalf of the Financing Parties as Secured Parties) under the Security Documents.
(b)The validity of any Security Document or the applicability thereof to the Loans, any Notes, any Specified Letter of Credit or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of the Borrower or any other party thereto.

8.8    Breach or Loss of Material Project Documents.

(a)Any MPD Termination Event shall have occurred and be continuing under any Material Project Document.

(b)Any Material Project Participant that is a party to a Revenue Contract or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement shall breach or be in default under any material term, condition, provision or covenant contained in such Revenue Contract, Equipment Purchase Agreement or Equipment Services Agreement (other than to the extent constituting a Bankruptcy Event) and such breach or default shall remain unremedied for the relevant cure period specified therein plus thirty days.

(c)Any Material Project Participant (other than in respect of a Revenue Contract or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement) shall breach or be in default under any material term, condition, provision or covenant contained in any Material Project Document (other than to the extent constituting a Bankruptcy Event) and such breach or default shall remain unremedied for the relevant cure period specified in such Material Project Document; unless, within ninety days after the last day of such cure period (x) the relevant Borrower Party terminates such Material Project Document in accordance with its terms and (y) the relevant Borrower Party has entered into a replacement Material Project Document with a new counterparty in accordance with Section 8.8(e).

(d)Any Revenue Contract or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement shall cease for any reason to be in full force and effect.

(e)Any Material Project Document (other than a Revenue Contract or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement) shall cease for any reason to be in full force and effect unless terminated in accordance with its terms and not as a result of a default of the relevant Borrower Party thereunder; unless such other Material Project Document has been replaced by a replacement Material Project Document on substantively the same terms, subject to substantively the same conditions, and with a counterparty that is reasonably acceptable to the Administrative Agent within ninety days after the earliest of (x) the last day of any cure period afforded to the relevant Material Project Participant if terminated as a result of the breach of or default affecting such Material Project Participant (including a Bankruptcy Event), (y) the occurrence of such termination and (z) the failure to be in full force and effect.

8.9    Voluntary Bankruptcy Events.

(a)The Borrower, the Project Owner, any Affiliated Project Party or any Material Project Participant that is a party to a Revenue Contract, or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement shall suffer a Voluntary Bankruptcy Event.

(b)Any Material Project Participant that is not an Affiliated Project Party, a party to a Revenue Contract, or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement shall suffer a Voluntary Bankruptcy Event; unless (i) such Material Project Participant has been replaced as the counterparty under the relevant Material Project Document within ninety days of such Voluntary Bankruptcy Event by another Person reasonably acceptable to the Administrative Agent, (ii) the Material Project Participant has assumed such Material Project Document in accordance with the Bankruptcy Code and the Borrower has confirmed to the reasonable satisfaction of the Administrative Agent that such Material Project Participant is performing its post-petition obligations under, and has not rejected, such Material Project Document or (iii) both (A) such Material Project Document is rejected in bankruptcy or the Borrower terminates such Material Project Document in accordance with its terms and (B) the Borrower enters into a replacement Material Project Document with a new counterparty in accordance with Section 8.8(e) within the time period therein specified.

8.10    Involuntary Bankruptcy Events. The Borrower, the Project Owner or any Material Project Participant shall suffer an Involuntary Bankruptcy Event; provided, that it shall not be an Event of Default under this Section 8.10 if:

(a)within sixty days after the occurrence of the relevant Involuntary Bankruptcy Event, such Involuntary Bankruptcy Event shall have been cured by: (i) the lifting by the relevant Governmental Authority of the relevant suspension of payments, moratorium or similar arrangement; or (ii) the dismissal by the relevant court of the relevant petition commencing an involuntary case under applicable Debtor Relief Law or the relevant complaint or other action commencing any similar proceeding under any other applicable federal, state or other Law;
(b)within ninety days after the occurrence of the relevant Involuntary Bankruptcy Event, with respect solely to an Involuntary Bankruptcy Event suffered by a Material Project Participant that is not an Affiliated Project Party, a party to a Revenue Contract, or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement, such Material Project Participant has been replaced as the counterparty under the relevant Material Project Document by another Person reasonably acceptable to the Administrative Agent; or
(c)within ninety days after the occurrence of the relevant Involuntary Bankruptcy Event, with respect solely to an Involuntary Bankruptcy Event suffered by a Material Project Participant that is not an Affiliated Project Party, a party to a Revenue Contract, or, prior to the Term Conversion Date, the Equipment Purchase Agreement or the Equipment Services Agreement either (i) the Material Project Participant has affirmed such Material Project Document in accordance with the Bankruptcy Code and the Borrower has confirmed to the reasonable satisfaction of the Administrative Agent that such Material Project Participant is performing its obligations under such Material Project Document or (ii) both (A) such Material Project Document is rejected in bankruptcy or the relevant Borrower Party terminates such Material Project Document in accordance with its terms and (B) the relevant Borrower Party enters into a replacement Material Project Document with a new counterparty in accordance with Section 8.8(e).
8.11    Judgments. A final judgment or final judgments that is or are not covered by available insurance, as acknowledged in writing by the provider of such insurance or as certified to the Administrative Agent by the Insurance Consultant, or that is or are not otherwise covered by an indemnity in favor of the relevant Borrower Party, shall be entered against any Borrower Party in the aggregate amount of $7,000,000 or more and remains or remain unstayed or unsatisfied, or no bond is posted in respect of such judgment or judgments, for more than 45 consecutive days after entry of the relevant judgment or judgments.

8.12    Loss of Material Permits. Any Material Permit shall be modified in a materially adverse manner, reversed, rescinded, revoked, terminated, withdrawn, suspended or cancelled or the Borrower shall fail (or fail to cause the relevant other Borrower Party or Material Project Participant) to obtain or renew any Material Permit when required by applicable Law, unless, in each such case, such Material Permit is reinstated, renewed or obtained (as applicable) within fifteen days after the expiration of any grace period in such Material Permit or under applicable Law in respect of such modification, reversal, rescission, revocation, termination, withdrawal, suspension, cancellation, lapse, or non-renewal or failure to obtain when required.

8.13    Loss of Collateral. Any material portion of any of the Borrower Parties’ respective Property is Taken without fair value being paid therefor such as to allow replacement of such Property and/or prepayment in full of all Secured Obligations (other than indemnities) in each case, unless such Taking allows the relevant Borrower Party, in the Administrative Agent’s reasonable judgment, to continue satisfying its obligations hereunder and under the other Transaction Documents notwithstanding the same.

8.14    Abandonment of Project. Any Borrower Party, any EPC Contractor or the O&M Operator shall have abandoned the construction or operation of the Project for fifteen consecutive days.

8.15    Environmental Claim.

(a)Any Environmental Claim shall have been asserted against any Borrower Party or any Project Participant; unless, any of the following apply (i) such Environmental Claim is adjudicated or otherwise resolved and the amount payable by the Borrower Parties thereunder is equal to or less than $7,000,000, (ii) the Independent Engineer confirms in writing at such times and from time-to-time as requested by the Administrative Agent that, if adversely determined, such Environmental Claim could not reasonably be expected to exceed $7,000,000 or otherwise have a Material Adverse Effect or (iii) such Environmental Claim has remained unadjudicated or unresolved for less than 365 days and the relevant Borrower Party or Project Participant confirms in writing at such times and from time-to-time as requested by the Administrative Agent that, in its reasonable determination, based on consultation with reputable counsel, such Environmental Claim has no reasonable likelihood of success.
(b)Any Release, emission, discharge or disposal of any Hazardous Materials shall have occurred in violation of any Environmental Law; unless, such event could not reasonably be expected to have a Material Adverse Effect.
8.16    Change in Control. A Change in Control shall have occurred.
8.17    Term Conversion. The Term Conversion Date shall not have occurred by the Date Certain.

8.18    Cross-Default. Any Secured Party that is not a Financing Party issues a Default Notice as defined in and in accordance with the Collateral Agreement in respect of an Event of Default (as defined therein). The occurrence or existence of either (a) a default, event of default or other similar condition or event (however described) in respect of any Borrower Party under one or more agreements or instruments relating to Permitted Indebtedness (other than the Secured Obligations) of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (b) below, is not less than $5,000,000 which has resulted in such Permitted Indebtedness becoming due and payable under such agreements or instruments before it would otherwise have been due and payable or (b) a default by any Borrower Party (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (a) above, of not less than $5,000,000.

8.19    ERISA. Both (a) any of the following shall occur: (i) one or more ERISA Events shall have occurred; (ii) there is or arises an Unfunded Pension Liability (taking into account only Pension Plans with positive Unfunded Pension Liability); or (iii) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any member of the ERISA Group were to withdraw completely from any and all Multiemployer Plans; and (b) there shall result from any such event or events described in clause (a) of this Section 8.19 the imposition of any Liens and such Liens, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
ARTICLE IX

Remedies
9.1    Acceleration.

(a)If any Event of Default specified in Section 8.9 or Section 8.10 shall occur with respect to the Borrower, any other Borrower Party or the Pledgor, then automatically all Commitments shall immediately terminate and all Loans (with accrued and unpaid interest thereon) and all other amounts owing to the Secured Parties under the Financing Documents shall immediately become due and payable.

(b)If any Event of Default (other than an Event of Default referred to in Section 9.1(a)) shall occur, then the Administrative Agent (acting at the direction of the Requisite Financing Parties) may by notice to the Borrower (i) declare the Commitments to be terminated, whereupon all Commitments shall immediately terminate and/or (ii) declare the Loans, all accrued and unpaid interest thereon and all other amounts owing to the Secured Parties under the Financing Documents to be due and payable, whereupon the same shall become immediately due and payable.

(c)Except as expressly provided above in this Section 9.1, presentment, demand, protest and all other notices and other formalities of any kind are hereby expressly waived by the Borrower.
9.2    Letters of Credit.

(a)With respect to all Specified Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration of the Loans pursuant to Section 9.1,

the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount (without duplicating any amounts on deposit in accordance with Section 3.28) equal to the aggregate then undrawn and unexpired amount of such Specified Letters of Credit.

(b)Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Specified Letters of Credit, and the unused portion thereof after all such Specified Letters of Credit shall have expired or been fully drawn upon, all LC Loans shall have been paid in full and all other obligations of the Borrower hereunder and the Borrower Parties under the other Financing Documents shall have been paid in full, the balance, if any in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

9.3    Other Remedies. Upon the occurrence and during the continuation of an Event of Default:

(a)The Administrative Agent may (and if instructed by the Requisite Financing Parties shall) direct the Collateral Agent, in accordance with the Collateral Agreement, to exercise any or all rights and remedies at law or in equity (in any combination or order that the Administrative Agent may elect to direct), including, without prejudice to the Collateral Agent’s other rights and remedies, any and all rights and remedies available under any of the Collateral Documents.

(b)The Administrative Agent may (and if instructed by the Requisite Financing Parties shall) direct the EPC Contractors or any subcontractor to submit invoices to the account of the Borrower or any Borrower Party to the Administrative Agent, and the Lenders may, in their respective sole discretion, elect to make payments directly to the EPC Contractors, such subcontractor or any other Person.

(c)Any funds of any Lender or the Administrative Agent (including the proceeds of any Loans) used for any purpose referred to in this Section 9.3, whether or not in excess of the relevant Commitments (without obligating any Lender to fund any Loans in excess of such Commitments) shall (i) be governed hereby, (ii) constitute part of the Secured Obligations secured by the Security Documents, (iii) bear interest at the Default Rate and (iv) be payable upon demand by such Lender or the Administrative Agent, as applicable.

ARTICLE X

THE AGENTS; VOTING

10.1    Appointment and Authorization.

(a)Each Financing Party hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Financing Document to which it is a party and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any such other Financing Document, together with such powers as are reasonably incidental thereto.
(b)Each Financing Party hereby irrevocably consents to (i) the appointment by the Administrative Agent of ING Capital LLC as Collateral Agent under the Collateral Agreement, and (ii) the appointment by the Collateral Agent of Mufg Union Bank, N.A. as Account Bank under the Accounts Agreement (each such person, together with the Administrative Agent, an “Agent”).
(c)Each of the Financing Parties authorizes the Administrative Agent to execute, deliver and perform (and authorizes the Administrative Agent to direct each other Agent to execute, deliver and perform) each of the Financing Documents to which the Administrative Agent (or such other Agent) is or is intended to be a party and each Financing Party agrees to be bound by all of the agreements of the Administrative Agent (and each such other Agent) contained in the Financing Documents. Each of the Financing Parties agrees that upon execution of the Collateral Agreement such Financing Party will be bound by the provisions thereof in accordance therewith as a Secured Creditor (as defined therein) to the same extent as if such Financing Party were a party thereto.
(d)Notwithstanding any provision to the contrary contained elsewhere in this Credit Agreement or in any other Financing Document, none of the Agents shall have any duties or responsibilities except those expressly set forth herein and in the other Financing Documents, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Financing Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Financing Document or otherwise exist against any of the Agents. Without limiting the generality of the foregoing sentence, the use of the terms “Administrative Agent”, “Collateral Agent” or “Account Bank” in this Credit Agreement with reference to the Administrative Agent, or the Collateral Agent or the Account Bank is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such terms are used merely as a matter of market custom, and are intended to create or reflect only a relationship between independent contracting parties.
10.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Credit Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Financing Parties or the Borrower for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3    Liability of the Administrative Agent. The Administrative Agent shall not (a) be liable for any action taken or omitted to be taken by it under or in connection with this Credit Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (b) be responsible in any manner to any of the Financing Parties or any other Person for any recital, statement, representation or warranty made by the Borrower or any Affiliate of the Borrower, or any officer thereof, contained in this Credit Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Transaction Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Transaction Document, or for any failure of the Borrower or any other party to any Transaction Document to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Transaction Document, or to inspect the Properties, books or records of the Borrower or any Affiliate of the Borrower.

10.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or any other Transaction Document (a) if such action would, in the opinion of the Administrative Agent (upon consultation with legal counsel), be contrary to applicable Law or the terms of any Financing Document, (b) if such action is not specifically provided for in the Financing Documents to which the Administrative Agent is a party, and it shall not have received advice as provided in the foregoing sentence approving or concurring in any such action or the approval of the Requisite Financing Parties, as it deems appropriate or (c) unless, if it so requests, the Administrative Agent shall first be indemnified to its satisfaction by the Financing Parties against any and all liabilities and expenses which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Financing Parties and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all of the Financing Parties.

10.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Financing Parties, unless the Administrative Agent shall have received written notice from a Financing Party or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” If the Administrative Agent receives any such notice of the occurrence of a Default or an Event of Default from the Borrower, it shall give notice thereof to the Financing Parties. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Financing Parties in accordance with this ARTICLE X; provided, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Financing Parties.

10.6    Credit Decision. Each Financing Party acknowledges that none of the Agents or the Agent-Related Persons, the Bookrunner or any Mandated Lead Arranger (collectively, the “Applicable Group”) has made any representation or warranty to it, and that no act by any member of the Applicable Agent hereafter taken, including any review of the Project or of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by any member of the Applicable Group to any Financing Party. Each Financing Party represents to each member of the Applicable Group that it has, independently and without reliance upon any member of the Applicable Group and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of each Borrower Party, the Pledgor, the Project, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Financing Party also represents that it will, independently and without reliance upon any member of the Applicable Group and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial or other condition and creditworthiness of each Borrower Party, the Pledgor, the Project, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transaction contemplated hereby. Except for notices, reports and other documents expressly required pursuant to any Financing Document to be furnished to the Financing Parties by the Agents, no member of the Applicable Group shall have any duty or responsibility to provide any Financing Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Project, the Borrower Parties or the Pledgor, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transaction s contemplated hereby which may come into the possession of any Agent or any member of the Applicable Group.

10.7    Indemnification of Administrative Agent.

(a)Whether or not the transactions contemplated hereby are consummated, the Financing Parties shall indemnify upon demand the Administrative Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with the aggregate principal amount of the Loans held or committed by such Financing Party, from and against any and all Indemnified Liabilities; provided, that (i) such Indemnified Liabilities were incurred by or asserted against the Administrative Agent (or the relevant Indemnified Person) in its capacity as such and (ii) no Financing Party shall be liable for the payment to the Administrative Agent of any portion of such Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)Without limiting the foregoing, each Financing Party shall reimburse the Administrative Agent upon demand for its ratable share as provided above of any costs and out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement

(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Transaction Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that such costs and out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent were incurred by it in its capacity as such.

(c)The undertakings of the Financing Parties in this Section 10.7 shall survive the payment of all Secured Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.8    Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower or its Affiliates as though it were not the Administrative Agent hereunder and without notice to or consent of the Financing Parties. The Financing Parties acknowledge that, pursuant to such activities, the Administrative Agent or any of its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. The Administrative Agent, in its capacity as Financing Party, shall have the same rights and powers under this Credit Agreement as any other Financing Party and may exercise the same as though it were not an agent, and the terms “Financing Party” and “Financing Parties” shall include the Administrative Agent in its individual capacity.

10.9    Successor Agent.

(a)Subject to the appointment and acceptance of a successor as provided below, (i) the Administrative Agent may resign at any time by giving thirty days prior written notice thereof to the other Agents, the Financing Parties and the Borrower and (ii) the Administrative Agent may be removed at any time with or without cause by the Requisite Financing Parties (excluding, for purposes of the determination thereof, the Commitments and Loans held by the Administrative Agent). Upon any such resignation or removal, the Requisite Financing Parties (in consultation with the Borrower unless an Event of Default has occurred and is continuing) shall have the right to appoint a successor to the Administrative Agent. If no successor Administrative Agent shall have been appointed by the Requisite Financing Parties and shall have accepted such appointment within thirty days after the giving of notice by the Administrative Agent of its resignation or the giving of notice by the Requisite Financing Parties of their removal of the Administrative Agent, then the resigning or removed Administrative Agent may appoint a successor satisfactory to the Requisite Financing Parties. Upon the acceptance of its appointment as a successor Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such resigning or removed Administrative Agent, and such resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder.

(b)The Administrative Agent shall, on the instructions of the Requisite Financing Parties, vote to cause the removal and replacement of any other Agent in accordance with the relevant Financing Documents.

(c)After the Administrative Agent’s resignation or removal, the provisions of this ARTICLE X and of Sections 11.1 and 11.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

10.10    Registry. The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 10.10, to maintain a register at one of its offices in New York, New York (the “Register”) on which it will record the Commitments from time-to-time of each of the Financing Parties, the Loans made by each of the Financing Parties and each repayment in respect of the principal amount of the Loans of each Financing Party. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Financing Party, the transfer of the Commitments of such Financing Party and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register with respect to ownership of such Commitments and Loans, and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance pursuant to Section 11.11.

10.11    Voting.

(a)Whenever the Administrative Agent, pursuant to any provision of this Credit Agreement or any other Financing Document, is requested or required to or may act at the direction or with the approval or consent of the Requisite Financing Parties, an affirmative vote of the Requisite Financing Parties shall be required to give such direction, approval or consent, which vote shall be taken in accordance herewith. The Administrative Agent may at any time solicit direction from the Requisite Financing Parties as to any action that it may be requested or required to take, or which it may propose to take, in the performance of its obligations under this Credit Agreement and the other Financing Documents, and shall be fully justified in failing or refusing to act whether under this Credit Agreement or any other Financing Document until it shall have received such direction.

(b)Notwithstanding the foregoing, no waiver, amendment, supplement or modification to this Credit Agreement or any other Financing Document shall (i) increase the Commitment of any Financing Party (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in any Commitment, shall not constitute an increase of any Commitment of any Financing Party), without the prior written consent of such Financing Party, (ii) postpone or delay the scheduled Maturity Date of any Loan, without the prior written consent of each affected Financing Party, or postpone or delay any date fixed by this Credit Agreement or any other Financing Document for any payment of principal, interest or Fees due to any Financing Party hereunder or under any other Financing Document, without the prior written consent of such Financing Party, (iii) reduce the principal of, or the rate of interest specified in any Financing Document on, any Loan of any Financing Party, without the prior written consent of such Financing Party, (iv) direct the Administrative Agent to direct or permit any other Agent to release all or substantially all of the Collateral except as shall be otherwise provided in any Security Document or other Financing Document or consent to the assignment or transfer by the Borrower of any of its respective obligations under this Credit Agreement or any other Financing Document, without the prior written consent of each Financing Party, (v) amend, modify or waive any provision of this Section 10.11 or Sections 11.1 or 11.2, without the prior written consent of each Financing Party, (vi) reduce the percentage specified in or otherwise amend the definition of Requisite Financing Parties, without the prior written consent of each Financing Party (it being understood that, with the consent of the Requisite Financing Parties (determined before giving effect to the additional extensions of credit), extensions of credit pursuant to this Credit Agreement in addition to those set forth in or contemplated by this Credit Agreement on the Closing Date may be included for the purposes of the definition of the term “Requisite Financing Parties” on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date) or (vii) amend, modify or waive any provision of Section 3.22 or direct the Administrative Agent to vote in favor of the amendment, modification or waiver of Sections 7.1, 7.7 or 7.8 of the Collateral Agreement or the definitions of Secured Debt or Secured Obligations set forth therein, without the prior written consent of each Financing Party.

(c)If any Affiliate of the Borrower Parties is a Financing Party, then the amount of Loans and Commitments held by such Affiliate of the Borrower Parties shall be disregarded for purposes of calculating the aggregate Loans and Commitments underlying the definitions of Majority Lenders, Requisite Financing Parties, Requisite Revolver Lenders, Requisite TALC Participating Banks, Requisite Tranche A Lenders, Requisite Tranche B Lenders, Requisite Term Lenders and for all other voting provisions hereunder.

(d)The Administrative Agent shall act under the Collateral Agreement (including, without limitation, in connection with any actions pursuant to Sections 5.4 and 6.1 of the Collateral Agreement) in accordance with the provisions of this Credit Agreement and such actions by the Administrative Agent shall be subject to the rights of the Financing Parties set forth in Section 10.11(b) hereof.

10.12    Acknowledgement of Collateral Agreement. Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Credit Agreement and the exercise of any right or remedy by the Collateral Agent for the benefit of the Secured Parties hereunder are subject to the provisions of the Collateral Agreement. In the event of any conflict between the terms of the Collateral Agreement and this Credit Agreement, the terms of the Collateral Agreement shall govern and control.

ARTICLE XI

MISCELLANEOUS

11.1    Costs, Expenses and Attorneys’ Fees. On the Closing Date, the Borrower shall pay to the Administrative Agent, the other Agents, the Joint Bookrunners, the Lead Arrangers, the Lenders and the Issuing Bank all reasonable costs and expenses of each such party and their respective Affiliates in connection with the preparation, issuance, delivery, filing, recording and administration of this Credit Agreement, the other Transaction Documents, and any other documents which may be delivered in connection herewith or therewith, including the reasonable and documented fees, expenses and disbursements of White & Case LLP, Sheppard Mullin Richter and Hampton LLP, and each Independent Consultant. In addition, from and after the Closing Date, the Borrower shall pay to the Administrative Agent all of its reasonable out-of-pocket costs and expenses in connection with the costs of administering this Credit Agreement, the Loans or Commitments or any Specified Letter of Credit, and any other documents contemplated hereby (including any amendments, waivers or consents thereof or thereto, whether or not granted), including, without duplication, (a) the reasonable and documented fees, expenses and disbursements of White & Case LLP, one other counsel in respect of each specialty or jurisdiction not within the competency of White & Case LLP, (b) the reasonable and documented fees, expenses and disbursements of the Independent Consultants incurred in connection with such administration of this Credit Agreement or the Loans or Commitments or any Specified Letter of Credit and any other documents contemplated hereby and (c) the reasonable out-of-pocket travel, telecommunication, filing and recording, due diligence, computer, duplication, messenger, appraisal, Intralinks, Debt Domain or similar services, audit costs, and other expenses incurred by the Administrative Agent in connection with the administration of this Credit Agreement; provided, that the Borrower shall be responsible only for the cost of two visits to the Site per calendar year by the Administrative Agent prior to the Term Conversion Date and one visit to the Site per calendar year by the Administrative Agent after the Term Conversion Date (in each case, unless an Event of Default has occurred and is continuing). The Borrower shall reimburse the Administrative Agent, the Lenders and the Issuing Banks for all costs and expenses, including attorneys’ fees, expended or incurred by the Administrative Agent, any Lender and/or the Issuing Banks in enforcing this Credit Agreement or the other Financing Documents in connection with any Event of Default or Default (including any Bankruptcy Event suffered by the Borrower), or in connection with preservation of their rights hereunder or thereunder or in connection with any refinancing, any restructuring or similar work-out negotiations with the Borrower in respect of this Credit Agreement, in actions for declaratory relief in any way related to this Credit Agreement, in collecting any sum which becomes due to the Administrative Agent, any Lender and/or the Issuing Banks on the Notes or any Specified Letter of Credit or under any Financing Document. All undisputed amounts payable pursuant to this Section 11.1 after the Closing Date shall be payable within thirty days following the date of receipt by the Borrower of written notice thereof (together with reasonable supporting documentation in respect thereof); provided, that if a Default or Event of Default has occurred and is continuing, then such amounts shall be payable within five days following receipt by the Borrower of written notice thereof.

11.2    Indemnity. Whether or not the transactions contemplated hereby are consummated:

(a)The Borrower shall, and shall cause each other Borrower Party to, defend, protect, indemnify, save and hold the Administrative Agent and each Secured Party, Bookrunner and Mandated Lead Arranger and each of their respective officers, directors, employees, counsel, agents, attorneys‑in‑fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and consultants’ fees and disbursements) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination, resignation or replacement of the Administrative Agent or the replacement of any Financing Party) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Credit Agreement or any other Transaction Document, including the Security Documents and any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Secured Party of any of its respective rights or remedies under any of the Financing Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Credit Agreement or any other Transaction Document or the Loans, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that no Borrower Party shall have an obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)Environmental Indemnity.

(i)Without in any way limiting the generality of the other provisions contained in this Section 11.2, the Borrower agrees, and shall cause each other Borrower Party, to defend, protect, indemnify, save and hold harmless each Indemnified Person, whether as beneficiary of any of the Security Documents, as a mortgagee in possession, as successor-in-interest to the Borrower or any other Borrower Party by foreclosure deed or deed in lieu of foreclosure or otherwise, from and against any and all liabilities, obligations, losses, damages (including foreseeable and unforeseeable consequential damages and punitive claims), penalties, claims, actions, judgments, suits, costs, fees, charges, expenses or disbursements (including Attorney Costs and consultants’ fees and disbursements) and expenses (collectively, “Losses”) of any kind or nature whatsoever that may at any time be incurred by, imposed on, asserted or awarded against any such Indemnified Person directly or indirectly based on, or arising out of or resulting from: (A) the actual or alleged presence of Hazardous Materials on, in, under or affecting all or any portion of the Site whether or not the same originates or emanates from the Site or any property adjoining or adjacent to the Site or from properties at which any Hazardous Materials generated, stored or handled by the Borrower were Released or disposed of; (B) any

Environmental Claim relating to the Site or the Project; or (C) the exercise of any Secured Party’s rights under any of the provisions of the Security Documents (the “Indemnified Matters”), whether any of the Indemnified Matters arise before or after foreclosure of any of the Liens or other taking of title to all or any portion of the Collateral by any Secured Party, including: (x) the costs of removal of any and all Hazardous Materials from all or any portion of the Site or any Property adjoining or adjacent to the Site; (y) costs required to take reasonable precautions to protect against the Release of Hazardous Materials at or from the Site into the air, any body of water, any other public domain or any surrounding areas; and (z) costs incurred to comply, in connection with all or any portion of the Site or, to the extent actually or potentially affected by Hazardous Materials at or from the Site, any surrounding areas, with all applicable Environmental Laws with respect to Hazardous Materials, except to the extent that any such Indemnified Matter arises from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(ii)In no event shall any Site visit, observation or testing by any Indemnified Person (or any representative of any such Indemnified Person) be deemed to be a representation or warranty that Hazardous Materials are or are not present in, on, or under the Site, or that there has been or shall be compliance with any Environmental Law. Except to the extent provided in a reliance letter, neither the Borrower nor any other Person is entitled to rely on any Site visit, observation or testing by any Indemnified Person. No Indemnified Person owes any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting the Site or the Project, except and only to the extent such Hazardous Materials were actually Released or such adverse condition was actually caused by the negligent actions of such Indemnified Person or its representatives in connection with a Site visit or invasive testing at the Site. No Indemnified Person shall be obligated to disclose to the Borrower or any other Person any report or findings made as a result of, or in connection with, any Site visit, observation or testing by any Indemnified Person.

(c)Survival; Defense. The obligations in this Section 11.2 shall survive repayment in full of the Loans and payment of all other Secured Obligations. At the election of any Indemnified Person, the Borrower’s indemnification obligations under this Section 11.2 shall include the obligation to defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person, at the sole cost and expense of the Borrower. All amounts owing under this Section 11.2 shall be paid within thirty days after written demand therefore.

(d)Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 11.2 may be unenforceable because it is violative of any Law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

(e)Settlement. So long as the Borrower is in compliance with its obligations under this Section 11.2, the Borrower shall not be liable to any Indemnified Person under this Section 11.2 for any settlement made by such Indemnified Person without the Borrower’s consent.

11.3    Notices.

(a)All notices, requests and other communications provided for hereunder shall be in writing and shall be faxed, sent or delivered to the physical or e-mail address or facsimile number specified on Appendix G or to such other physical or e-mail address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.

(b)All such notices, requests and communications (i) sent by express courier will be effective upon delivery to or refusal to accept delivery by the addressee, (ii) transmitted by facsimile will be effective when sent and facsimile confirmation is received, (iii) on the date on which such notice or other communication has been made generally available on an Approved Electronic Platform, Internet website or similar telecommunication device to the class of Person(s) being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to such Approved Electronic Platform, Internet website or similar telecommunication device if delivered by posting to such Approved Electronic Platform, Internet website or similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, Internet website or similar telecommunication device and (iv) sent by e‑mail will be effective when sent and electronic confirmation of receipt is received, except that (x) all notices and other communications to the Administrative Agent shall not be effective until actually received during normal business hours and (y) any communications transmitted by the Borrower by facsimile or e-mail shall be immediately confirmed by a telephone call to the recipient at the number specified on Appendix G and shall be followed promptly by a hard copy original thereof by express courier.

(c)Notwithstanding Sections 11.3(a) and 11.3(b) (unless the Administrative Agent requests that the provisions of Sections 11.3(a) and 11.3(b) be followed) and any other provision in this Credit Agreement or any other Financing Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower, the other Borrower Parties and the Pledgor, as the case may be, shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to Sven.Wellock@ing.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this Section 11.3(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Secured Party in any manner authorized in this Credit Agreement or to request that the relevant Borrower Parties or the Pledgor effect delivery in such manner.

(d)Posting of Approved Electronic Communications.

(i)The Borrower and each Lender agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on Debt Domain™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the date of this Credit Agreement, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each Lender and each Secured Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each Lender and each Secured Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(e)THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
(f)Each Lender agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(g)The Borrower acknowledges and agrees, and shall cause each other Borrower Party to acknowledge and agree, that any agreement of the Lenders to receive certain notices by telephone, Approved Electronic Platform, e-mail or facsimile is solely for the convenience and at the request of the Borrower Parties and the Pledgor. The Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by any of the Secured Parties in reliance upon such telephonic, e-mail or facsimile notice.
(h)Notwithstanding any other provision of this Section 11.3 to the contrary, any communication in respect of the Borrower Parties and their Affiliates which is transmitted through the Approved Electronic Platform shall be subject to any confidentiality agreements entered into between any Borrower Party and any Lender or Agent or Issuing Bank in respect of this Credit Agreement, the other Financing Documents and Transaction Documents and the transactions contemplated.
11.4    Benefit of Agreement. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. The Borrower may not assign or otherwise transfer any of its rights or obligations under this Credit Agreement or any of the other Financing Documents.

11.5    No Waiver; Remedies Cumulative. No failure or delay on the part of any of the Secured Parties or the holder of any Note in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower and any Secured Party or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party or the holder of any Note to take any other or further action in any circumstances without notice or demand. All remedies, either under this Credit Agreement or any other Financing Document or pursuant to any applicable Law or otherwise afforded to any Secured Party or the holder of any Note shall be cumulative and not alternative or exclusive in nature.

11.6    Third Party Beneficiaries. (a) The agreement of each Lender to make extensions of credit to the Borrower and each Issuing Bank to issue any Specified Letter of Credit on the terms and conditions set forth in this Credit Agreement and the other Financing Documents is solely for the benefit of the Borrower and the other Borrower Parties, and no other Person (including any other Project Participant, or any contractor, sub-contractor, supplier, worker, carrier, warehouseman, materialman or vendor furnishing supplies, goods or services to or for the benefit of the Borrower, any other Borrower Party or the Project or receiving services from the Project) shall have any rights hereunder against any Secured Party with respect to the Loans, the Specified Letters of Credit, the proceeds thereof or otherwise.

(b)Each Indemnified Person is an intended third party beneficiary of Section 11.2 hereof.

11.7    Reinstatement. To the extent that any Secured Party receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or to its estate, trustee, receiver, custodian or any other party under any Debtor Relief Law or otherwise, then to the extent of the amount so required to be repaid, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the Secured Obligations as of the date such initial payment, reduction or satisfaction occurred.

11.8    No Immunity. To the extent that the Borrower may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Credit Agreement or any other Financing Document, to claim for itself or its revenues, assets or Properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed to such Person such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the Law of the applicable jurisdiction.

11.9    Counterparts. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart to this Credit Agreement by facsimile or electronic transmission in “.pdf” format shall be as effective as delivery of a manually signed original.

11.10    Amendment or Waiver. No provision of this Credit Agreement may be amended, supplemented, modified or waived, except by a written instrument signed by the Administrative Agent (acting in accordance with Section 10.11) and the Borrower. Any waiver and any amendment, supplement or modification made or entered into in accordance with this Section 11.10 shall be binding upon each of the Lenders.

11.11    Assignments, Participations, etc.

(a)Subject to first obtaining any prior approvals set forth in Section 11.11(b) and otherwise complying with this Section 11.11, each Financing Party may assign to one or more Eligible Assignees all or any part of any Loan, Commitment, Specified Letter of Credit, TALC Percentage or TALC Participating Amount and the other rights and obligations of such Lender or Issuing Bank hereunder and under the other Financing Documents; provided, that (A) each such assignment by a Lender of Construction Loans, Construction Notes, and Construction Loan Commitments shall only be assigned contemporaneously with a corresponding portion of Term Loan Commitments; (B) in the case of an assignment of any part of a Loan or Commitment to any

Eligible Assignee, such assignment shall not be for an amount less than (x) $1,000,000 in respect of any Eligible Assignee that is a Financing Party prior to giving effect to such assignment or (y) $5,000,000 in respect of any Eligible Assignee that is not a Financing Party prior to giving effect to such assignment, (or a higher integral multiple of 1,000,000 in excess thereof) in each instance; and (C) the Borrower and the Administrative Agent may continue to deal solely and directly with the assigning Lender or Issuing Bank in connection with the interest so assigned until (1) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee, shall have been given to the Borrower and the Administrative Agent by such assigning Lender or Issuing Bank and the Eligible Assignee, (2) the assigning Lender, Issuing Bank or Eligible Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500 and (3) the assigning Lender or Issuing Bank shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit 13 hereto (an “Assignment and Acceptance”) with respect to such assignment from the assigning Lender or Issuing Bank; provided, further, that, if the Eligible Assignee is an Affiliated Lender, then (A) such Affiliated Lender (whether as a direct purchaser of the Loans or as the ultimate purchaser of the Loans through a broker or other intermediary) shall ensure that its identity as an Affiliate of the Borrower is known to the assigning Lender and the Administrative Agent and (B) at the time of such assignment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
(b)Prior to making any assignment of Loan, Commitment, Specified Letter of Credit, TALC Percentage or TALC Participating Amount hereunder, the assigning Lender or Issuing Bank (or the Borrower if the Borrower is proceeding in accordance with Section 3.26) shall obtain the written consent of (i) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) except upon the occurrence and continuance of a Default or Event of Default, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) if constituting an assignment of a TALC Percentage or a TALC Participating Amount, the TALC Issuing Bank (which consent may be granted or withheld in the TALC Issuing Bank’s sole discretion); provided, that no written consent of the Administrative Agent or Borrower shall be required in connection with any such assignment by a Lender to (i) an Eligible Assignee that is an Affiliate of such Lender or (ii) to another Lender that is an Eligible Assignee.
(c)Subject to Section 10.10, from and after the date that the Administrative Agent notifies the assigning Lender and the Borrower that it has received (and, where required in accordance with Section 11.11(a), provided its consent with respect to) an executed Assignment and Acceptance and payment of the above‑referenced processing fee, (i) the Eligible Assignee under such Assignment and Acceptance shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Financing Documents have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and under the other Financing Documents, and this Credit Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to effect the addition of the Eligible Assignee, and any reference to the assigning Lender hereunder or under the other Financing Documents shall thereafter refer to such Lender and to the Eligible Assignee to the extent of their respective interests and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Financing Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder and under the other Financing Documents; provided, that any Lender that assigns all of its Commitments and Loans hereunder in accordance with Section 11.11(a) shall continue to have the benefit of any indemnification provisions under this Credit Agreement (including Sections 3.10, 3.24, 11.1 and 11.2) and under the other Financing Documents (to the extent having arisen prior to such assignment), which shall survive such assignment as to such assigning Lender. At the time of each assignment pursuant to Section 11.11(a) to a Person which is not already a Lender hereunder, the relevant Eligible Assignee shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, an Applicable Tax Certificate) described in Section 3.24(b) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 11.11 would, at the time of such assignment, result in increased costs under Section 3.24 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Credit Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
(d)Promptly after the Borrower receives notice from the Administrative Agent that the Administrative Agent has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, upon the request of the Eligible Assignee, the Borrower shall execute and deliver to the Administrative Agent new Notes evidencing the Eligible Assignee’s assigned Commitments and Loans and, upon the request of the assigning Lender, if the assigning Lender has retained a portion of its Loans, the Borrower shall execute and deliver to the Administrative Agent replacement Notes reflecting the Commitments and Loans retained by the assigning Lender (such Notes to be in exchange for, but not in payment of, the Notes, if any, held by such Lender).
(e)Any Lender (the “Originating Lender”) may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participating Bank”) participating interests in any Loans; provided, that (i) the Originating Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Credit Agreement and the other Financing Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participating Bank shall have rights to approve any amendment or modification to, or give any consent or waiver with respect to, this Credit Agreement or any other Transaction Document, except to the extent such amendment, modification, consent or waiver would require unanimous consent of the Lenders as described in Section 11.10. In the case of any such participation, the Participating Bank shall not have any rights under this Credit Agreement or any of the other Financing Documents (the Participating Bank’s rights against the Originating Lender in respect of such Participation to be those set forth in the agreement executed by the Originating Lender in favor of the Participating Bank relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(f)Notwithstanding any other provision contained in this Credit Agreement or any other Transaction Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it as collateral security, including pledges in favor of any U.S. Federal Reserve bank or central bank having jurisdiction over such Lender; provided, that any payment in respect of such assigned Loans or Notes made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Credit Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.
(g)Notwithstanding any other provision contained in this Credit Agreement or any other Transaction Document to the contrary, no Affiliated Lender shall have any right to (i) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) among the Administrative Agent or any Financing Party to which representatives of the Borrower Parties are not invited or (ii) receive any information or material prepared by the Administrative Agent or any other Financing Party or any communication by or among the Administrative Agent and one or more other Financing Parties or have access to Debt Domain or such other Electronic Platform used to distribute information to the other Financing Parties, except to the extent such information or materials have been made available to any Borrower Party or its representatives.
(h)Each Affiliated Lender agrees that it (i) shall not disclose any information it receives in its capacity as a Lender to the Borrower Parties and (ii) shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agents or any Financing Party with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Financing Party under the Financing Documents, except with respect to any claims that any such Agent or any other such Financing Party is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Financing Parties (other than as expressly provided herein or in any other Financing Document).
(i)Notwithstanding anything in this Section 11.11 or the definition of “Required Financing Parties” to the contrary, for purposes of determining whether the Required Financing Parties, all affected Financing Parties or all Financing Parties have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Financing Document or any departure by any Financing Party therefrom, (B) otherwise acted on any matter related to any Financing Document, or (C) directed or required the Administrative Agent, the Collateral Agent or any Financing Party to undertake any action (or refrain from taking any action) with respect to or under any Financing Document, each Affiliated Lender shall be deemed to have voted its interest as a Financing Party without its discretion in the same proportion as the allocation of voting with respect to such matter by Financing Parties who are not Affiliated Lenders; provided, that no amendment, modification, waiver, consent or other action with respect to any Financing Document shall deprive any Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Financing Documents without such Affiliated Lender providing its consent; and in furtherance of the foregoing, (x) each Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 11.11 (provided, that if such Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.11.
(j)Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Assignment and Acceptance shall provide a confirmation that, if any Borrower Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, materially impede, or materially delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender 's claim with respect to its Loans (an “Affiliated Lender Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Financing Parties during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Affiliated Lender Claim with respect thereto) shall be deemed to be voted in accordance with this Section 11.11(j), so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Financing Parties. For the avoidance of doubt, each Affiliated Lender and the other Financing Parties agree and acknowledge that the provisions set forth in this Section 11.11(j), and the related provisions set forth in the Assignment and Acceptance, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Borrower Party has filed for protection under the Bankruptcy Code.
11.12    Survival. All indemnification and expense reimbursement provisions set forth herein, including those set forth in Sections 11.1 and 11.2, shall survive the execution and delivery of this Credit Agreement and the Notes and the making and repayment of the Loans. In addition, each representation and warranty made or deemed to be made pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

11.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON,

OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS CREDIT AGREEMENT, THE NOTES OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE FINANCING PARTIES TO ENTER INTO THIS CREDIT AGREEMENT.

11.14    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Borrower Party against any and all of the obligations of the Borrower or such Borrower Party now or hereafter existing under this Credit Agreement or any other Financing Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Borrower or such Borrower Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.27 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

11.15    Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

11.16    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.

11.17    Limitation of Recourse. There shall be full recourse to the Borrower and to all of its assets for the liabilities of the Borrower under this Credit Agreement and the other Financing Documents and its other Secured Obligations, but in no event shall any of the Financing Parties have any claims with respect to the Transactions contemplated under the Transaction Documents against the Sponsor, the Pledgor or any of the Sponsor’s or Pledgor’s Affiliates (other than any Borrower Party), or in either case any of their respective shareholders, officers, directors, employees, representatives or agents (collectively, the “Non-Recourse Parties”), provided, that the foregoing shall not: (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Secured Obligations, or of any of the terms, covenants, conditions, or provisions of this Credit Agreement or any other Financing Document and the same shall continue (but without personal liability of the Non-Recourse Parties) until fully paid, discharged, observed, or performed; (b) constitute a waiver, release or discharge of any Lien purported to be created pursuant to any Security Document (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (c) limit or restrict the right of the Administrative Agent, the Collateral Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name any Borrower Party or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Credit Agreement or any other Financing Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party, except as set forth in other provisions of this Section 11.17; (d) in any way limit or restrict any right or remedy of the Administrative Agent, the Collateral Agent or any other Financing Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each Non-Recourse Party shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), wilful misrepresentation, or misappropriation of revenues, profits of or proceeds from each of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to the Administrative Agent, the Collateral Agent or any other Financing Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Credit Agreement or any other Financing Document; or (e) affect or diminish in any way or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement made by any of the Non-Recourse Parties (or any security granted by the Non-Recourse Parties in support of the obligations of any person) under any Financing Document (including the Pledge Agreements) or as security for the Secured Obligations. The limitations on recourse set forth in this Section 11.17 shall survive the termination of this Credit Agreement, the termination of all Commitments and the full payment and performance of the Secured Obligations under this Credit Agreement and the other Financing Documents.

11.18    Governing Law; Submission to Jurisdiction.

(a)THIS CREDIT AGREEMENT AND EACH OF THE OTHER FINANCING DOCUMENTS (UNLESS ANY SUCH DOCUMENT EXPRESSLY STATES OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for the purposes of all legal actions and proceedings arising out of or relating to this Credit Agreement, any other Financing Document or the transactions contemplated hereby or thereby. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law or any right to bring any legal action or proceeding in any other competent jurisdiction, including judicial or non‑judicial foreclosure of real property interests which are part of the Collateral. The Borrower further agrees that the aforesaid courts of the State of New York and of the United States for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Borrower based upon the assertion that the rate of interest charged by or under this Credit Agreement or under the other Financing Documents is usurious. To the extent permitted by applicable Law, the Borrower further irrevocably agrees to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address referenced in Section 11.3, such service to be effective upon the date indicated on the postal receipt returned from the Borrower.

11.19    Complete Agreement. THIS CREDIT AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AND COMPLETE AGREEMENT OF THE PARTIES HERETO, AND ALL PRIOR NEGOTIATIONS, REPRESENTATIONS, UNDERSTANDINGS, WRITINGS AND STATEMENTS OF ANY NATURE ARE HEREBY SUPERSEDED IN THEIR ENTIRETY BY THE TERMS OF THIS CREDIT AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

11.20    No Fiduciary Duty. The Borrower acknowledges and agrees that (a) no fiduciary, advisory, or agency relationship between the Borrower and the Administrative Agent, any Financing Party or any of their Affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or any Financing Document, irrespective of whether the Administrative Agent, any Financing Party or any of their Affiliates have advised or is advising the Borrower on other matters, (b) the Administrative Agent, each Financing Party and their Affiliates, on the one hand, and the Borrower, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of the Administrative Agent, any Financing Party or any of their Affiliates, and (c) the Borrower waives, to the fullest extent permitted by law, any claims that the Borrower may have against the Administrative Agent, each Financing Party and all of their Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Administrative Agent, Financing Parties and each of their Affiliates shall have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower, including the Borrower’s equity holders, employees, or other creditors.
*                    *                    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Credit Agreement as of the date first above written.

[EXECUTABLE SIGNATURE PAGES TO BE DISTRIBUTED SEPARATELY]

Appendix A

DEFINED TERMS AND RULES OF INTERPRETATION
1.    Defined Terms.
“AA Disbursement Account” means the account of the Administrative Agent so-designated on Appendix G to this Credit Agreement or such other account as so-designated by the Administrative Agent by notice to the Lenders.
“AA Payment Account” means the account of the Administrative Agent so-designated on Appendix G to this Credit Agreement or such other account as so-designated by the Administrative Agent by notice to the Lenders.
“Accounts” has the meaning set forth in the Accounts Agreement and shall include any other accounts or sub‑accounts established pursuant to the Accounts Agreement.
“Accounts Agreement” means the Accounts Agreement, dated the Closing Date, among the Borrower, the Project Owner, the Procurement Sub, the Collateral Agent and the Account Bank.
“Account Bank” means the institution appointed as such in accordance with the Accounts Agreement or any successor institution so-appointed pursuant to the Accounts Agreement.
“Additional Material Project Document” means any Additional Project Document that is a Material Project Document.
“Additional Project Document” means any Project Document entered into by any Borrower Party with any other Person subsequent to the date of this Credit Agreement (including Project Documents entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise).
“Adjusted LIBO Rate” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the LIBO Rate for such LIBOR Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such LIBOR Loan for such Interest Period.
“Administrative Agent” prior to January 29, 2015 means Credit Agricole Corporate and Investment Bank, acting in its capacity as agent for the Lenders pursuant to this Credit Agreement, and on or after January 29, 2015 means ING Capital LLC, acting in its capacity as agent for the Lenders pursuant to this Credit Agreement, or any successor Administrative Agent appointed in accordance with Section 10.9 of this Credit Agreement.
“Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls or is controlled by or is under direct or indirect common control with such specified Person. For the purposes of this definition and any obligation to cause another Person to take or refrain from taking any action, “control”, when used with respect to any Person, shall mean the possession of the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, management agreement, common directors, officers or trustees or otherwise. The terms “controlling” and “controlled” shall have correlative meanings.
“Affiliate O&M Fee” means all amounts, whether fees or otherwise, payable by the Borrower or any other Borrower Party to any Affiliated Project Party pursuant to any Affiliated Project Document, other than Reimbursable Expenses (as such term is defined in the O&M Agreement, Project Administration Agreement or Construction Management Agreement).
“Affiliated Lender” means each Lender that is an Affiliate of the Borrower Parties (other than the Borrower Parties).
“Affiliated Project Documents” means any Project Document with any Affiliated Project Party.
“Affiliated Project Party” means each Affiliate of the Sponsor (other than the Borrower or any other Borrower Party) that is a party to a Project Document.
“Agent” has the meaning set forth in Section 10.1(b) of this Credit Agreement.
“Agent‑Related Persons” means, with respect to the Administrative Agent, its officers, directors, employees, representatives, attorneys, agents and Affiliates.
“ALTA” means the American Land Title Association.
“Amendment No. 1” has the meaning set forth in the recitals of this Credit Agreement.
“Amendment No. 2” has the meaning set forth in the recitals of this Credit Agreement.
“Amendment No. 3” has the meaning set forth in the recitals of this Credit Agreement.
“Amendment No. 4” has the meaning set forth in the recitals of this Credit Agreement.
“Amendment No. 5” has the meaning set forth in the recitals of this Credit Agreement.
“Amortization Schedule” has the meaning set forth in Section 3.15.
“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (h) any regulations promulgated under any of the foregoing. “Applicable Group” has the meaning set forth Section 10.6 of this Credit Agreement.
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act, 1977, 15 U.S.C. §§ 78m, 78dd-1 through 78dd-3 and 78ff, et seq.as amended from time to time.
“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate thereof) designated for such Type of Loan in Appendix G or such other office of such Lender (or its Affiliate) as such Lender may from time-to-time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” means, with respect to any Tranche and any period, the percentage set forth below such Tranche and opposite such period on Appendix B.
“Applicable Taxes” has the meaning set forth in Section 3.24 of this Credit Agreement.
“Applicable Tax Certificate” has the meaning set forth in Section 3.24 of this Credit Agreement.
“Approved Electronic Communications” means each Communication that the Borrower, any other Borrowing Party or the Pledgor is obligated to, or otherwise chooses to, provide to the Administrative Agent, the Collateral Agent or the Account Bank pursuant to any Financing Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, that, solely with respect to delivery of any such Communication by any of the Borrower, any other Borrowing Party or the Pledgor to any such Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any Borrowing Request or Specified Letter of Credit, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Sections 3.16 and 3.17 and any other notice relating to the payment of any principal or other amount due under any Financing Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in ARTICLE IV or any other condition to any Borrowing or other extension
“Approved Electronic Platform” has the meaning set forth in Section 11.3(a) to this Credit Agreement.
“Assignment and Acceptance” has the meaning set forth in Section 11.11 of this Credit Agreement.
“Assignment of Project Labor Agreement” means the Assignment of Project Labor Agreement, dated January 3, 2001, by El Segundo Power II LLC to the Project Owner.
“Assumed Interest Expense” means, with respect to any period, the aggregate of (x) the amount of interest projected to be payable during such period hereunder (based on the actual rate established hereunder during any current Interest Period or a reasonable published or third party proprietary forward rate in respect of any future Interest Period) plus or minus (y) the aggregate amount payable by or to the Borrower in accordance with each Rate Swap Transaction entered into in accordance with Section 7.26 of this Credit Agreement during such period.
“Attorney Costs” means all reasonable and invoiced fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel; provided, that the Administrative Agent shall not be required to establish the reasonability of fees or the allocated cost of internal legal services in respect of or relating to: any alleged, potential or actual Defaults or Events of Default; the prospective or actual exercise of remedies hereunder; the preservation of any rights or remedies hereunder or under any Collateral Document; or any claim for indemnification hereunder.
“Authorized Officer” means (i) with respect to any Person that is a corporation, the chairman, president, chief executive officer, any vice president or secretary of such Person, (ii) with respect to any Person that is a manager-managed limited liability company, any such manager, (iii) with respect to any Person that is a member‑managed limited liability company, such member (or if such member is not a natural Person, the Authorized Officer of such member), (iv) with respect to any Person that is a partnership, the general partner or managing partner of such Person (or if such general partner or managing partner is not a natural Person, the Authorized Officer of such general partner or managing partner) and (v) any Person that has been duly and specifically authorized by all necessary and appropriate corporate, limited liability company or partnership action (as applicable) to take the relevant action, as evidenced by a duly executed and delivered certificate of a Person who is an Authorized Officer of the relevant Person in accordance with subparts (i), (ii), (iii) or (iv) of this definition that has theretofore been delivered to the Administrative Agent setting forth the name, title and specimen signature of such duly and specifically authorized Person.

“Available Construction Funds” means, as of any day, the sum of (x) the aggregate amount of proceeds from the Construction Loans on deposit in or credited to the Construction Account on such day, without giving effect to any withdrawals therefrom on such day, plus (y) the aggregate amount of the Construction Loan Commitments on such day (other than the Construction Loan Commitment of any Defaulting Lender), without giving effect to any Disbursement of Construction Loans on such day.
“Bankruptcy Code” means the United States Federal Bankruptcy Code of 1978, 11 U.S.C. § 101 et seq.
“Bankruptcy Event” means a Voluntary Bankruptcy Event or an Involuntary Bankruptcy Event.
“Base Case Model” means the Microsoft Excel file entitled “CLOSING MODEL ESEC 0818 Syndication” posted to www.intralinks.com on August 19, 2011, as modified in accordance with Sections 4.2(a)(m), 4.7(i) and 7.9(c).
“Base Case Projections” means a projection of operating results for the Project over a period ending no sooner than December 31, 2030, showing the Borrower’s reasonable good faith estimates, as of the Closing Date, of projected Project Costs, projected Project Revenues, projected O&M Expenses, Assumed Interest Expense, all Fees payable hereunder, and scheduled principal payments in respect of the Loans over the forecast period.
“Base Rate” means, for any day, means the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 0.50%, (b) the Prime Rate for such day and (c) unless Section 3.9 applies in respect of the one-month LIBO Rate, the LIBO Rate for one month commencing on such day. Any changes in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.
“Base Rate Loans” means Loans which bear interest based upon the Base Rate.
“Bookrunner” prior to the date hereof, means Mizuho Bank, Ltd., RBS Securities Inc., and Credit Agricole Corporate and Investment Bank, and on and after the date hereof, means the financial institution designated as such in the Preamble of this Credit Agreement.
“BOP Contract” means the Amended and Restated Construction Agreement, dated June 6, 2011, between the BOP Contractor and the Project Owner.
“BOP Contractor” means ARB, Inc., a California corporation.
“BOP Guarantor” means Primoris Services Corporation, a Delaware corporation.
“BOP Guaranty” means the Parent Guaranty, dated as of May 31, 2011, by the BOP Guarantor in favor of the Project Owner.
“Borrower” has the meaning set forth in the Preamble of this Credit Agreement.

“Borrower Closing Certificate” means the certificate, substantially in the form of Exhibit 11 to this Credit Agreement, dated the Closing Date, duly completed and signed by an Authorized Officer of the Borrower.
“Borrower Completion Certificate” means a certificate, substantially in the form of Exhibit 14 to the Credit Agreement, dated the Term Conversion Date, duly completed and signed by an Authorized Officer of the Borrower.
“Borrower Parties” means: (i) prior to the Merger, each of the Borrower, the Project Owner and the Procurement Sub, and (ii) on and after the Merger, the Borrower and the Project Owner.
“Borrower Pledge Agreement” means the Pledge Agreement dated the Closing Date between the Borrower and the Collateral Agent in respect of, inter alia, the Equity Interests of the Project Owner and the Procurement Sub.
“Borrowing” means a borrowing of Loans of one Type from the Lenders on a given date (or the Conversion of a Loan or Loans of a Lender or Lenders on a given date) having, in the case of LIBOR Loans, the same Interest Period.
“Borrowing Minimum” means the amount set forth opposite the heading “Borrowing Minimum” on Appendix B.
“Borrowing Multiple” means the amount set forth opposite the heading “Borrowing Multiple” on Appendix B.
“Borrowing Request” means a request for Loans in substantially the form set forth as Exhibit 1, appropriately completed and duly executed by an Authorized Officer of the Borrower.
“Business Day” means (i) with respect to any payment to be made by the Borrower or any Borrower Party, a “Business Day” as defined in the Accounts Agreement, (ii) with respect to any other action to be taken by the Borrower or any other Person, any day except Saturday, Sunday and any day which shall be in the location where such action is to be taken, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in any such location and (iii) without limiting the foregoing, with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank eurodollar market.
“Business Interruption Proceeds” has the meaning set forth in the Collateral Agreement.
“Buy-down Proceeds” has the meaning set forth in the Collateral Agreement.
“CAISO” means the California Independent System Operator Corporation.

“Capital Adequacy Regulation” means any rule, regulation, order, guideline, directive or request of any central bank or other Governmental Authority (whether or not having the force of Law), or any other Law, in each case regarding the capital adequacy or liquidity of any Lender or of any entity controlling, directly or indirectly, such Lender.
“Capital Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (for the purposes hereof, “Statement No. 13”)) and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with U.S. GAAP (including such Statement No. 13).
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the TALC Issuing Bank, as collateral for TALC Participations, cash or deposit account balances or, if the Administrative Agent and the TALC Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the TALC Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CB Approval Threshold” means each threshold set forth on Appendix E under the heading “CB Approval Threshold”.
“CFADS” means, in respect of any DSCR Calculation Period, the sum of (i) the aggregate amount deposited (or, as applicable, projected to be deposited) in the Operating Account (other than transfers from any other Secured Account to the Operating Account or the proceeds of any Indebtedness or Equity Contributions deposited therein) during such DSCR Calculation Period minus (ii) the aggregate amount transferred (or, as applicable, projected to be transferred) from the Operating Account to the O&M Expense Account during such DSCR Calculation Period.
“Change in Control” means any event as a result of which (i) the Sponsor ceases to directly or indirectly own at least 35% of each class of Equity Interests of the Borrower, (ii) 50.1% of all Equity Interests of the Borrower cease to be owned directly or indirectly by the Sponsor, (iii) the Sponsor ceases to have the unilateral power to direct or cause the direction of the management and policy of the Borrower, whether through ownership of voting securities, by contract, management agreement, or common directors, officers or trustees or otherwise (other than with respect to customary significant and enumerated matters requiring the approval of minority equity holders) or (iv) the Pledgor ceases to directly own 100% of each class of Equity Interests of the Borrower.
“Change in Law” means the occurrence, after the date of the Credit Agreement, of any of the following: (a) the adoption or taking effect of any applicable Law, (b) any change in any applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) without limiting the foregoing, the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change Order” means, as applicable, Change Orders (as defined in each of the BOP Contract, the Equipment Purchase Agreement or the Equipment Services Agreement) and change orders described in Section 4.5 of the Construction Management Agreement.
“Charter Documents” means, with respect to any Person and as applicable to such Person, (i) the articles of incorporation, limited liability company agreement, partnership agreement, or other similar organizational document of such Person, (ii) the by‑laws or other similar document of such Person, (iii) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Equity Interests of such Person, and (iv) any shareholder rights agreement or other similar agreement.
“Closing” has the meaning set forth in Section 4.1 of this Credit Agreement.
“Closing Certificate” means each of the Borrower Closing Certificate and the Pledgor Closing Certificate.
“Closing Date” means August 23, 2011 (the date upon which the conditions precedent set forth in Section 4.1 of this Credit Agreement was satisfied or waived by the Financing Parties).
“CO Cost” means, in respect of any Change Order, the aggregate sum of (i) all costs incurred or to be incurred by any Borrower Party in respect thereof plus (ii) any Assumed Interest Expense, fees or other costs attributable to a delay in any Major Milestone Date as a result of such Change Order plus (iii) any other cost incurred by any Borrower Party directly or indirectly as a result of such Change Order.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regula-tions promulgated and rulings issued thereunder.
“Collateral” has the meaning set forth in the Collateral Agreement.
“Collateral Agent” means the institution appointed as such in accordance with the Collateral Agreement or any successor institution so-appointed pursuant to the Collateral Agreement.
“Collateral Agreement” means the Collateral Agreement dated as of the Closing Date among the Borrower, the Procurement Sub, the Project Owner, the Pledgor, the Administrative Agent (on behalf of the Financing Parties) and the Collateral Agent.

“Collateral Documents” has the meaning set forth in the Collateral Agreement.
“Collateral Proceeds” has the meaning set forth in the Collateral Agreement.
“Commercial Operation Date” means the first date on which both Generating Units have achieved the Initial Delivery Date.
“Commitment Fee” has the meaning set forth in Section 3.13(a) of this Credit Agreement.
“Commitments” means, as applicable, the Tranche A Construction Loan Commitments, the Tranche B Construction Loan Commitments, the Term Loan Commitments, the Revolving Commitments, the DSR Commitments and the TALC Commitments.
“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Financing Document or otherwise transmitted between the parties hereto relating this Credit Agreement, the other Financing Documents, the Borrower, the other Borrower Parties or the Pledgor, or any of their respective Affiliates, or the transactions contemplated by this Credit Agreement or the other Financing Documents including all Approved Electronic Communications.
“Completion Tests” means, for each Generating Unit and for the Project, (i) each “Acceptance Test” (as such term is defined in the Equipment Services Agreement), (ii) each emissions, source or other acceptance or final test required to be performed by any Borrower Party in connection with the issuance to any such Borrower Party by the South Coast Air Quality Management District of a final permit to operate the Project and (iii) each test required by Article Seven of the Tolling Agreement.
“Consent Agreement” has the meaning set forth in the Collateral Agreement.
“Construction Account” has the meaning set forth in the Accounts Agreement.
“Construction Budget” means the construction budget dated the Closing Date, setting forth all Project Costs theretofore incurred and thereafter expected to be incurred by the Borrower Parties on or prior to the Term Conversion Date, as the same may be amended from time‑to‑time in accordance with Section 7.28 of this Credit Agreement.
“Construction Coordination Agreement” means the Construction Coordination Agreement, dated March 21, 2011, among the Project Owner, the Procurement Sub, the Equipment Servicer and the BOP Contractor.
“Construction Facilities” has the meaning set forth in Section 2.1(b) of this Credit Agreement.
“Construction Lender” means each Lender that has a Construction Loan Commitment or Construction Loans.

“Construction Loan Commitments” means the Tranche A Construction Loan Commitments and the Tranche B Construction Loan Commitments.
“Construction Loans” has the meaning set forth in Section 2.1(c) of this Credit Agreement.
“Construction Management Agreement” means the Construction Management Agreement, dated as of March 31, 2011 between the Project Owner and the Construction Manager.
“Construction Manager” means NRG Construction LLC, a Delaware limited liability company.
“Construction Notes” means each Note issued as evidence of one or more Construction Loans.
“Construction Requisition” has the meaning set forth in the Accounts Agreement.
“Contingency” means the amount so-specified in the Construction Budget.
“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (for the purposes hereof, “primary obligations”) of any other Person (for the purposes hereof, the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefore, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contracted Amortization Amount” has the meaning set forth in Section 3.14(a).
“Controlled Account” means each deposit account that is established for holding Cash Collateral and is subject to a deposit account control agreement in form and substance satisfactory to the Administrative Agent and the TALC Issuing Bank.
“Conversion” means the conversion of one Type of Loan into another Type of Loan in accordance with Section 3.5 of this Credit Agreement. The term “Convert” shall have a correlative meaning.

“Conversion Request” means a request for the Conversion of one or more Tranches of Loans in substantially the form set forth as Exhibit 2.
“Coordinating Lead Arranger” means the financial institution designated as such in the Preamble of this Credit Agreement.
“Credit Agreement” means the Amended and Restated Credit Agreement to which this Appendix A is attached.
“Credit Facility” means the Tranche A Construction Facility, the Tranche B Construction Facility, the Tranche A Term Facility, the Tranche B Term Facility, the Revolving Facility, the DSR LC Facility or the TALC Facility.
“Date Certain” has the meaning set forth in Section 3.15(a) of this Credit Agreement.
“Debt-to-Equity Ratio” means, as at any date, the ratio of (x) the aggregate outstanding principal amount of all Loans to (y) the aggregate amount of Equity Contributions made by the Pledgor to the Borrower minus the aggregate amount of Distributions made in accordance herewith.
“Debt Service Reserve Account” has the meaning set forth in the Accounts Agreement.
“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or circumstance which with notice or lapse of time or both would become an Event of Default.
“Default Rate” means a per annum rate equal to the Base Rate plus the Applicable Margin plus (ii) 2%.
“Defaulting Lender” shall mean, subject to Section 3.27(a)(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the TALC Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its TALC Participation, if any) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or, if a TALC Participating Bank, the TALC Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (A) become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (provided that a Lender shall not be a Defaulting Lender pursuant to this clause (d) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender ). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.27(a)(f)) upon delivery of written notice of such determination to such Defaulting Lender, the Borrower, the TALC Issuing Bank and each other Lender.
“Deferred Principal Amount” has the meaning set forth in Section 3.15(c).
“Delay Liquidated Damages” means all liquidated damages payable under Section 13.1 of the BOP Contract and Section 15.2 and 15.3 of the Equipment Services Agreement.
“Disbursement” means any disbursement of a Loan pursuant hereto.
“Disbursement Date” means (i) prior to the Disbursement of any Loans, the date specified in a Borrowing Request as the date on which Disbursements of such Loans are requested by the Borrower and (ii) after the Disbursement of any Loans, the date such Loans are actually Disbursed.
“Disposition” has the meaning set forth in the Collateral Agreement.
“Disposition Proceeds” has the meaning set forth in the Collateral Agreement.
“Distribution” has the meaning set forth in Section 7.9 of this Credit Agreement.
“Distribution Account” has the meaning set forth in the Accounts Agreement.
“Distribution Conditions” means, as of any date, each of the following conditions: (i) the Term Conversion Date shall have occurred; (ii) no LC Loans (other than LC Loans that are

Revolving Loans as a result of a draw on the LGIA Letters of Credit) are then-outstanding; (iii) no Deferred Principal Amount is then-outstanding; (iv) no Default or Event of Default has occurred and is continuing or would result from the making of such Distribution or other payment; (v) no Event of Loss has occurred unless the Project has been Restored in accordance with this Credit Agreement and the other Financing Documents; (vi) the Historical DSCR for the most recently ending DSCR Calculation Period was at least 1.20x, as confirmed by the most recent DSCR Certificate delivered by the Borrower in accordance with Section 6.1(a)(d); and (vii) the Debt Service Reserve Account has been funded up to the DSR Required Balance.
“Distribution Reserve Account” has the meaning set forth in the Accounts Agreement.
“Distribution Sweep Proceeds” has the meaning set forth in the Collateral Agreement.
“Dollars” and the sign “$” shall each mean freely transferable, lawful money of the United States.
“DSCR Calculation Period” means in respect of each Semi-Annual Date, the four consecutive quarterly periods preceding such Semi-Annual Date.
“DSCR Certificate” has the meaning set forth in Section 6.1(a)(d) of this Credit Agreement.
“DSR Availability Period” means the period commencing on the Term Conversion Date and ending on the seventh anniversary of the Closing Date.
“DSR Commitments” means, as to any Issuing Bank, the applicable percentage set forth opposite such Issuing Bank’s name in Appendix F to this Credit Agreement under the heading “DSR Commitment” multiplied by the DSR LC Facility Amount.
“DSR Issuing Banks” means each Financing Party with a DSR Commitment.
“DSR LC Facility” has the meaning set forth in Section 2.5(a) of this Credit Agreement.
“DSR LC Facility Amount” has the meaning set forth in Section 2.5(a) of this Credit Agreement.
“DSR Letters of Credit” has the meaning set forth in Section 2.5(b) of this Credit Agreement.
“DSR Maturity Date” has the meaning set forth in Section 2.5(d) of this Credit Agreement.
“DSR Required Balance” has the meaning set forth in the Collateral Agreement.

“Eligible Assignee” means (a) with respect to any assignment, (i) a commercial bank or other financial institution having a combined capital and surplus of at least $1,000,000,000, (ii) a Person that is primarily engaged in the business of commercial banking and that is a Lender or an Affiliate of a Lender and (iii) the United States Federal Reserve or central bank having jurisdiction over such Lender, (b) with respect to each assignment of an Issuing Bank of its obligation to issue a TA Letter of Credit under the TALC Facility, a Person that fulfills the requirements set forth in the definition of “Letter of Credit” in the Tolling Agreement, (c) with respect to each assignment of an Issuing Bank of its obligation to issue an LGIA Letter of Credit under the Revolving Facility, a Person that fulfills the requirements set forth in Section 11.5 of the LGIA, (d) with respect to each assignment of an Issuing Bank of its obligation to issue an DSR Letter of Credit under the DSR Facility, a Person that fulfills the requirements set forth in Section 3.6(b) of the Collateral Agreement and (e) with respect to only to an assignment of Construction Loans or Term Loans, any Affiliate of the Borrower Parties (other than the Borrower Parties).
“Encroachments” has the meaning set forth in Section 6.8(a) of this Credit Agreement.
“Energy Marketing Agreement” means the Energy Marketing Services Agreement, dated March 31, 2011, between the Energy Marketer and the Project Owner.
“Energy Marketer” means NRG Power Marketing LLC, a Delaware limited liability company.
“Environmental Claim” has the meaning set forth in the Collateral Agreement.
“Environmental Indemnity” means the Environmental Indemnity Agreement, dated the Closing Date, between NRG Energy, Inc. and the Project Owner.
“Environmental Laws” has the meaning set forth in the Collateral Agreement.
“Environmental Remediation Contractor” means AECOM or any other environmental remediation contractor reasonably acceptable to the Administraitve Agent (in consultation with the Independent Engineer) that is retained to develop the Remediation Work Plan.
“EPA Letters” means, collectively, (i) the conditional approval letter from the USEPA, dated April 1, 2011, approving El Segundo Power, LLC’s letter of notification, dated March 2, 2011, (ii) the second conditional approval letter from the USEPA, dated June 6, 2011, modifying the April 1, 2011 letter referred to in subpart (i) above, (iii) the third conditional approval letter from the USEPA, dated July 15, 2011, further modifying the April 1, 2011 letter referred to in subpart (i) above, (iv) the fourth conditional approval letter from the USEPA, dated August 4, 2011, addressing the groundwater issue at the Site as it relates to polychlorinated biphenyls contamination, and (v) any other correspondence received from the USEPA or any other relevant Governmental Authority in respect of remediation of the contamination by polychlorinated biphenyls in concrete foundations below ground surface, soils, and groundwater at, on and under the Site.

“EPC Contracts” means any Project Document providing for construction services on, or delivery of any equipment or materials to, the Site.
“EPC Contractors” means the BOP Contractor, the Equipment Supplier, the Equipment Supplier Guarantor, the Equipment Servicer, the Equipment Servicer Guarantor, the Construction Manager and each other counterparty to an EPC Contract.
“Equator Principles” “Equator Principles” means those principles so entitled and described in “The ‘Equator Principles’ - A financial industry benchmark for determining, assessing and managing social and environmental risk in project financing” (July 2006) and available at: http://www.equator-principles.com/documents/Equator_Principles.pdf, as adopted in such form by certain financial institutions.
“Equipment Purchase Agreement” means the Equipment Purchase Agreement, dated as of July 15, 2010, between the Borrower and the Equipment Supplier.
“Equipment Services Agreement” means the Services Agreement, dated as of July 19, 2010, between the Equipment Servicer and the Procurement Sub.
“Equipment Servicer” means Siemens Energy, Inc., a Delaware corporation.
“Equipment Servicer Guaranty” means the Guaranty, dated November 2, 2010, by the Equipment Servicer Guarantor for the benefit of the Procurement Sub and the Borrower.
“Equipment Servicer Guarantor” means Siemens Corporation, a Delaware corporation.
“Equipment Supplier” means Siemens Energy, Inc., a Delaware corporation.
“Equipment Supplier Guaranty” means the Guaranty, dated November 2, 2010, by the Equipment Supplier Guarantor for the benefit of the Procurement Sub and the Borrower.
“Equipment Supplier Guarantor” means Siemens Corporation, a Delaware corporation.
“Equity Contributions” means equity contributions made in cash or in-kind by the Pledgor to the Borrower; provided, that for purposes of Sections 2.1(e), 4.1(a)(e) and 7.9(c) of the Agreement and the definition of “Debt-to-Equity Ratio”, the amount of Equity Contributions deemed contributed in-kind by the Pledgor shall not exceed 105% of the amount of Project Costs that have been validated by the Independent Engineer as being properly incurred by Affiliates of the Borrower and contributed in-kind (directly or indirectly) to the Borrower.
“Equity Interests” means (i) as to any Person organized as a limited liability company or a partnership, any and all shares of the profits and losses of such Person, any and all rights to receive distributions of such Person’s assets, and any and all rights, benefits or privileges pertaining to any of the foregoing, including voting rights and the right to participate in management, (ii) as to any Person organized as a corporation, any ordinary shares, preferential shares, convertible shares, warrants or other securities representing or convertible into any of the foregoing and (iii) as to any other Person (other than a natural Person), any equity interests of any kind in such Person whether or not analogous to the foregoing.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder or pursuant thereto.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with the Borrower or any Subsidiary of the Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or (ii) as a result of the Borrower or any Subsidiary of the Borrower being or having been a general partner of such person.
“ERISA Event” means (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which the PBGC has not waived the requirement of Section 4043(a) of ERISA that it be notified of such event, (b) the filing of a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA, (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a Lien or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a Lien, (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or Multiemployer Plan or a determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan, (g) the complete or partial withdrawal of any member of the ERISA Group from a Multiemployer Plan if there is any potential liability therefor, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan or the receipt by any member of the ERISA Group of any notice, or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or (h) any Borrower Party incurring any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“ERISA Group” means the Borrower Parties and their ERISA Affiliates.
“Event of Default” has the meaning set forth in ARTICLE VIII of this Credit Agreement.
“Event of Loss” has the meaning set forth in the Collateral Agreement.
“EWG” has the meaning set forth in Section 5.12 of this Credit Agreement.

“EWG Order” has the meaning set forth in Section 5.12 of this Credit Agreement.
“Excess Fuel Consumption Liquidated Damages” has the meaning set forth in the Equipment Services Agreement.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or by any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any other Financing Document, (b) any branch profits taxes imposed by the United States, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, and (d) in the case of a Lender described in Section 3.24(b)(a)(i) (other than an assignee pursuant to a request by the Borrower under Section 11.11 and Section 3.26), any United States withholding tax that is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new lending office (or assignment) to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.24 or (ii) is imposed with respect to the requirements of FATCA.
“Expected Initial Delivery Date” means 12:01 a.m. on August 1, 2013.
“Expropriation Event” means (i) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of the Project or the Property or the assets of any Borrower Party or of its Equity Interests, (ii) any assumption by a Governmental Authority of control of the Property, assets, business or operations of any Borrower Party or of its Equity Interests, (iii) any taking of any action by a Governmental Authority for the dissolution or disestablishment of any Borrower Party or (iv) any taking of any action by a Governmental Authority that would prevent any Borrower Party from carrying on its business or operations or a substantial part thereof.
“Extraordinary O&M Expenses” has the meaning set forth in Section 6.6(c).
“Facility” means, collectively, the two Generating Units to be located on the Site and all associated facilities (including all associated electrical, gas, steam and water interconnection, transmission, storage and treatment facilities, to the extent owned by any Borrower Party) designed to generate approximately 550MW of electrical energy.
“FATCA” means sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.
“Federal Power Act” has the meaning set forth in Section 5.12 of this Credit Agreement.
“Fees” means all amounts payable pursuant to or referred to in Section 3.13 of this Credit Agreement.
“FERC” means the Federal Energy Regulatory Commission of the United States or any successor agency thereto.
“Fidelity Pro Forma” has the meaning set forth in Section 6.8(a) of this Credit Agreement.
“Financing Documents” means, collectively, (i) this Credit Agreement, the Guaranties, the Collateral Agreement, the Title Indemnity and each Security Document, (ii) each other document that is specified to be a Financing Document either in such document or in any of the documents referred to in clause (i) and (iii) each amendment, consent or waiver granted in respect of or pursuant to any of the documents referred to in clauses (i) and (ii) (whether or not such amendment, consent or waiver specifies therein that such amendment, consent or waiver is a Financing Document).
“Financing Parties” means the Lenders, the TALC Issuing Bank, the LGIA Issuing Banks, the DSR Issuing Banks and the TALC Participating Banks.
“Firm Priority Service” has the meaning set forth in the Tolling Agreement.
“First Unit Operation Date” means the Substantial Completion Date (as defined in the Equipment Services Agreement) of the first Unit (as defined in the Equipment Services Agreement).
“Foreign Pension Plan” means shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a TALC Participating Bank, such Defaulting Lender’s TALC Participation minus the amount thereof that has been reallocated to other TALC Participating Banks or Cash Collateralized in accordance with the terms hereof.
“Generating Units” means the gas-fired combined cycle combustion turbines to be procured, installed and constructed in accordance with the EPC Contracts and located at the Site.
“Good Utility Practices” means the professional practices, methods, equipment, specifications and safety and output standards and industry codes of the electrical generation industry for projects of the same approximate type, location and capacity as the Project, with respect to the design, installation, operation, maintenance and use thereof, all of the above in compliance with applicable standards of safety, output, dependability, efficiency and economy, including recommended practice, of a good, safe, prudent and workman‑like character and in compliance with all applicable Laws. Good Utility Practices are not intended to be limited to the optimum or minimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as practiced in the electrical generation industry.
“Governmental Authority” means any government, governmental department, commission, board, bureau, agency, regulatory authority (including central banks), instrumentality, judicial or administrative body, domestic or foreign, supranational, federal, state or local having jurisdiction over the matter or matters in question, including those of the State of California, the State of New York, and the United States.
“Guaranties” has the meaning set forth in the Collateral Agreement.
“Hazardous Material” has the meaning set forth in the Collateral Agreement.
“Hedging Agreement” means any agreement in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross‑currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions entered into by any Person.
“Historical DSCR” means, in respect of any DSCR Calculation Period, the ratio of (i) CFADS for such DSCR Calculation Period to (ii) the Scheduled Debt Service for such DSCR Calculation Period.

“HMT” means Her Majesty’s Treasury, the economic and finance ministry of the United Kingdom.
“IE Construction Report” means, in respect of any month, a construction report of the Independent Engineer for such month in substantially the form set forth as Exhibit 19.
“Incremental Tranche A Borrowing Request” means a request for Loans in substantially the form set forth as Exhibit 21, appropriately completed and duly executed by an Authorized Officer of the Borrower.
“Incremental Tranche A Commitment” means, as to any Lender, the applicable percentage set forth opposite such Lender’s name in Appendix F to this Credit Agreement under the heading “Incremental Tranche A Commitment” multiplied by the Incremental Tranche A Loan Amount.
“Incremental Tranche A Term Loans” has the meaning set forth in Section 2.2(c) of this Credit Agreement.
“Incremental Tranche A Loan Amount” means an amount up to $5,200,000 subject to Section 3.14 of this Credit Agreement.
“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with U.S. GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (i.e., take‑or‑pay and similar obligations), (vii) all net obligations of such Person under Hedging Agreements and (viii) all Contingent Obligations of such Person; provided, that Indebtedness shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within ninety days of the date the respective goods are delivered or the respective services are rendered and are not overdue.
“Indemnified Liabilities” has the meaning set forth in Section 11.2(a) of this Credit Agreement.
“Indemnified Matters” has the meaning set forth in Section 11.2(b)(a)(i) of this Credit Agreement.
“Indemnified Person” has the meaning set forth in Section 11.2(a) of this Credit Agreement.
“Independent Consultant” means each of the Independent Engineer and the Insurance Consultant.

“Independent Engineer” means SAIC Energy, Environment & Infrastructure, LLC or any other Person from time-to-time appointed by the Requisite Financing Parties to act as Independent Engineer for the purposes of this Credit Agreement.
“Independent Engineer Completion Certificate” means the certificate of the Independent Engineer in the form attached hereto as Exhibit 15.
“Inflation Factor” means, in respect of any payment in any year, the sum of 1 plus the positive difference (if any) between (x) the Inflation Index for the immediately preceding year, expressed as a percentage of the base year thereof, minus (y) the Inflation Index for the year in which the Closing Date occurs, expressed as a percentage of the base year thereof.
“Inflation Index” means the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the US Department of Labor (unrevised) (Series Id: CUUR0000SA0) (Base Period: 1982-1984 = 100), and as published on Bloomberg page CPURNSA; provided, that if the base year of such index changes, the Inflation Index shall be such index converted in accordance with the relevant conversion factor published by the US Department of Labor.
“Initial Delivery Date” has the meaning set forth in Section 2.04 of the Tolling Agreement.
“Initial Tranche A Term Loan” has meaning set forth in Section 2.2(c) of this Credit Agreement.
“Insurance Consultant” means Moore McNeil, LLC or any other Person from time-to-time appointed by the Required Creditors to act as Insurance Consultant for the purposes of this Credit Agreement.
“Intercompany Notes” means, collectively, the Intercompany Subordinated Note, dated as of the Closing Date, issued by the Project Owner for the benefit of the Borrower, the Intercompany Subordinated Note, dated as of the Closing Date, issued by the Procurement Sub for the benefit of the Borrower and the Intercompany Subordinated Note, dated as of the Closing Date, issued by the Borrower for the benefit of the Pledgor, in each case, evidencing Indebtedness extended in accordance with Section 7.21(a)(e).
“Interest Determination Date” means, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.
“Interest Period” has the meaning set forth in Section 3.7 of this Credit Agreement.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time-to-time, and the regulations promulgated and rulings issued thereunder.
“Investment” in any Person means, without duplication: (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to, such Person.
“Involuntary Bankruptcy Event” means, with respect to any Person, (i) the declaration by a Governmental Authority of a generally applicable suspension of payments, moratorium or any similar arrangement in respect of the Indebtedness of such Person or (ii) the commencement of an involuntary case against such Person seeking the liquidation or reorganization of such Person under Debtor Relief Law or any similar proceeding under any other applicable federal, state or other applicable Law.
“Issuance Date” means (i) prior to the issuance of any Specified Letter of Credit, the date specified in an LC Request as the date on which such Specified Letter of Credit is requested by the Borrower to be issued and (ii) after the issuance of any Specified Letter of Credit, the date such Specified Letter of Credit was actually issued.
“Issuing Banks” means, as the context may require, (i) each DSR Issuing Bank, (ii) the TALC Issuing Bank and (iii) each LGIA Issuing Bank.
“Large Generator Interconnection Agreement” means the Large Generator Interconnection Agreement among El Segundo Power II LLC, the Offtaker and CAISO, with an effective date of March 9, 2007, as amended by the first amendment with an effective date of December 1, 2007, the second amendment with an effective date of July 24, 2009 and the third amendment, dated March 14, 2011.
“Law” means, with respect to any Person (i) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, treaty, or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Permits) and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including, in each case, any Environmental Law).
“LC Disbursement” means any payment to the beneficiary of any Specified Letter of Credit in accordance therewith.
“LC Facilities” means the Revolving Facility (in respect solely of the LGIA Letters of Credit), the TALC Facility and the DSR LC Facility.
“LC Loan” has the meaning set forth in Section 3.25(f).
“LC Request” means a request for a Specified Letter of Credit in substantially the form set out as Exhibit 10.
“LGIA Availability Period” means the period commencing on the Closing Date and ending on the Term Conversion Date.
“LGIA Issuing Banks” means each of the Revolver Lenders.

“LGIA Letter of Credit” has the meaning set forth in Section 2.3(b).
“Lender” prior to the date hereof, means Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., ING Capital LLC, MUFG Union Bank, N.A., Siemens Financial Services, Inc., CoBank, ACB, DnB NOR Bank ASA, Landesbank Hessen Thüringen Girozentrale, New York Branch, Societe Generale, Sumitomo Mitsui Banking Corporation, Santander Bank, The Bank of Nova Scotia, CIT Capital USA Inc. and CIT Bank, Associated Bank, N.A., Credit Industriel et Commercial, Landesbank Baden-Wuerttemberg, New York Branch, DekaBank Deutsche Girozentrale, The Royal Bank of Scotland plc and Lloyds TSB Bank plc and any Assignee thereof pursuant to Section 11.11 of this Credit Agreement, and on and after the date hereof, means each Lender named on Appendix G and any Assignee thereof pursuant to Section 11.11 of this Credit Agreement.

“Letters of Credit Fees” has the meaning set forth in Section 3.13(c).
“LIBOR Loan” means Loans which bear interest based on the Adjusted LIBOR Rate.
“LIBO Rate” means, with respect to any Interest Period for any LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page, or any substitute for such page, providing rate quotations comparable to those currently provided on such page or such pages, as determined by the Administrative Agent from time-to-time for purpose of providing quotations or interest rates applicable to deposits in Dollars in the London interbank market) as the London interbank offered rate for overnight deposits in Dollars at approximately 11:00 a.m. (London time) on the second Business Day prior to the first day of such Interest Period. If for any reason the Reuters LIBOR01 Page (or any such agreed page or any successor or substitute page is not available), the term “LIBO Rate” means, with respect to any Interest Period for any LIBOR Loan, the rate determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not a multiple) of the rates per annum at which overnight deposits in Dollars in an amount equal to $5,000,000 are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such day. In no event shall the LIBO Rate be less than 0.00%.

“Lien” means, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, pledge, charge, lease, sale and lease‑back arrangement, easement, servitude, trust arrangement, security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, any agreement in respect of Capital Lease Obligations or other title retention agreement relating to such Property).
“Lien Waiver Report” means, in respect of any proposed Borrowing, a lien waiver report of the Borrower in substantially the form set forth as Exhibit 20.

“Liquidation Costs” has the meaning set forth in Section 3.12 of this Credit Agreement.
“Loan” means any loan made by any Lender pursuant to this Credit Agreement, including any Construction Loan, Term Loan, Revolving Loan or LC Loan.
“Losses” has the meaning set forth in Section 11.2(b)(a)(i) of this Credit Agreement.
“Loss Proceeds” has the meaning set forth in the Collateral Agreement.
“M&M Contract” means any EPC Contract and any other Project Document under which the Title Insurance Companies require Lien waivers as conditions to the issuance of the 32-06 Endorsement or any 33-06 Endorsement.
“M&M Party” means (i) any EPC Contractor, (ii) any subcontractor, supplier or vendor of any EPC Contractor of any tier, or any other Project Participant party to any other M&M Contract, in each case, if and to the extent that any of the foregoing Persons has or may reasonably be expected to have mechanics’ lien rights in respect of the Project and (iii) any other Person from whom the Title Insurance Companies require Lien waivers as conditions to the issuance of the 32-06 Endorsement or any 33-06 Endorsement.
“Major Milestone Dates” means each of the milestones so designated under the heading “Major Milestone Dates” on Appendix J.
“Majority Lenders” means Lenders whose aggregate remaining Commitments plus aggregate outstanding principal amount of funded Loans exceeds 50.0% of the total aggregate remaining Commitments plus the total aggregate principal amount of funded Loans of all Lenders.
“Mandated Lead Arrangers” prior to the date hereof, means MUFG Union Bank, N.A. (as successor to Union Bank, N.A.), Mizuho Bank, Ltd., RBS Securities Inc., Credit Agricole Corporate and Investment Bank, and ING Capital LLC, and on or after the date hereof, means each of the financial institutions designated as such in the Preamble of this Credit Agreement.
“Mandatory Prepayment Portion” has the meaning set forth in the Collateral Agreement.
“Margin Stock” means margin stock within the meaning of Regulation U and Regulation X.
“Market Rate Authorization” has the meaning set forth in Section 5.12 of this Credit Agreement.
“Material Adverse Effect” has the meaning set forth in the Collateral Agreement.
“Material EPC Contracts” means the (i) BOP Contract, the BOP Guaranty, the Construction Management Agreement, the Equipment Purchase Agreement, the Equipment Supplier Guaranty, the Equipment Services Agreement, the Equipment Servicer Guaranty, the

Construction Coordination Agreement, the Project Labor Agreement and the Assignment of Project Labor Agreement and (ii) each other EPC Contract or series of related EPC Contracts with the same contractor, vendor or supplier wherein the aggregate cost or value of goods and services to be acquired by any Borrower Party pursuant thereto either (x) could reasonably be expected to exceed $2,000,000 or the equivalent in any other currency or (y) are not reflected in the then-current Construction Budget (as confirmed by the Administrative Agent in consultation with the Independent Engineer).
“Material Permit” means (i) each Permit that is or will be required by any Governmental Authority to be held by any Borrower Party or an Affiliated Project Party to acquire, import, own, construct, install, operate, insure or maintain the Project or any material portion of the Project, (ii) each Permit in respect of the Project or any material portion of the Project that is or will be required by any Governmental Authority to be held by a Material Project Participant (whether or not required to be held on behalf of or for the benefit of any Borrower Party) in order for such Material Project Participant to (as applicable) acquire, import, construct, install, operate, insure or maintain the Project or any material portion of the Project in accordance with each Material Project Document to which it is a party, (iii) each Permit that is or will be required by any Governmental Authority to be held by any Borrower Party or any relevant Material Project Participant to duly execute, deliver or perform any Material Project Document, (iv) each Permit that is or will be required by any Governmental Authority to be held in the name of any Borrower Party or any Affiliated Project Party to cause any Material Project Document to be the legal, valid and binding obligation of such Person or of the Material Project Participant that is a party to any such Material Project Document and (v) each Permit that is or will be required by any Governmental Authority to be held in the name of any Borrower Party or an Affiliated Project Party in order to conduct its business generally or to maintain its existence.
“Material Project Document” means (i) each Project Document that is or will be necessary or advisable for the Borrower Parties to enter into in order to acquire, import, own, construct, install, operate, insure or maintain the Project or any material portion of the Project (other than services, materials or rights that can reasonably be expected to be readily available on commercially reasonable terms), (ii) each Project Document that is or will be necessary or advisable for the Borrower Parties to enter into in order for such Borrower Party to obtain, maintain in full force and effect or comply with any other Material Project Document, any Material Permit or any material applicable Law, (iii) each Project Document that is or will be necessary or advisable for the Borrower Parties to enter into in order to maintain their respective business generally or to maintain their respective existence, (iv) without limiting the foregoing (other than the parenthetical set forth in subclause (i) of this definition), each Project Document where (A) the aggregate cost or value of goods and services to be acquired by any Borrower Party pursuant thereto could reasonably be expected to exceed $2,000,000 or the equivalent in any other currency in any year, (B) the aggregate amount of termination fees or liquidated damages which could be incurred by any Borrower Party in respect of such Additional Project Document in any single year could reasonably be expected to exceed $2,000,000 or the equivalent in any other currency or (C) such Project Document provides for the sale of any goods, services, capacity, or other right, title or interest in any Property of any Borrower Party (other than Dispositions permitted in accordance with Section

7.20) and (v) without limiting the foregoing, any and all Material EPC Contracts and the Environmental Indemnity.
“Material Project Participant” means each party to a Material Project Document (other than the Borrower Parties).
“Maturity Date” means, as applicable, to the relevant Tranche of Loans, the Date Certain, the Term Maturity Date, the Revolver Maturity Date, the TALC Maturity Date or the DSR Maturity Date.
“Merger” has the meaning set forth in the Collateral Agreement.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the TALC Issuing Bank with respect to TA Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the TALC Issuing Bank in its sole discretion.
“Modified Business Day Convention” has the meaning set forth in the Swap Definitions.
“Monthly Period” means a period commencing on the day succeeding a Monthly Transfer Date and ending on the next succeeding Monthly Transfer Date.
“Monthly Transfer Date” means the last Business Day of each calendar month commencing on the first such day occurring on or after the Term Conversion Date.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” has the meaning set forth in the Collateral Agreement.
“Mortgaged Property” has the meaning set forth in the Collateral Agreement.
“MPD Termination Event” means, with respect to any Material Project Document, any event or condition that would, either immediately or with the giving of notice, entitle the relevant Material Project Participant to terminate or suspend its obligations thereunder (and shall include, in any event, the occurrence of any “Termination Event” or other analogous event as defined in the Consent Agreement entered into in respect of such Material Project Document).
“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made or accrued obligations to make contributions.
“NERC” has the meaning set forth in Section 5.12 of this Credit Agreement.
“Non-Consenting Creditor” means any Lender or Issuing Bank that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Financing Parties in accordance with Section 10.11 and has been approved by all other affected Financing Parties in accordance with Section 10.11 and (b) has been approved by the Requisite Financing Parties.
“Non-Recourse Parties” has the meaning set forth in Section 11.7 of this Credit Agreement.
“Note” means, with respect to any Tranche of Loans, each promissory note delivered in respect of such Tranche of Loans to a Lender hereunder, in substantially the form set out as Exhibit 4, Exhibit 5, Exhibit 6, Exhibit 7 or Exhibit 8 (as applicable).
“Notice of Merger Certificate” has the meaning set forth in Section 7.33 of this Credit Agreement.
“Notice Office” means the office of the Administrative Agent set forth on Appendix G or such other office as the Administrative Agent may hereafter designate in writing as such to the Borrower and each Lender.
“Notional Amortization” means, in respect of any Semi-Annual Date, the notional principal amount projected to be payable on such Semi-Annual Date, as set forth under the heading “Tranche A $” or “Tranche B $” on the Projected Amortization Schedule, as applicable.
“Notional Disbursement Schedule” has the meaning set forth in Section 3.14(a).
“Notional Loan Amount” has the meaning set forth in Section 7.26 of this Credit Agreement.
“NYPSC” has the meaning set forth in Section 5.12(c) of this Credit Agreement.
“O&M Agreement” means the Operation and Maintenance Management Agreement, dated as of March 31, 2011, between the Project Owner and the O&M Operator, as amended by the first amendment to the O&M Agreement, dated June 1, 2011.
“O&M Operator” means NRG El Segundo Operations Inc., a Delaware corporation.
“O&M Expenses” means, collectively, without duplication, all (i) expenses of administering and operating the Project and of maintaining it in accordance with Good Utility Practices incurred by the Borrower Parties (including any items properly chargeable by U.S. GAAP to fixed capital accounts or that are or should be classified as capital expenditures), (ii) fuel procurement and transportation costs payable by the Borrower Parties, (iii) direct operating and maintenance costs of the Project payable by the Borrower Parties, (iv) insurance premiums payable by the Borrower Parties (including construction insurance premiums paid for coverage obtained prior to the Project Completion Date), (v) property, sales, value‑added and excise taxes payable by the Borrower Parties (other than taxes imposed on or measured by income or receipts), (vi) costs and fees incurred by the Borrower Parties in connection with obtaining and maintaining in effect the Permits required in connection with the Project, (vii) legal, engineering, accounting, construction, management and other professional fees incurred in the ordinary course of business in connection with the Project payable by the Borrower Parties (viii) “Reimbursable Expenses” as defined in the O&M Agreement and the Project Administration Agreement, respectively; provided, that “O&M Expenses” shall not include payments into the Debt Service Reserve Account.
“OB Approval Threshold” means each threshold set forth on Appendix E under the heading “OB Approval Threshold”.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“Officer’s Certificate” means, with respect to each Borrower Party, an officer’s certificate signed by an Authorized Officer of such Borrower Party in respect of such Borrower Party.
“Offtaker” means Southern California Edison Company, a California corporation.
“Operating Account” has the meaning set forth in the Accounts Agreement.
“Operating Agreements” means the O&M Agreement, the Energy Marketing Agreement, the Spare Parts Agreement and the Project Administration Agreement.
“Operating Budget” means, for, any Operating Year, the operating and O&M Expense budget forecasts for the Project showing the costs and expenses necessary to operate, service, maintain and repair the Project, which includes (i) a detailed line item breakdown of the total costs of the Project at a level of detail satisfactory to Administrative Agent, (ii) a detailed description of the methodology and all material assumptions used to produce such estimates and the Base Case Projections.
“Operating Performance” means the operating and performance parameters of the Project, including power production, fuel consumption and efficiency, heat rate information, availability, capacity, maintenance performed, outages, changes in operating status, inspections and any other significant events relating to the operation of the Project, including each Generating Unit.
“Operating Report” means an operations report prepared quarterly by the Borrower in accordance with Section 6.1(a)(e).
“Operating Year” means each calendar year (or portion thereof) occurring after the First Unit Operation Date and prior to the Term Maturity Date.

“Operators” means the O&M Operator, the Energy Marketer, the Spare Parts Supplier and the Project Administrator.
“Optional True-Up Date” has the meaning set forth in Section 2.1(e) of this Credit Agreement.
“Original Credit Agreement” has the meaning set forth in the recitals to this Credit Agreement.
“Originating Lender” has the meaning set forth in Section 11.11(d) of this Credit Agreement.
“Participating Bank” has the meaning set forth in Section 11.11(d) of this Credit Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either is, or at any time within the preceding five years has been, maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Performance Guarantees” has the meaning set forth in the Equipment Services Agreement.
“Permit” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.
“Permitted Indebtedness” has the meaning set forth in Section 7.21 of this Credit Agreement.
“Permitted Investments” has the meaning set forth in the Accounts Agreement.
“Permitted Lien” has the meaning set forth in the Collateral Agreement.
“Permitted Priority Liens” has the meaning set forth in the Collateral Agreement.
“Permitted Transfer” means any sale or other transfer of the indirect ownership in the Borrower to a Qualified Buyer, following not less than ten days prior written notice to the Administrative Agent (provided that no prior notice is required for any sale or other transfer which is the result of an equity issuance to the public of shares in NRG Yield, Inc. or NRG Yield LLC); provided, that: (1) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of any such transfer; (2) all material Permits with respect to such transfer have been obtained and are in full force and effect, and such transfer complies with all the material terms, conditions and requirements thereof; (3) such transfer complies with the material terms and conditions of each applicable Material Project Document; (4) such transfer complies with all material applicable Laws of any Governmental Authority having jurisdiction with respect thereto, including all federal and state securities laws; and (5) except in the case of any sale or other transfer which is the result of an equity issuance to the public of shares in NRG Yield, Inc. or NRG Yield LLC, the transferee has complied with the reasonable, and uniformly applied know-your-client requirements of the Lenders whose aggregate remaining Commitments plus aggregate outstanding principal amount of funded Loans exceed 85.0% of the total aggregate remaining Commitments plus the total aggregate principal amount of funded Loans of all Lenders.
“Person” means any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, or other enterprise or unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).
“Plans and Specifications” means the plans and specifications relating to the Project as set forth in or contemplated by the EPC Contracts.
“Pledge Agreements” means each of the Pledgor Pledge Agreement and the Borrower Pledge Agreement.
“Pledged Equity Interests” means the Equity Interests pledged pursuant to the relevant Pledge Agreement.
“Pledgor” means Natural Gas Repowering LLC, a limited liability company duly organized and existing under the laws of Delaware.
“Pledgor Closing Certificate” means a certificate, substantially in the form of Exhibit 12, dated the Closing Date, appropriately completed and duly executed by an Authorized Officer of the Pledgor.
“Pledgor Pledge Agreement” means the Pledge Agreement dated the Closing Date between the Pledgor and the Collateral Agent in respect of, inter alia, the Equity Interests of the Borrower.
“Prime Rate” means the per annum rate of interest established from time-to-time by the Administrative Agent as its prime rate, which rate may not be the lowest rate of interest charged by the Administrative Agent to its customers.
“Principal Payment Date” means each date on which principal of the Loans is due in accordance with the Amortization Schedule.
“Proceeds Account” has the meaning set forth in the Accounts Agreement.
“Procurement Sub” means NRG West Procurement Company LLC, Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.

“Project” means the engineering, construction, procurement, installation, testing, commissioning, operation, maintenance and ownership of the Facility to be located at the Site, including all buildings, structures and improvements erected on the Site, all alterations thereto or replacements thereof, all fixtures, attachments, equipment, machinery, parts and other articles which may from time-to-time be incorporated or installed in or attached thereto, all associated facilities (including all associated electrical, gas, steam and water interconnection, transmission, storage and treatment facilities), and all easements, leasehold interests, licenses, permits, contract rights and other real and personal property interests, in each case, now owned or hereafter acquired by the Borrower Parties or in which the Borrower Parties have any rights.
“Project Administration Agreement” means the Project Administration Services Agreement, dated as of March 31, 2011, among the Borrower, the Project Owner and the Project Administrator.
“Project Administrator” means NRG West Coast LLC, a Delaware limited liability company.
“Project Completion Date” means the date upon which all of the following events shall have occurred:
(i)    Unit Mechanical Completion (as defined in the BOP Contract) of each Unit (as defined in the BOP Contract) shall have occurred;
(ii)    the Project shall have been started up and operated, and Final Completion (as such term is defined in the Equipment Services Agreement) of each Unit (as such term is defined in the Equipment Services Agreement) shall have occurred;
(iii)    the Work (except for the Final Completion Punch List (as such term is defined in the BOP Contract) and the Final Punchlist (as such term is defined in the Equipment Services Contract)) items the total cost of which to complete shall not exceed $250,000) shall have been completed in accordance with the BOP Contract and the Equipment Services Contract, as the case may be, and in compliance with all applicable Laws and Permits, and all clearing, landscaping, lighting and paving of the Project site, and all ancillary construction, upgrades and improvements necessary for the operation of the Project as contemplated by the Transaction Documents, including the interconnection and transmission facilities contemplated by the Revenue Contracts, the Large Generator Interconnection Agreement and the SoCalGas Transportation Contract, shall have been completed;
(iv)    issuance to the Project Owner of a final permit to operate the Project by the South Coast Air Quality Management District;
(v)     the Borrower shall have delivered the Borrower Completion Certificate to the Administrative Agent;
(vi)    the Administrative Agent shall have received an executed counterpart of the Independent Engineer Completion Certificate; and

(vii)    the Commercial Operation Date.
“Project Costs” means (a) all costs and expenses incurred or to be incurred by the Borrower Parties to develop, finance, complete and start-up the Project and achieve the Project Completion Date (and complete all Punch List items) in the manner contemplated by the Transaction Documents, including all amounts payable to third parties under the Project Documents and other contracts for the supply of equipment or services relating to the construction of the Facility, all costs and expenses incurred in connection with the negotiation and preparation of the Transaction Documents, and all other expenses required for the financing, development, design, engineering, construction, equipment procurement, installation, start-up and initial operation of the Project that are properly capitalized or expensed in accordance with U.S. GAAP, (b) all Fees and interest payable on the Secured Obligations prior to the Term Conversion Date and (c) all O&M Expenses payable prior to the Term Conversion Date. “Project Costs” shall not include (a) payments of principal of any Indebtedness, (b) any indemnification payments to any Secured Party or (c) any payments of any kind to any Borrower Party or any Affiliate thereof other than (x) the letter of credit fees set forth in the First Amended Intercompany Note, dated as of July 1, 2010, issued by the Project Owner for the benefit of the Sponsor and the Third Amended and Restated Credit Agreement, dated as of June 30, 2010, among, inter alia, the Sponsor, as borrower, Citicorp North Amercia Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time, and (y) other amounts payable pursuant to the Affiliated Project Documents.
“Project Documents” means all contracts, agreements, side letters, leases, powers of attorney or other instruments or documents entered into or to be entered into by any Borrower Party in connection with the Project that are not Financing Documents.
“Project Labor Agreement” means the Project Labor Agreement, dated as of 2001, among El Segundo Power II LLC, the State Building and Construction Trades Council of California and its affiliated local unions who have executed the Project Labor Agreement.
“Project Owner” means El Segundo Energy Center LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.
“Project Participants” means each party (other than the Borrower) to any Project Document.
“Project Revenues” means, for any period, without duplication, the aggregate of (i) payments to the Borrower Parties under the Revenue Contracts plus (ii) interest accrued on, and other income derived from, the balance outstanding during such period in the Secured Accounts plus (iii) Business Interruption Proceeds plus (iv) the proceeds of any Delay Liquidated Damages plus (v) the proceeds of any Excess Fuel Consumption Liquidated Damages. For the avoidance of doubt, Project Revenues shall exclude (a) net amounts payable to the Borrower under any Hedging Agreements, (b) proceeds payable in respect of any insurance (other than business interruption insurance), (c) the proceeds of any Buy-down Proceeds and any liquidated damages payable to the Borrower Parties under any Operating Agreement in respect of performance deficiencies and (d) warranty or indemnity payments or damages payable to the Borrower Parties under any Project Document.

“Project Schedules” means, collectively, each project schedule attached to each EPC Contract on the Closing Date.
“Projected Amortization Schedule” means the percentage and notional amortization schedule attached hereto as Appendix C, as updated in accordance with Section 3.15 and 3.18(a).
“Projected Completion Date” means August 1, 2013 plus the number of days (if any) that the Substantial Completion Guaranteed Date (as defined in the Equipment Services Agreement) has been extended pursuant to a Change Order entered into in accordance with Section 7.15.
“Projected DSCR” means, for any applicable period, the ratio of (i) the expected CFADS for such period, to (ii) the Scheduled Debt Service for such period (including scheduled principal payments in respect of the Loans required to be paid during such period but excluding mandatory prepayments in respect of the Loans payable during such period pursuant to the Financing Documents) and the Assumed Interest Expense in respect of the Loans required to be paid during such period.
“Property” means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.
“PUHCA” has the meaning set forth in Section 5.12 of this Credit Agreement.
“Punch List” has the meaning set forth in the BOP Contract.
“Punch List Amount” has the meaning set forth in the Accounts Agreement.
“Qualified Buyer” means an entity that is wholly-owned by a Qualified Holder.
“Qualified Holder” means:
(i)an entity that, as of the date of the relevant Permitted Transfer, (A) has either (x) a long-term unsecured and unguaranteed credit rating of at least “BBB-” from S&P or “Baa3” from Moody’s or (y) a minimum net worth of $1 billion and (B) is a majority owner of one or more electric generating facilities that in the aggregate, have a nameplate capacity of 500 megawatts or more; or
(ii)an entity that is, as of the date of the relevant Permitted Transfer and at all times thereafter, an infrastructure fund, private equity fund, or other similar fund (including publicly traded entities commonly referred to as “yieldcos”) that is controlled (whether through ownership of voting securities, by contract, management agreement, or common directors, officers or trustees or otherwise) by a Qualified Manager.
“Qualified Manager” means an entity that (x) owns and manages assets that in the aggregate are valued in excess of $3 billion and owns and manages electric generating facilities that in aggregate have a nameplate capacity of 500 megawatts or more.
“Rate Swap Agreement” has the meaning set forth in the Collateral Agreement.

“Rate Swap Commencement Date” means the first Semi-Annual Date to occur after January 1, 2012.
“Rate Swap Confirmation” has the meaning set forth in the Collateral Agreement.
“Rate Swap Counterparty” has the meaning set forth in the Collateral Agreement.
“Rate Swap Transaction” has the meaning set forth in the Collateral Agreement.
“RCRA Facility Investigation Work Plan” means the RCRA Facility Investigation Work Plan, dated August 2007 (as revised June 23, 2008 and October 19, 2010, and as further revised, amended, supplemented or otherwise modified from time to time) prepared by Shaw Environmental, Inc. for El Segundo Power II LLC.
“Real Property Agreements” has the meaning set forth in the Collateral Agreement.
“Reference Banks” means those reference banks selected from time-to-time by ICE Benchmark Administration Limited (IBA) as the panel of banks that contribute to the fixing of US Dollar ICE LIBOR as set forth as of the Repricing Date at https://www.theice.com/iba/libor#panel-composition.
“Register” has the meaning set forth in Section 10.10 of this Credit Agreement.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System (or any successor).
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System (or any successor).
“Reissued Title Policy” has the meaning set forth in Section 4.6(a)(h)(i).
“Release” has the meaning set forth in the Collateral Agreement.
“Relevant Work Date” means, with respect to any amount to be paid to any M&M Party from proceeds of the Construction Loans, the date reasonably determined by Borrower in good faith and set forth on the Lien Waiver Report that the milestone or similar event entitling the M&M Party to such payment was achieved, the goods entitling such M&M Party to such payment were delivered to the site, the services entitling such M&M Party to such payment were performed at the site, or the work entitling such M&M Party to such payment was otherwise performed, as applicable.
“Remediation Work Plan” means the work plan agreed to among the Project Owner, El Segundo Power, LLC and the Environmental Remediation Contractor setting forth all corrective actions necessary or appropriate to satisfy the conditions and other requirements set forth in the EPA Letters.
“Repricing Date” means the date upon which each of the conditions precedent set forth in Section 4.17 of this Credit Agreement were satisfied or waived in writing by Administrative Agent with the consent of each Financing Party.
“Repricing Fee Letters” means each fee letter agreement executed as of the Repricing Date by and between the Borrower and each Financing Party.
“Required Equity Contribution” means the greater of (x) the positive difference between the aggregate amount of historical and projected Project Costs (including the Contingency) set forth in the then-applicable Construction Budget minus the sum of the Tranche A Loan Amount and the Tranche B Loan Amount and (y) 20% of the aggregate amount of historical and projected Project Costs (including the Contingency) set forth in the then-applicable Construction Budget.
“Requisite Financing Parties” means, at any time, Lenders holding at least:
(i)    50.1% of the sum of (A) the Tranche A Construction Commitment (or after the termination thereof, outstanding Tranche A Construction Loans or the Tranche A Term Loans, as applicable), (B) the Revolving Commitments (or after the termination thereof, outstanding Revolving Loans), (C) the DSR Commitments (or after the termination thereof, outstanding LC Loans in respect of any draws on the DSR Letters of Credit) and (D) the TALC Commitments (or after the termination thereof, outstanding LC Loans in respect of any draw on the TA Letters of Credit);
(ii)    50.1% of the Tranche B Construction Commitment (or after termination thereof, outstanding Tranche B Construction Loans or Tranche B Term Loans, as applicable); and
(iii)    66.6% of the sum of (A) the Tranche A Construction Commitment (or after the termination thereof, outstanding Tranche A Construction Loans or the Tranche A Term Loans, as applicable), (B) Tranche B Construction Commitment (or after termination thereof, outstanding Tranche B Construction Loans or Tranche B Term Loans, as applicable); (C) Revolving Commitments (or after the termination thereof, outstanding Revolving Loans), (D) the DSR Commitments (or after the termination thereof, outstanding LC Loans in respect of any draws on the DSR Letters of Credit) and (E) the TALC Commitments (or after the termination thereof, outstanding LC Loans in respect of any draw on the TA Letters of Credit).
“Requisite Revolver Lenders” means Revolver Lenders holding at least 50.1% of the aggregate outstanding principal amount of the Revolving Loans or, if no Revolving Loans have been made, at least 50.1% of the aggregate Revolving Commitments of all Revolver Lenders.
“Requisite TALC Participating Banks” means TALC Participating Banks holding at least 50.1% of the aggregate outstanding principal amount of the LC Loans resulting from a drawing on the TALC Letters of Credit or, if no LC Loans have been made, at least 50.1% of the aggregate LC Loan Commitments of all TALC Participating Banks.
“Requisite Tranche A Lenders” means Tranche A Lenders holding at least 50.1% of the aggregate outstanding principal amount of the Tranche A Construction Loans or the Tranche A Loans, as applicable, or, if no Tranche A Construction Loans have been made, at least 50.1% of the aggregate Tranche A Construction Loan Commitments of all Tranche A Lenders.
“Requisite Tranche B Lenders” means Tranche B Lenders holding at least 50.1% of the aggregate outstanding principal amount of the Tranche B Construction Loans or the Tranche B Term Loans, as applicable, or, if no Tranche B Construction Loans have been made, at least 50.1% of the aggregate Tranche B Construction Loan Commitments of all Tranche B Lenders.
“Requisite Term Lenders” means each of the Requisite Tranche A Lenders and the Requisite Tranche B Lenders.
“Requisition Date” has the meaning set forth in the Accounts Agreement.
“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time-to-time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate is to be determined, and (ii) any category of extensions of credit or other assets which include LIBOR Loans. The Adjusted LIBO Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.
“Restore” has the meaning set forth in the Collateral Agreement.
“Restricted Party” means a Person that is: (i) listed on, or owned or (directly or indirectly) Controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) Controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
“Restricted Payment” has the meaning set forth in Section 7.9 of this Credit Agreement.
“Retainage Escrow Agreement” means the Escrow Agreement dated May 18, 2011 among the Project Owner, the BOP Contractor and California Bank & Trust.

“Revenue Contracts” means (i) the Tolling Agreement and (ii) at all times after the execution thereof, each Additional Material Project Document specified in subpart (iii) of the definition thereof.
“Revised Site Agreements” has the meaning set forth in Section 6.8(a) of this Credit Agreement.
“Revolver Availability Period” means the period commencing on the Closing Date and ending on the earlier to occur of (i) the termination of the Revolving Commitment pursuant to the provisions of this Credit Agreement, and (ii) the seventh anniversary of the Closing Date.
“Revolver Lender” means each Lender that has a Revolving Commitment or Revolving Loans.
“Revolver Maturity Date” has the meaning set forth in Section 2.3(f) of this Credit Agreement.
“Revolving Amount” has the meaning set forth in Section 2.3(a) of this Credit Agreement.
“Revolving Commitment” means, as to any Lender, the applicable percentage set forth opposite such Lender’s name in Appendix F to this Credit Agreement under the heading “Revolving Commitment” multiplied by the Revolving Amount.
“Revolving Facility” has the meaning set forth in Section 2.3(a) of this Credit Agreement.
“Revolving Loans” has the meaning set forth in Section 2.3(b) of this Credit Agreement.
“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities, including the OFAC Laws.
“Sanctions Authorities” means (i) the United States; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State, and HMT.
“Sanctions List” means the OFAC SDN List, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“Sanctions Violation” has the meaning assigned to such term in Section 7.2.
“Scheduled Debt Service” means, in respect of any DSCR Calculation Period, the sum of (i) the aggregate amount of interest paid during such DSCR Calculation Period (or, as applicable, the Assumed Interest Expense for such DSCR Calculation Period) plus (ii) the aggregate amount of Fees paid (or, as applicable, projected to be paid) during such DSCR Calculation Period plus (iii) the aggregate amount of amortized principal of the Loans paid (or, as applicable, required to be paid) during such DSCR Calculation Period.
“Second Reissued Title Policy” has the meaning set forth in Section 6.8(b) of this Credit Agreement.
“Secured Accounts” has the meaning set forth in the Collateral Agreement.
“Secured Parties” has the meaning set forth in the Collateral Agreement.
“Secured Obligations” has the meaning set forth in the Collateral Agreement.
“Security Agreements” means (a) the Security Agreement dated the Closing Date between the Borrower and the Collateral Agent, (b) the Security Agreement dated the Closing Date between the Procurement Sub and the Collateral Agent and (c) the Security Agreement dated the Closing Date between the Project Owner and the Collateral Agent.
“Security Documents” has the meaning set forth in the Collateral Agreement.
“Semi-Annual Dates” means the last day of each of August and February; provided, that if a payment is required to be made on a Semi-Annual Date and such last day is not a Business Day, then such payment shall be made in accordance with the Modified Business Day Convention.
“Site” means the site upon which the Project will be installed, together with any fixtures and civil works constructed thereon and any other easements, licenses and other real property rights and interests required for the installation and operation of the Project, including the land referred to in the Site Agreements and the Real Property Agreements.
“Site Agreements” means , collectively, (i) the Amended and Restated Ground Lease and Easement Agreement, dated as of  July 15, 2011, by and between El Segundo Power LLC and Project Owner, a memorandum of which was recorded on  August 19, 2011, in the Los Angeles County Recorder’s Office as document number  20111121480, (ii) the Amended and Restated Easement Agreement , dated as of  July 15, 2011, by and between El Segundo Power II LLC and the Project Owner, which was recorded on August 19, 2011, in the Los Angeles County Recorder’s Office as document number 20111121480, (iii) the Land Lease, dated as of July 1, 2010, as amended by the First Amendment to Land Lease, dated as of September 22, 2010, by and between First Industrial, L.P. and the Project Owner, (iv) the License Agreement, dated April 27, 2011, by and between Chevron Products Company and the Project Owner, and (v) the License Agreement, dated as of March 31, 2011, by and between Long Beach Generation LLC and the Project Owner.

“Site Owners” means, collectively, (i) El Segundo Power LLC and (ii) El Segundo Power II LLC.

“SoCalGas Transportation Contract” has the meaning set forth in the Tolling Agreement.

“Spare Parts Agreement” means the Program Parts, Miscellaneous Hardware, Program Management Services and Scheduled Outage Services Contract, dated February 11, 2011, between the Project Owner and the Spare Parts Supplier.
“Spare Parts Supplier” means Siemens Energy, Inc., a Delaware corporation.
“Specified Letter of Credit” means each LGIA Letter of Credit, DSR Letter of Credit and the TA Letter of Credit.
“Sponsor” means NRG Energy, Inc. or, upon any Permitted Transfer, one or more Qualified Holders.
“Stop Notice” has the meaning provided under California Civil Code Section 3103.
“Subsequent Purchaser” has the meaning set forth in Section 6.8(b) of this Credit Agreement.
“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Substantial Completion” has the meaning set forth in the Services Agreement.
“Swap Definitions” means the 2006 ISDA® Definitions, as published by the International Rate Swaps and Derivatives Association, Inc.
“Taking” means any circumstance or event, or series of circumstances or events (including an Expropriation Event), in consequence of which the Project or any portion thereof is condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise. The term “Taken” shall have a correlative meaning.
“TALC Availability Period” means the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date.
“TALC Commitment” means, as to any TALC Participating Bank, the applicable percentage set forth opposite such Participating Bank’s name in Appendix F to this Credit Agreement under the heading “TALC Percentage” multiplied by the TALC Facility Amount.
“TALC Issuing Bank” prior to May 16, 2014, means The Royal Bank of Scotland plc, and on and after May 16, 2014, means DNB Bank ASA, New York Branch, or its permitted successors or assigns.

“TALC Facility” has the meaning set forth in 2.4(a) of this Credit Agreement.
“TALC Facility Amount” has the meaning set forth in 2.4(a) of this Credit Agreement.
“TALC Maturity Date” has the meaning set forth in Section 2.4(e) of this Credit Agreement.
“TALC Participating Amount” has the meaning set forth in Section 3.25(g) of this Credit Agreement.
“TALC Participating Bank” means each Lender having a TALC Percentage.
“TALC Participation” means, in respect of any TALC Participating Bank as of any day, the aggregate face amount of all TA Letters of Credit multiplied by such TALC Participating Bank’s TALC Percentage.
“TALC Percentage” means, in respect of each TALC Participating Bank, the percentage set forth under the heading “TALC Percentage” and opposite such TALC Participating Bank’s name on Appendix F.
“TA Letters of Credit” has the meaning set forth in 2.4(b) of this Credit Agreement.
“Term Conversion” means the conversion of the Construction Loans into Term Loans on the Term Conversion Date.
“Term Conversion Date” means the date on which the conditions precedent set forth in Section 4.6 of this Credit Agreement are satisfied and Term Conversion occurs.
“Term Facility” has the meaning set forth in Section 2.2(c) of this Credit Agreement.
“Term Lender” means each Lender that has a Term Loan Commitment or Term Loans.
“Term Loans” has the meaning set forth in Section 2.2(c) of this Credit Agreement.
“Term Loan Commitment” means, as to any Lender, (a) prior to the Repricing Date, the sum of an amount equal to the aggregate amount of Construction Loans of such Lender as of the Term Conversion Date (after giving effect to any Borrowing of Construction Loans on such date in accordance with Section 2.1 of this Credit Agreement and any prepayment of Construction Loans on such date in accordance with 3.16 or 3.17 of this Credit Agreement, and (b) on and after the Repricing Date, the sum of the amount listed in (a) in this definition and the Incremental Tranche A Amount.
“Term Maturity Date” has the meaning set forth in Section 2.2(e) of this Credit Agreement.
“Term Note” means each Note issued as evidence of one or more Term Loans.

“Termination Amount” means, in respect of any Rate Swap Transaction, the amount payable pursuant to Section 6(e) of the 1992 ISDA® Master Agreement or 2002 ISDA® Master Agreement (as applicable).
“33-06 Endorsement” means the ALTA Form 33-06 title insurance endorsement in the form attached to and made a part of the Title Policy.
“32-06 Endorsement” means means the ALTA Form 32-06 title insurance endorsement in the form attached to and made a part of the Title Policy.
“Title Indemnity” means the Title Indemnity and Guaranty Agreement, dated the Closing Date, by Natural Gas Repowering LLC in favor of the Collateral Agent.
“Title Insurance Company” has the meaning set forth in the Collateral Agreement.
“Title Policy” has the meaning set forth in the Collateral Agreement.
“Title Policy Amount” has the meaning set forth in the Collateral Agreement.
“Tolling Agreement” means the Amended and Restated Power Purchase Tolling Agreement, dated August 24, 2010, between the Offtaker and the Project Owner, as amended by the Amendment No. 1 thereto dated on or about the Closing Date.
“Tranche” means the tranche of Loan determined with regard to the credit facility under which such Loan was issued, i.e., whether a Tranche A Construction Loan, Tranche B Construction Loan, Tranche A Term Loan, Tranche B Term Loan, Revolving Loan or LC Loan.
“Tranche A Construction Facility” has the meaning set forth in Section 2.1(a) of this Credit Agreement.
“Tranche A Construction Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (i) the full utilization of the Tranche A Construction Loan Commitments of the Tranche A Lenders, (ii) the Date Certain, (iii) the Term Conversion Date and (iv) the termination of the Tranche A Construction Loan Commitments pursuant to the provisions of this Credit Agreement.
“Tranche A Construction Loan Commitment” means, as to any Lender, the applicable percentage set forth opposite such Lenders’ name in Appendix F to this Credit Agreement under the heading “Tranche A Construction Loan Commitment” multiplied by the (a) at all times prior to the date of the initial Borrowing of the Construction Loans, $480,000,000 and (b) at all times on and after the initial Borrowing of the Construction Loans, the lesser of (x) $480,000,000 and (y) the Tranche A Loan Amount.
“Tranche A Construction Loans” has the meaning set forth in Section 2.1(c) of this Credit Agreement.

“Tranche A Deferred Principal Amount” has the meaning set forth in Section 3.15(c) of this Credit Agreement.
“Tranche A Lender” means each Lender that has a Tranche A Construction Loan Commitment or that holds a Tranche A Construction Loan or a Tranche A Term Loan.
“Tranche A Loan Amount” has the meaning set forth in Section 3.14(a).
“Tranche A Notional Amortization” has the meaning set forth in Section 3.14(a).
“Tranche A Percentage Amortization” has the meaning set forth in Section 3.14(c).
“Tranche A Term Facility” has the meaning set forth in Section 2.2(a) of this Credit Agreement.
“Tranche A Term Loans” means collectively the Initial Tranche A Term Loans and the Incremental Tranche A Term Loans.
“Tranche B Construction Facility” has the meaning set forth in Section 2.1(b) of this Credit Agreement.
“Tranche B Construction Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (i) the full utilization of the Tranche B Construction Loan Commitments of the Tranche B Lenders, (ii) the Date Certain, (iii) the Term Conversion Date and (iv) the termination of the Tranche B Construction Loan Commitments pursuant to the provisions of this Credit Agreement.
“Tranche B Construction Loan Commitment” means, as to any Lender, the applicable percentage set forth opposite such Lenders’ name in Appendix F to this Credit Agreement under the heading “Tranche B Construction Loan Commitment” multiplied by the Tranche B Loan Amount.
“Tranche B Construction Loans” has the meaning set forth in Section 2.1(c) of this Credit Agreement.
“Tranche B Deferred Principal Amount” has the meaning set forth in Section 3.15(c) of this Credit Agreement.
“Tranche B Lender” means each Lender that has a Tranche B Construction Loan Commitment or that holds a Tranche B Construction Loan or a Tranche B Term Loan.
“Tranche B Loan Amount” has the meaning set forth in Section 2.1(b) of this Credit Agreement.
“Tranche B Term Facility” has the meaning set forth in Section 2.2(b) of this Credit Agreement.

“Tranche B Term Loans” has the meaning set forth in Section 2.2(c) of this Credit Agreement.
“Transaction Documents” means, collectively, the Project Documents and the Financing Documents.
“Transfer Date Certificate” means has the meaning set forth in the Accounts Agreement.
“True-Up Distributions” has the meaning set forth in Section 7.9(c) of this Credit Agreement.
“True-Up Drawings” has the meaning set forth in Section 2.1(e) of this Credit Agreement.
“Type” means the type of Loan determined with regard to the interest option applicable thereto, i.e., a Base Rate Loan or a LIBOR Loan.
“Unavailable Commitment” means, at any time and in respect of any Credit Facility and any Financing Party, the aggregate Commitment of such Financing Party under such Credit Facility that is not available at such time as a result solely of the fact that the Term Conversion Date or the Initial Delivery Date has not theretofore occurred.
“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unfunded Pension Liability” of any Pension Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” means the Uniform Commercial Code as adopted in any applicable jurisdiction.
“United States” and “U.S.” shall each mean the United States of America.
“Unutilized Commitment” means, in respect of any Credit Facility and any Financing Party, the aggregate Commitment of such Financing Party less the Unavailable Commitment of such Financing Party in respect of such Credit Facility less the aggregate principal amount of all Loans or the aggregate (or, in the case of the TALC Facility, the relevant TALC Participating Bank’s pro rata share of the aggregate) stated amount of all Specified Letters of Credit made or issued by (or, in the case of the TALC Facility, purchased by) such Financing Party under such Credit Facility (as applicable).

“USEPA” means the United States Environmental Protection Agency.
“U.S. GAAP” means generally accepted accounting principles applied on a consistent basis in the United States (except to the extent approved or required by the independent public accountants certifying such statements and disclosed therein).
“U.S.A. Patriot Act” means the U.S.A. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009).
“Voluntary Bankruptcy Event” means, with respect to any Person, (i) the institution by such Person of a voluntary case seeking liquidation or reorganization under any Debtor Relief Law, (ii) the consent by such Person to the institution of an involuntary case against it under any Debtor Relief Law, (iii) the application by such Person for, or the consent or acquiescence of such Person to, the appointment of a receiver, liquidator, sequestrator, trustee or other officer with similar powers, (iv) the making by such Person of an assignment of its assets for the benefit of creditors or (v) the admission of such Person in writing of its inability to pay its debts generally as they become due.
“Work” has the respective meanings provided in the EPC Contracts.
2.    Rules of Interpretation. In each Financing Document, unless otherwise indicated:
(a)    each reference to, and the definition of, any document (including any Financing Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time-to-time in accordance with its terms and, to the extent applicable, the terms of this Credit Agreement;
(b)    each reference to a Law or Permit shall be deemed to refer to such Law or Permit as the same may be amended, supplemented or otherwise modified from time-to-time;
(c)    any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities;
(d)    references to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively;
(e)    all references to the “Preamble”, “Recitals”, a “Section,” an “Appendix,” a “Schedule” or an “Exhibit” in a Financing Document are to the preamble, recitals or relevant section of such Financing Document or to the relevant appendix, schedule or exhibit attached thereto;

(f)    the table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of such Financing Document;
(g)    defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;
(h)    the words “hereof,” “herein” and “hereunder,” and words of similar import, when used in any Financing Document, shall refer to such Financing Document as a whole and not to any particular provision of such Financing Document;
(i)    the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;
(j)    where the terms of any Financing Document require that the approval, opinion, consent or other input of any Secured Party be obtained, such requirement shall be deemed satisfied only where the requisite approval, opinion, consent or other input is given by or on behalf of the relevant party in writing;
(k)    where the terms of any Financing Document require or permit any action to be taken by the Collateral Agent, such action shall be taken strictly in accordance with the applicable provisions of the relevant Financing Documents; and
(l)    any reference to a document shall be deemed to include all exhibits, annexes, appendices and schedules thereto.

Appendix B

KEY TERMS OF THE FINANCING

Tranche A Loan Amount:    Determined in accordance with Section 3.14(a)
Tranche B Loan Amount:    $60,000,000
Revolving Amount:    $1,500,000
TALC Facility Amount:    $30,140,000 (prior to the commencement of the Delivery Period
(as such term is defined in the Tolling Agreement))/$90,000,000(thereafter)
DSR Facility Amount    $48,000,000
Required Equity Contribution Amount    Determined in accordance with the definition thereof.
Date Certain:    January 28, 2014
Term Maturity Date:    August 31, 2023
Revolver Maturity Date:    7th anniversary of Closing Date Or, if earlier, the termination of the Revolving Commitment pursuant to the Credit Agreement.
TALC Maturity Date:    7th anniversary of Closing Date
DSR Maturity Date:    7th anniversary of Closing Date

Applicable Margin
Tranche	Period	Applicable Margin
Tranche A Construction Loans Revolving Loans TALC LC Loans	Closing Date through but excluding the Term Conversion Date	LIBO Rate: 2.25% Base Rate: 1.25%
Tranche B Construction Loans	Closing Date through but excluding the Term Conversion Date	LIBO Rate: 2.75% Base Rate: 1.75%
Tranche A Term Loans Revolving Loans TALC LC Loans	Term Conversion Date through but excluding the Repricing Date	LIBO Rate: 2.25% Base Rate: 1.25%
Tranche A Term Loans Revolving Loans TALC LC Loans	Repricing Date through and including August 31, 2017	LIBO Rate: 1.625% Base Rate: 0.625%
Tranche A Term Loans Revolving Loans TALC LC Loans	September 1, 2017 through and including August 31, 2020	LIBO Rate: 1.75% Base Rate: 0.75%
Tranche A Term Loans	September 1, 2020 through and including the Term Maturity Date	LIBO Rate: 1.875% Base Rate: 0.875%
Tranche B Term Loans DSR LC Loans	Term Conversion Date through but excluding the Repricing Date	LIBO Rate: 2.875% Base Rate: 1.875%
Tranche B Term Loans DSR LC Loans	Repricing Date through and including August 31, 2017	LIBO Rate: 2.25% Base Rate: 1.25%
Tranche B Term Loans DSR LC Loans	September 1, 2017 through and including August 31, 2020	LIBO Rate: 2.375% Base Rate: 1.375%
Tranche B Term Loans	September 1, 2020 through and including the Term Maturity Date	LIBO Rate: 2.50 % Base Rate: 1.50%

Borrowing Minimum:    $1,000,000
Borrowing Multiple:    $100,000

Appendix C

PROJECTED AMORTIZATION SCHEDULE

DATE	Tranche A %	Tranche B %	Tranche A $	Tranche B $
September 30, 2013	NA	NA	NA	NA
October 31, 2013	NA	NA	NA	NA
November 30, 2013	NA	NA	NA	NA
December 31, 2013	NA	NA	NA	NA
January 31, 2014	NA	NA	NA	NA
February 28, 2014	NA	NA	NA	NA
August 31, 2014	NA	NA	NA	NA
February 28, 2015	NA	NA	NA	NA
August 31, 2015	0.983%	0.50%	$ 4,229,240.90	$ 300,000.00
February 28, 2016	6.420%	0.50%	$ 27,630,655.91	$ 300,000.00
August 31, 2016	3.261%	0.50%	$ 14,035,256.67	$ 300,000.00
February 28, 2017	6.517%	0.50%	$ 28,046,244.73	$ 300,000.00
August 31, 2017	3.376%	0.50%	$ 14,531,020.83	$ 300,000.00
February 28, 2018	7.103%	0.50%	$ 30,569,942.90	$ 300,000.00
August 31, 2018	3.769%	0.50%	$ 16,220,222.81	$ 300,000.00
February 28, 2019	7.361%	0.50%	$ 31,679,283.56	$ 300,000.00
August 31, 2019	3.833%	0.50%	$ 16,498,295.56	$ 300,000.00
February 28, 2020	7.870%	0.50%	$ 33,871,576.96	$ 300,000.00
August 31, 2020	4.392%	0.50%	$ 18,902,309.59	$ 300,000.00
February 28, 2021	8.422%	0.50%	$ 36,246,747.36	$ 300,000.00
August 31, 2021	4.769%	0.50%	$ 20,525,239.15	$ 300,000.00
February 28, 2022	8.998%	0.50%	$ 38,727,019.15	$ 300,000.00
August 31, 2022	5.398%	0.50%	$ 23,229,942.76	$ 300,000.00
February 28, 2023	10.042%	0.50%	$ 43,220,293.80	$ 300,000.00
August 31, 2023	7.485%	90.50%	$ 32,215,003.56	$54,300,000.00
Total	100.0%	100.0%	$430,378,296.20	$60,000,000.00

Appendix D

SPECIFIED LETTERS OF CREDIT

1.    TA Letter of Credit

Beneficiary:    Southern California Edison Company
Relevant Contractual Provision:    Section 13.02 of Tolling Agreement
Stated Amount:     $30,140,000 prior to the Initial Delivery Date
$90,000,000.00 on and after the Initial Delivery Date
Posting Term (per Project Document):    Closing Date through last day of Delivery Period
Expiration Date:    7th anniversary of Closing Date
Renewals:    None.
Form    Appendix 13.04.02 of Tolling Agreement

2.    LGIA Letter of Credit

Beneficiary:    CAISO
Relevant Contractual Provision:    Section 11.5 of Large Generator Interconnection Agreement
Stated Amount:    Up to $10,000,000
Posting Term (per Project Document):    Closing Date until completion of all works under the LGIA
Expiration Date:    Term Conversion Date
Renewals:    None
Form    Exhibit 18 hereto

3.    DSR Letter of Credit

Beneficiary:    Administrative Agent
Relevant Contractual Provision:    Accounts Agreement
Stated Amount:    Proportionate share of up to $48,000,000
Posting Term (per Project Document):    N/A
Expiration Date:    7th anniversary of Closing Date

Renewals:    Yes
Form    Exhibit 11 of the Collateral Agreement

Appendix E

CB/OB APPROVAL THRESHOLDS

A. CB Approval Thresholds

Any reduction of the Contingency below $64,200,000 on or prior to the date of the initial Borrowing of the Construction Loans.	Requisite Financing Parties.
Reallocation of the Contingency to pay for Change Orders permitted under this Credit Agreement.	None.
Reallocation of the Contingency to pay for fees and expenses of advisors and consultants (including legal counsel) incurred as contemplated by the Transaction Documents in excess of the amounts then budgeted.
None.
Application of cost-savings from any completed Construction Budget category (which completion has been confirmed by the Independent Engineer) to one or more other Construction Budget categories.	Prior written confirmation from Independent Engineer that Construction Budget category has been completed, such confirmation not to be unreasonably withheld, conditioned or delayed
Reallocation of cost savings from a fixed price line item (based upon an executed contract for that fixed price item) to one or more other Construction Budget categories.	Prior written approval of Independent Engineer, such approval not to be unreasonably withheld, conditioned or delayed
Reallocation of the Contingency to other Construction Budget categories.
Prior written consent of Independent Engineer.
If the aggregate amount of Contingency theretofore allocated to Change Orders, consultant fees or other Construction Budget categories since the date of this Credit Agreement equals or is less than $30,000,000, prior written notice to Administrative Agent.
If the aggregate amount of Contingency theretofore allocated to Change Orders, consultant fees or other Construction Budget categories since the date of this Credit Agreement exceeds $30,000,000, the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

B. OB Approval Thresholds

Increase in the aggregate amount of O&M Expenses set forth in any Operating Budget in respect of the period covered thereby above 115% of the aggregate amount of O&M Expenses set forth in the Base Case Model in respect of such period.
Prior written approval of the Administrative Agent, in consultation with the Independent Engineer.
Decrease in the aggregate forecast Project Revenues set forth in any Operating Budget in respect of the period covered thereby below 85% of the aggregate amount of Project Revenues set forth in the Base Case Model in respect of such period.
Prior written approval of the Administrative Agent, in consultation with the Independent Engineer.
Decrease in the forecast CFADS set forth in any Operating Budget in respect of the period covered thereby below 85% of the forecast CFADS set forth in the Base Case Model in respect of such period.	Prior written approval of the Administrative Agent, in consultation with the Independent Engineer.

Appendix F

COMMITMENTS2

Lender and/or Issuing Bank	Tranche A Construction Loan Commitment	Incremental Tranche A Commitment	Tranche B Construction Loan Commitment	Revolving Commitment	TALC Percentage	DSR Commitment
Credit Agricole Corporate and Investment Bank	0.21%		16.67%	0.00%	23.33%	8.33%
Mizuho Bank, Ltd.	1.67%		0.00%	0.00%	0.00%	79.17%
ING Capital LLC	5.83%	100%	33.00%	0.00%	27.78%	12.50%
MUFG Union Bank, N.A.	8.33%		16.67%	0.00%	0.00%	0.00%
CoBank, ACB	14.02%		0.00%	0.00%	0.00%	0.00%
DNB Capital LLC	8.99%		0.00%	0.00%	0.00%	0.00%
DNB Bank ASA, New York Branch	0.00%		0.00%	0.00%	27.78%	0.00%
Landesbank Hessen Thüringen Girozentrale, New York Branch	8.96%		0.00%	0.00%	0.00%	0.00%
Societe Generale	1.67%		8.33%	0.00%	0.00%	0.00%
Sumitomo Mitsui Trust Bank, Limited, New York Branch	4.79%		0.00%	0.00%	0.00%	0.00%
Sumitomo Mitsui Banking Corporation	6.88%		0.00%	0.00%	0.00%	0.00%
Santander Bank	6.88%		0.00%	0.00%	0.00%	0.00%
The Bank of Nova Scotia	1.88%		0.00%	100.00%	21.11%	0.00%
CIT Bank	0.00%		25.00%	0.00%	0.00%	0.00%
Associated Bank, N.A.	5.21%		0.00%	0.00%	0.00%	0.00%
Credit Industriel et Commercial	6.85%		0.00%	0.00%	0.00%	0.00%
Landesbank Baden-Wuerttemberg, New York Branch	8.33%		0.00%	0.00%	0.00%	0.00%
DekaBank Deutsche Girozentrale	9.51%		0.00%	0.00%	0.00%	0.00%
Total	100.00%		100.00%	100.00%	100.00%	100.00%

2 NOTE TO DRAFT: Updated as of 5/11/15.

Appendix G

NOTICES

Administrative Agent

ING CAPITAL LLC

Payment/Loan Service Matters:
1325 Avenue of the Americas
New York, NY 10019
Attn:    Patrick Kennedy
Tel:     (646) 424-8235
Fax:     (646) 424-8223
Email:      Patrick.Kennedy@ing.com

Credit Matters:
1325 Avenue of the Americas
New York, NY 10019
Attn:    Sven Wellock
Tel:     (646) 424-7204
Fax:     (646) 424-6440
Email:      Sven.Wellock@ing.com

AA Disbursement Account

Not applicable.

AA Payment Account

Pay to:        JPMorgan Chase New York, New York
ABA:        0210-0002-1
Account Name:    ING Capital LLC/Loans Agency NY
Account:        066-297-311
Ref:            NRG West Holdings - El Segundo
Attention:        Patrick Kennedy

Borrower

NRG West Holdings LLC
211 Carnegie Center

Princeton, NJ 08540-61213
Attn:     Senior Vice President and Treasurer
Fax:     (609) 524-4501

With a copy to:

NRG West Holdings LLC
211 Carnegie Center
Princeton, NJ 08540-61213
Attn:     General Counsel

NRG West Holdings LLC
100 California Street, Suite 650
San Francisco, CA 94111
Attn: Sean P. Beatty, Regional General Counsel, West
Tel: (415) 627-1639
E-mail: sean.beatty@nrg.com

Lenders

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

Applicable Lending Office and Notice Office
1301 Avenue of the Americas
New York, NY  10019-6022
Attn:    Fred Petit
Tel:    (212) 261-7332
Fax:    (917) 849-5455

MIZUHO BANK, LTD.

Applicable Lending Office and Notice Office
Harborside Financial Center
1800 Plaza Ten
Jersey City, NJ 07311
Attn:    Maxine Bunbury
Tel:    (201) 626-9139
Fax:    (201) 626-9935
Email:    maxine.bunbury@mizuhocbus.com

ING CAPITAL LLC

Applicable Lending Office and Notice Office

Payment/Loan Service Matters:

1325 Avenue of the Americas
New York, NY 10019
Attn:    Patrick Kennedy
Tel:     (646) 424-8235
Fax:     (646) 424-8223
Email:      Patrick.Kennedy@ing.com

Credit Matters:
1325 Avenue of the Americas
New York, NY 10019
Attn:    Sven Wellock
Tel:     (646) 424-7204
Fax:     (646) 424-6440
Email:      Sven.Wellock@ing.com

If sent electronically, with a copy to:

Stefano Palombo
Email:    stefano.palombo@ing.com

Julie Chu
Email:    Julie.chu@americas.ing.com

MUFG UNION BANK, N.A.

Applicable Lending Office and Notice Office
445 S. Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attn:    Kevin Zitar, Senior Vice President
Tel:    (213) 236-5503
Fax:    (213) 236-4096
E-mail:    Kevin.Zitar@unionbank.com

Landesbank Baden-Wuerttemberg, New York Branch

Applicable Lending Office and Notice Office

Credit Matters:
Arndt Bruns
Landesbank Baden-Württemberg,
New York Branch
280 Park Avenue, 31st Floor
New York, NY 10017
Phone: (212) 584-1756
e-mail: arndt.bruns@lbbwus.com

Anke Hoffmann
Landesbank Baden-Württemberg,
Germany
Humboldstrasse 25
04105 Leipzig, Germany
Phone: +49-341-220-39342
e-mail: anke.hoffmann@lbbw.de

Christian Moegel
Landesbank Baden-Württemberg,
Germany
Am Hauptbahnhof 2
70173 Stuttgart, Germany
Phone: +49-711-127-49674
e-mail: Christian.moegel@lbbw.de

Operations Matters:

William Gonzalez
Landesbank Baden-Württemberg
New York Branch
280 Park Avenue, 31st Floor West
New York, NY 10017
Phone: (212) 584-1728
Fax: 212-574-1729
E-mail: William.Gonzalez@lbbwus.com; loanadm@lbbwus.com

Doreen Klingenbeck
Landesbank Baden-Württemberg
New York Branch
280 Park Avenue, 31st Floor West
New York, NY 10017
Phone: (212) 584-1727
E-mail: Doreen.klingenbeck@lbbwus.com; loanadm@lbbwus.com

Credit Industriel et Commercial

Applicable Lending Office and Notice Office
4 rue Gaillon
75107 Paris Cedex 02
France
Attn: Mark Palin / Philippe Ginestet / Jean-Baptiste Larthe
Tel: 33 1 42 66 76 27 / 33 1 42 66 77 26 / 33 1 42 66 75 44
Fax: 33 1 42 66 78 38 / 33 1 42 66 78 97

Email: mark.palin@cicny.com / philippe.ginestet@cic.fr / Jeanbaptiste.larthe@cic.fr

Siemens Financial Services, Inc.

Applicable Lending Office
170 Wood Avenue South
Iselin, NJ 08830
Attn:     Kevin Keaton
Tel:     (732) 590-6563
Fax:     (919)374-9105
E-Mail: SFSPOPS.SFS@siemens.com

with a copy to:

170 Wood Avenue South
Iselin, NJ 08830
Attn:     April Greaves-Bryan
Tel     (732) 476-3443
Fax     (919)374-9105
E-Mail: SFSPOPS.SFS@siemens.com

Notice Office
400 Interstate North Pkwy, Suite 1150
Atlanta, GA 30339
Attn:     Mark Brewer
Tel:    (770) 370-2230
Fax:    (770) 370-2234
E-Mail: Energy.SFS@siemens.com

associated Bank, N.A.

Applicable Lending Office
176 Snelling Ave. N
St. Paul, MN 55104
Attn:     Cheri Smith
Tel:     (651) 523-6453
Fax:     (651) 523-6462
Email: Cheri.Smith@associatedbank.com

Notice Office
2870 Holmgren Way
Green Bay, WI 54301
Attn:     Julie Nelson
Tel:     (920) 405-2840

Fax:     (920) 405-2799
Email: Julie.Nelson@associatedbank.com

SOCIETE GENERALE

Applicable Lending Office
Sabryna El Khemir
Societe Generale
----------------1221 Avenue of the Americas
New York, New York  10020
Tel:     (212) 278 - 5666
Fax:     (212) 278 - 6136
E-mail: sabryna.el-khemir@sgcib.com

Notice Office
Annette Megargel
Société Générale
480 Washington Blvd. -20th floor
Jersey City, NJ 07310
Tel:     201-839-8450
Fax:     201-839-8115
E-mail:  annette.megargel@sgcib.com

SUMITOMO MITSUI BANKING CORPORATION

Applicable Lending Office
277 Park Avenue
New York, NY 10172
Attn:     Anna Lapinska
Tel:     (212) 224-4003
Fax:     (212) 224-5222
Email: alapinska@smbclf.com

Attn:     Van Dao
Tel:     (212) 224-4389
Fax:     (212) 224-5222
Email: vdao@smbclf.com

Notice Office
277 Park Avenue
New York, NY 10172
Attn:     Antonette Mendoza
Tel:     (212) 224-4786

Fax:     (212) 224-4391
Email: antonette_mendoza@smbcgroup.com

LANDESBANK HESSEN THÜRINGEN GIROZENTRALE, NEW YORK BRANCH

Applicable Lending Office and Notice Office

420 Fifth Avenue
New York, NY 10018-2729
Attention: David Leech (credit notices)
Tel:     212-703-5303
Fax:     212-703-5256
Email:     david.leech@helabany.com

Gudrun Dronca (operational notices)
Tel:     212-703-5244
Fax:     212-703-5256
Email:     gudrun.dronca@helabany.com

DekaBank Deutsche Girozentrale

Applicable Lending Office
DekaBank Deutsche Girozentrale
Hahnstrasse 55
60528 Frankfurt (Main)
Germany
Attn: Mrs. Stefania Merletti-Iwanowsky
Phone: +49-69-7147-2349
Fax: +49-69-7147-5087
Email: kredit-support.kreditservice@deka.de

Notice Office
DekaBank Deutsche Girozentrale
Mainzer Landstrasse 16
60325 Frankfurt (Main)
Germany
Attn: Mr. Hendrik Buettner
Phone: +49-69-7141-7514
Fax: +49-69-7147-3809
Email: international-finance@deka.de / hendrik.buettner@deka.

SANTANDER BANK

Applicable Lending and Notice Office
Santander Bank
450 Penn Street
Reading, PA 19602
Attn:    Susan Kissinger, COML Ops Specialist
Tel:     610-988-1617
Fax:    484-338-2831
Email:    participations@sovereignbank.com

with a copy to:

Santander Bank
75 State Street
Boston, MA 02109
Attn:     Robert Lanigan, Senior Global Banker
Tel:     617-346-7384
Fax:    617-757-3567
Email:    rlanigan@sovereignbank.com

Santander Bank
75 State Street
Boston, MA 02109
Attn:     Daniela Hofer, Global Banker
Tel:     617-346-7365
Fax:     617-757-3567
Email: dhofer@sovereignbank.com

Santander Investment Securities Inc
45 East 53rd Street
New York, NY 10022
Attn:     Manuel Garcia Lizasoain, Assistant Vice President
Tel:     212-583-4639
Fax:     212-407-7850
Email: mgarcializasoain@santander.us

Banco Santander SA - New York Branch
45 East 53rd Street
New York, NY 10022
Attn:     Manuel Perez, Vice President
Tel:     212-407-0997
Fax:     212-407-7850
Email: mperez@santander.us

DnB Bank ASA, NEW YORK BRANCH

          Applicable Lending Office
DNB Bank ASA
200 Park Avenue, 31 floor, New York, N.Y 10166
Attn:     Einar Gulstad/ Andrea Ozbolt
Tel:    (832) 214-5810
Fax:    (832-214-5839
Email:  einar.gulstad@dnb.no / andrea.ozbolt@dnb.no

Notice Office
DNB Bank ASA
333 Clay street, suite 3950, Houston, TX 77002
Attn:    Alberto Caceda
Tel:    (832) 214-5807
Fax:    (832) 214-5839
Email:    alberto.caceda@dnbnor.no

DNB Capital LLC

Applicable Lending Office
DNB Capital LLC
200 Park Avenue, 31 floor, New York, N.Y 10166
Attn:     Einar Gulstad/ Andrea Ozbolt
Tel:    (832) 214-5810
Fax:    (832-214-5839
Email:  einar.gulstad@dnb.no / andrea.ozbolt@dnb.no

Notice Office
DNB Capital LLC
333 Clay street, suite 3950, Houston, TX 77002
Attn:    Alberto Caceda
Tel:    (832) 214-5807
Fax:    (832) 214-5839
Email:    alberto.caceda@dnbnor.no

THE BANK OF NOVA SCOTIA

Applicable Lending Office
40 King Street W
55th Floor
Toronto, ON
Canada M5H 1H1
Attn: Sandy Dewar
Tel: 416-350-5749

Fax:  416-350-1161
Email: sandy.dewar@scotiabank.com

Notice Office
720 King Street W
2nd Floor
Toronto, ON
Canada M5V 2T3
Attn: Nazmul Arefin
Tel: 212-225-5705
Fax: 212-225-5709
Email: nazmul.arefin@scotiabank.com

COBANK, ACB

Applicable Lending Office and Notice Office
5500 South Quebec Street
Greenwood Village, CO 80111
Attn: Michelle Alexander
Tel: (303) 740-4386
Fax: (303) 740-4021
Email: AlexanM@cobank.com

5500 South Quebec Street
Greenwood Village, CO 80111
Attn: Michael Gee
Tel: (303) 740-6535
Fax: (303) 224-2579
Email: mgee@cobank.com

CIT BANK

Applicable Lending Office and Notice Office
CIT Energy
11 West 42nd Street
New York, NY 10036
Attn: Joseph Gyurindak, Director
Head of Portfolio Management
Tel: (212) 461-5263
Fax: (212) 771-6023
Email: joseph.gyurindak@cit.com

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH

Applicable Lending Office and Notice Office

Credit:

527 Madison Ave.
NYC, NY 10022
Attn: Albert C. Tew II
Tel: (212) 303-9362
Fax: (212) 326-0564
Email: tew_albert@smtb.jp

Administrative:

527 Madison Ave.
NYC, NY 10022
Attn: Craig Buska
Tel: (212) 326-0528
Fax: (212) 418-4899
Email: buska_craig@smtb.jp

527 Madison Ave.
NYC, NY 10022
Attn: Yuri Tanaka
Tel: (212) 303-9385
Fax: (212) 418-4899
Email: tanaka_yuri@smtb.jp

ONEWEST BANK N.A.

Applicable Lending Office and Notice Office

2450 Broadway Ave., Suite 400
Santa Monica, CA 90404
Attn: Daniel Miller
First Vice President
Tel: (310) 449-2450
Fax: (866) 292-7389
Email: Daniel.Miller@owb.com

Appendix H

SEPARATENESS PROVISIONS

The Borrower Parties shall maintain their existence separate and distinct from any other Person, including taking the following actions:
II.     Maintaining in full effect each such party’s existence, rights and franchises as a limited liability company existing under the laws of the State of Delaware and obtaining and preserving their respective qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of its respective LLC Agreement and each other instrument or agreement necessary or appropriate to properly administer its respective LLC Agreement and permit and effectuate the transactions contemplated in its respective LLC Agreement;

III.    Maintaining their own deposit accounts, separate from those of the Pledgor and its respective Affiliates;

IV.    Conducting all material transactions between each Borrower Party and any of their respective Affiliates on an arm’s length basis on commercially reasonable terms;

V.    Allocating fairly and reasonably the cost of any shared office space with the Pledgor or any of its respective Affiliates;

VI.    Conducting their affairs separately from those of the Pledgor or any of its respective Affiliates and maintaining accurate and separate books, records and accounts;

VII.    Acting solely in their own limited liability company name and not that of any other Person, including the Pledgor or any of its respective Affiliates, and at all times use their own stationary, invoices and checks separate from those of the Pledgor and its respective Affiliates;

VIII.    Not holding itself out as having agreed to pay, or as being liable for, the obligations of the Pledgor or any of its respective Affiliates;

IX.    Not commingling their assets with those of any other Person;

X.    Paying their own obligations out of their own funds;

XI.    Observing all corporate formalities required under its LLC Agreement and, in the case of the Borrower, its Certificate of Formation, dated July 18, 2008 (as amended June 2, 2010), in the case of the Procurement Sub, its Certificate of Formation, dated June 2, 2010 and, in the case of the Project Owner, its Certificate of Formation, dated February 26. 2008;

XII.    Paying the salaries of their own employees;

XIII.    Not acquiring obligations of their members or any of their respective Affiliates;

XIV.    Each such Borrower Party holding itself out as a separate entity;

XV.    Not forming, acquiring or holding any subsidiaries;

XVI.    Paying their debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their own assets;

XVII.    Maintaining separate financial statements (including not listing its assets on the financial statements of any other Person); provided that Borrower Parties’ assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notations are made on such consolidated financial statements to indicate separateness of the Borrower Parties and such Affiliates and to indicate that the Borrower Parties’ assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on each Borrower Party’s own separate balance sheet; and

XVIII.    Filing each Borrower Party’s own tax returns (to the any such Borrower Party is required to file any such tax returns).

“LLC Agreement” means any of the Third Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of June 21, 2011, entered into by the Pledgor, the Third Amended and Restated Limited Liability Company Agreement of the Project Owner, dated as of June 21, 2011, entered into by the Borrower, or the Amended and Restated Limited Liability Company Agreement of the Procurement Sub, dated as of June 21, 2011, entered into by the Borrower, as applicable.

Appendix I

INDEPENDENT CONSULTANTS’ REPORTS

•	Independent Engineer

As set forth in the Independent Engineer’s Report - El Segundo Energy Center, dated August 23, 2011, by SAIC Energy, Environmental & Infrastructure, LLC.

•	Insurance Consultant

As set forth in the Insurance Report on El Segundo Power Project, dated August 23, 2011, by Moore-McNeil, LLC.

Appendix J

MAJOR MILESTONE DATE Extensions

Scheduled Delivery Dates (as currently defined in the Equipment Services Agreement)
Scheduled Delivery Date for Gas Turbine Longitudinal	March 2, 2012	April 1, 2012
Scheduled Delivery Date for Gas Turbine Step Up Transformer	March 13, 2012	April 11, 2012
Scheduled Delivery Date for Gas Turbine Generator	March 5, 2012	April 3, 2012
Scheduled Delivery Date for GT Electrical Package	February 29, 2012	March 29, 2012
Scheduled Delivery Date for HRSG First Delivery Structural Steel	December 2, 2011	January 1, 2012
Scheduled Delivery Date for HRSG Modules	March 7, 2012	March 7, 2012
Scheduled Delivery Date for Steam Turbine Assembly	June 1, 2012	June 1, 2012
Scheduled Delivery Date for Steam Turbine Generator	June 1, 2012	June 1, 2012
Scheduled Delivery Date for ACHE First Delivery Structural Steel	January 1, 2012	February 1, 2012
Scheduled Delivery Date for ACHE Air Cooler Fan Assembly	May 28, 2012	June 25, 2012
Mechanical Completion Guaranteed Dates (as currently defined in the BOP Contract)
Mechanical Completion Guaranteed Date for HRSG Hydro Final Flush	September 18, 2012	November 18, 2012
Mechanical Completion Guaranteed Date for CTG First Fire	October 21, 2012	December 21, 2012
Mechanical Completion Guaranteed Date for STG Synchronization	December 19, 2012	February 18, 2013
Substantial Completion Guaranteed Date (as currently defined in the Equipment Services Agreement)	May 31, 2013	May 31, 2013

Appendix K

TERM CONVERSION OPINION MATTERS

I.	Addressees:
To the Secured Parties and the Agent Referred to Below
c/o Credit Agricole Corporate and Investment Bank, as Administrative Agent
1301 Avenue of the Americas New York, NY 10019-6022

II.	Opinion Parties: The Borrower Parties, the Pledgor and any other Affiliate of the Borrower that is a party to any Transaction Document.

III.	Opinion Documents: Additional Project Documents

IV.	Opinion Laws: Federal, California, New York and Delaware

V.	Opinions:

A.	Corporate Housekeeping Opinions
Each of the opinions set forth in the in-house opinion referenced in Section 4.1(m)(i) of the Credit Agreement.

B.	Enforceability, No Violation of Laws and No Consents
Each of the opinions set forth in paragraphs (a) and (b) of the opinion of Jones Day referenced in Section 4.1(m)(ii) of the Credit Agreement.

C.	Federal Energy Regulatory; Federal Permitting
The Borrower has filed with FERC a Notice of Self-Certification as an EWG and FERC has issued a Notice of Effectiveness with respect thereto, and such Notice of Effectiveness is final and in full force and effect.
Each of the opinions set forth in paragraphs (8), (9) and (10) of the opinion of Jones Day referenced in Section 4.1(m)(iii) of the Credit Agreement.

D.	Environmental; State Energy Regulatory; State and Local Permitting
Each of the opinions set forth in the opinion of Stoel Rives LLP referenced in Section 4.1(m)(iv) of the Credit Agreement, in each case, as they relate to the use, owernship and/or operation of the Project; provided, that the first sentence of paragraph C4 shall be modified as follows:
“Each of the permits set forth in Part B of Schedule I is not required to be obtained as of the date of this opinion and is not obtainable until after a period of operations.”

Exhibit 21 to
Credit Agreement

[FORM OF BORROWING REQUEST]

INCREMENTAL TRANCHE A BORROWING REQUEST

[_____ __], 20[__] 1

ING Capital LLC,
as Administrative Agent for the Lenders party
to the Credit Agreement referred to below

1325 Avenue of the Americas
New York, NY 10019
Attn: Patrick Kennedy

Ladies and Gentlemen:

The undersigned, NRG WEST HOLDINGS LLC, refers to the Amended and
Restated Credit Agreement dated as of _______, 2015 (as amended, supplemented, revised or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined) among, inter alia, the undersigned, ING Capital LLC, as
Administrative Agent and each of the financial institutions from time-to-time party thereto as
Lenders and Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Sections 3.3(b)
and 4.7(c) of the Credit Agreement, that the undersigned hereby requests a Borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.3(b) of the Credit
Agreement:

(i) The Business Day of the Proposed Borrowing is [_____ __], 20[__].

(ii) The aggregate principal amount of the Proposed Borrowing is:

$[__________].

(iii) The Proposed Borrowing is to consist of [Base Rate][LIBOR] Loans.

[(iv) The initial Interest Period for the Proposed Borrowing is [__] month[s] and such Interest Period shall expire [_____ __], 20[__].]2
(v) The Proposed Borrowing is to be disbursed as set forth on Exhibit A attached hereto.

1At least three Business Days prior to the date of Proposed Borrowing in the case of LIBOR Loans. At least one Business Day prior to the date of Proposed Borrowing in the case of Base Rate Loans
2 To be included for a Proposed Borrowing of LIBOR Loans.

Exhibit 21 to
Credit Agreement

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The date of the Proposed Borrowing is a Business Day;

(B) Each of the conditions precedent contained in Section 4.7 of the Credit
Agreement has been fully satisfied;

(C) the representations and warranties of each Borrower Party set forth in the
Financing Documents to which it is a party are true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on and as of such date (or if expressly stated to have been made as of an earlier date, were true and correct as of such date);

(D) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof;
(E) the proceeds of the Incremental Tranche A Term Loans shall be used solely to pay the costs and expenses associated with Amendment No. 5 and the transactions contemplated thereby and in the Credit Agreement in connection with the
Repricing Date; and

(F) the undersigned is an Authorized Officer of the Borrower.

Very Truly Yours,

NRG WEST HOLDINGS LLC

By:
Name:
Title:

Exhibit 21 to
Credit Agreement

Exhibit A

[Attach Flow of Funds]